EXHIBIT 99.1

Table of Contents

Audited Consolidated Financial Statements of NV Energy, Inc. and its subsidiaries for the year ended December 31, 2012	2

Unaudited Consolidated Financial Statements of NV Energy, Inc. and its subsidiaries for the quarter ended September 30, 2013	59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
NV Energy, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of NV Energy, Inc. and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NV Energy, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2013 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 26, 2013

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in Thousands, Except Share Amounts)

	Year Ended December 31,
	2012	2011	2010

OPERATING REVENUES	$2,979,177	$2,943,307	$3,280,222

OPERATING EXPENSES:
Fuel for power generation	565,381	680,585	821,484
Purchased power	603,999	633,874	648,881
Gas purchased for resale	74,352	125,155	137,702
Deferred energy	(106,728)	(83,333)	113,107
Energy efficiency program costs	96,677	43,537	-
Other operating expenses	412,372	411,115	414,241
Maintenance	109,725	103,307	104,567
Depreciation and amortization	377,640	357,937	333,059
Taxes other than income	60,696	60,465	62,746
Total Operating Expenses	2,194,114	2,332,642	2,635,787
OPERATING INCOME	785,063	610,665	644,435

OTHER INCOME (EXPENSE):
Interest expense
(net of AFUDC-debt: $7,493, $8,718, and $23,355)	(299,484)	(328,710)	(333,010)
Interest income (expense) on regulatory items	(7,721)	(4,115)	(3,695)
AFUDC-equity	9,146	10,873	28,112
Other income	24,299	10,558	28,019
Other expense	(22,765)	(48,924)	(23,113)
Total Other Income (Expense)	(296,525)	(360,318)	(303,687)
Income Before Income Tax Expense	488,538	250,347	340,748

Income tax expense	166,592	86,915	113,764

NET INCOME	321,946	163,432	226,984

Other comprehensive income (loss):
Change in compensation retirement benefits liability and amortization
(Net of taxes $838, $202, and $217 in 2012, 2011 and 2010, respectively)	(1,598)	(357)	(403)
Change in market value of risk management assets and liabilities
(Net of taxes $283, $369, and $0 in 2012, 2011 and 2010, respectively)	(539)	(686)	-
OTHER COMPREHENSIVE INCOME (LOSS)	(2,137)	(1,043)	(403)

COMPREHENSIVE INCOME	$319,809	$162,389	$226,581

Amount per share basic and diluted (Note 14)
Net income per share - basic	$1.37	$0.69	$0.97
Net income per share - diluted	$1.35	$0.69	$0.96

Weighted Average Shares of Common Stock Outstanding - basic	235,840,558	235,847,596	235,048,347
Weighted Average Shares of Common Stock Outstanding - diluted	237,883,881	237,767,071	236,294,812
Dividends Declared Per Share of Common Stock	$0.64	$0.49	$0.45

The accompanying notes are an integral part of the financial statements.

NV ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$298,271	$145,944
Accounts receivable less allowance for uncollectible accounts:
2012 - $8,748; 2011 - $8,150	373,099	355,091
Materials, supplies and fuel, at average cost	138,337	129,663
Current income taxes receivable	-	82
Deferred income taxes (Note 9)	60,592	104,958
Other current assets	40,750	36,782
Total Current Assets	911,049	772,520

Utility Property:
Plant in service	12,031,053	11,923,717
Construction work-in-progress	708,109	487,427
Total (Note 1)	12,739,162	12,411,144
Less accumulated provision for depreciation	3,313,188	3,184,071
Total Utility Property, Net	9,425,974	9,227,073

Investments and other property, net (Note 4)	56,660	57,021

Deferred Charges and Other Assets:
Deferred energy (Note 3)	87,072	102,525
Regulatory assets (Note 3)	1,132,768	1,218,128
Regulatory asset for pension plans (Note 3)	281,195	215,656
Other deferred charges and assets	89,418	74,206
Total Deferred Charges and Other Assets	1,590,453	1,610,515

TOTAL ASSETS	$11,984,136	$11,667,129

(Continued)

NV ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31,
	2012	2011
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current maturities of long-term debt (Note 6)	$356,283	$139,985
Accounts payable	332,245	312,990
Accrued expenses	127,693	128,144
Deferred energy (Note 3)	136,865	245,164
Other current liabilities	66,221	65,572
Total Current Liabilities	1,019,307	891,855

Long-term debt (Note 6)	4,669,798	5,008,931

Commitments and Contingencies (Note 12)

Deferred Credits and Other Liabilities:
Deferred income taxes (Note 9)	1,470,973	1,338,511
Deferred investment tax credit	13,538	16,140
Accrued retirement benefits	162,260	92,351
Regulatory liabilities (Note 3)	550,687	486,259
Other deferred credits and liabilities	540,202	427,003
Total Deferred Credits and Other Liabilities	2,737,660	2,360,264

Shareholders' Equity:
Common stock, $1.00 par value; 350 million shares authorized; 235,999,750 issued
for 2012 and 2011; 235,079,156 and 235,999,750 outstanding for 2012 and 2011, respectively	236,000	236,000
Treasury stock at cost, 920,594 shares and 0 shares for 2012 and 2011, respectively	(16,804)	-
Other paid-in capital	2,712,943	2,713,736
Retained earnings	635,303	464,277
Accumulated other comprehensive loss	(10,071)	(7,934)
Total Shareholders' Equity	3,557,371	3,406,079

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,984,136	$11,667,129

The accompanying notes are an integral part of the financial statements.

	(Concluded)

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:
Net Income	$321,946	$163,432	$226,984
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	377,640	357,937	333,059
Deferred taxes and deferred investment tax credit	186,712	88,445	129,231
AFUDC-equity	(9,146)	(10,873)	(28,112)
Deferred energy	(92,847)	(55,429)	147,497
Gain on sale of asset	(4,384)	-	(7,575)
Amortization of other regulatory assets	163,479	166,095	110,654
Deferred rate increase	3,830	79,866	(8,343)
Other, net	(29,382)	20,346	(8,399)
Changes in certain assets and liabilities:
Accounts receivable	(19,310)	215	52,238
Materials, supplies and fuel	(8,297)	(14,747)	9,167
Other current assets	(3,969)	5,548	1,969
Accounts payable	12,405	17,466	28,070
Accrued retirement benefits	(10,120)	(26,845)	(18,476)
Other current liabilities	4,627	(14,449)	2,945
Other deferred assets	(3,926)	(6,430)	(6,111)
Other regulatory assets	(13,727)	(113,568)	(77,893)
Other deferred liabilities	(982)	1,369	(453)
Net Cash from Operating Activities	874,549	658,378	886,452

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:
Additions to utility plant (excluding AFUDC-equity)	(498,893)	(620,516)	(629,496)
Proceeds from sale of asset	-	166,603	18,225
Customer advances for construction	(1,548)	(7,762)	(11,142)
Contributions in aid of construction	86,171	106,050	63,330
Investments and other property - net	246	498	(8,974)
Net Cash used by Investing Activities	(414,024)	(355,127)	(568,057)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of costs	130,485	579,820	985,419
Retirement of long-term debt	(270,959)	(701,244)	(1,180,646)
Settlement of interest rate lock	-	(14,944)	-
Sale of common stock	2,307	8,459	6,114
Common stock repurchased	(19,111)	-	-
Dividends paid	(150,920)	(115,587)	(105,799)
Net Cash used by Financing Activities	(308,198)	(243,496)	(294,912)

Net Increase in Cash and Cash Equivalents	152,327	59,755	23,483
Beginning Balance in Cash and Cash Equivalents	145,944	86,189	62,706
Ending Balance in Cash and Cash Equivalents	$298,271	$145,944	$86,189

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for:
Interest	$292,561	$314,401	$336,668
Income taxes	$151	$576	$754
Significant non-cash transactions:
Accrued construction expenses as of December 31,	$176,940	$195,511	$86,127
Capital lease obligations incurred	$-	$-	$15,336
Transfer of assets to accounts receivable	$-	$-	$16,830

The accompanying notes are an integral part of the financial statements.

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in Thousands, Except Share Amounts)

							Accumulated
	Common	Common	Treasury	Treasury	Other		Other	Total
	Stock	Stock	Stock	Stock	Paid-in	Retained	Comprehensive	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
December 31, 2009	234,834,169	$234,834	-	$-	$2,700,329	$295,247	$(6,488)	$3,223,922
Net Income	-	-	-	-	-	226,984	-	226,984
Employee Benefits	488,384	489	-	-	5,620	-	-	6,109
Common Stock issuance costs	-	-	-	-	(27)	-	-	(27)
Tax benefit from stock options exercised	-	-	-	-	32	-	-	32
Change in compensation retirement benefits liability and amortization (net of taxes $217)	-	-	-	-	-	-	(403)	(403)
Dividends Declared	-	-	-	-	-	(105,799)	-	(105,799)
December 31, 2010	235,322,553	235,323	-	-	2,705,954	416,432	(6,891)	3,350,818
Net Income	-	-	-	-	-	163,432	-	163,432
Employee Benefits	677,197	677	-	-	7,782	-	-	8,459
Change in compensation retirement benefits liability and amortization (net of taxes $202)	-	-	-	-	-	-	(357)	(357)
Change in market value of risk management assets and liabilities (net of taxes $ 369)	-	-	-	-	-	-	(686)	(686)
Dividends Declared	-	-	-	-	-	(115,587)	-	(115,587)
December 31, 2011	235,999,750	236,000	-	-	2,713,736	464,277	(7,934)	3,406,079
Net Income	-	-	-	-	-	321,946	-	321,946
Tax benefit from stock options exercised	-	-	-	-	5	-	-	5
Employee Benefits	-	-	171,706	3,127	(798)	-	-	2,329
Change in compensation retirement benefits liability and amortization (net of taxes $838)	-	-	-	-	-	-	(1,598)	(1,598)
Change in market value of risk management assets and liabilities (net of taxes $283)	-	-	-	-	-	-	(539)	(539)
Common stock repurchased	-	-	(1,092,300)	(19,931)	-	-	-	(19,931)
Dividends Declared	-	-	-	-	-	(150,920)	-	(150,920)
December 31, 2012	235,999,750	$236,000	(920,594)	$(16,804)	$2,712,943	$635,303	$(10,071)	$3,557,371

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies for both utility and non-utility operations are as follows:

Basis of Presentation

The consolidated financial statements include the accounts of NV Energy, Inc. and its wholly-owned subsidiaries, NPC, SPPC, Sierra Pacific Communications, Lands of Sierra, Inc., NVE Insurance and Sierra Gas Holding Company.  All intercompany balances and intercompany transactions have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities.  These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period.  Actual results could differ from these estimates.

NPC is an operating public utility that provides electric service in Clark County in southern Nevada.  The assets of NPC represent approximately 72% of the consolidated assets of NVE at December 31, 2012.  NPC provides electricity to approximately 850,000 customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base.  The consolidated financial statements of NPC include its wholly-owned subsidiary, NEICO.

SPPC is an operating public utility that provides electric service in northern Nevada and previously provided service to northeastern California.  SPPC also provides natural gas service in the Reno/Sparks area of Nevada.  The assets of SPPC represent approximately 28% of the consolidated assets of NVE at December 31, 2012.  SPPC provides electricity to approximately 324,000 customers in an approximate 42,000 square mile service area including western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko.  On January 1, 2011, SPPC sold its California Assets, as discussed in Note 15, Assets Held for Sale. SPPC also provides natural gas service in Nevada to approximately 153,000 customers in an area of about 800 square miles in the Reno and Sparks areas.  The consolidated financial statements of SPPC include the accounts of SPPC’s wholly-owned subsidiaries, PPC, PPIC and GPSF-B.

The Utilities’ accounts are maintained in accordance with the Uniform System of Accounts prescribed by the FERC.

Reclassifications

Financial statement line items for current and long-term risk management liabilities from prior periods have been combined with Other current liabilities and Other deferred credits and liabilities lines to conform with current year presentation. In addition, interest on regulatory items other than deferred charges has been classified from Other income, Other expense to Interest income (expense) on regulatory items. The reclassifications have not affected previously reported reports of operations, statements of financial position or shareholders’ equity.

NVE and SPPC Balance Sheet Corrections

During the fourth quarter of 2012, SPPC discovered an error in its calculation of deferred income taxes and the related income tax regulatory asset specific to amounts associated with AFUDC-equity resulting in an understatement of both regulatory assets and deferred tax liabilities of the same amount.  NVE and SPPC have corrected the December 31, 2011 consolidated balance sheets to increase the regulatory assets and deferred income tax liabilities by $32.0 million, which did not result in a change to net assets. NVE and SPPC’s Statements of Comprehensive Income, Equity and Cash Flow were not impacted.  December 31, 2011 and 2010 amounts for Assets, in Note 2, Segment Information, for both NVE and SPPC were also adjusted by $32.0 million and $30.6 million, respectively. Additionally, December 31, 2011 amounts for Regulatory assets, Income taxes, in the Other Regulatory Assets tables for both NVE and SPPC in Note 3, Regulatory Actions, and related deferred tax amounts in Note 9, Income Taxes (Benefits), have been adjusted. Management has concluded that this correction is immaterial.

Regulatory Accounting and Other Regulatory Assets

The Utilities’ rates are subject to the approval of the PUCN and are designed to recover the cost of providing generation, transmission and distribution services.  As a result, the Utilities qualify for the application of regulatory accounting treatment as allowed by the Regulated Operations Topic of the FASC.   This statement recognizes that the rate actions of a regulator can provide reasonable assurance of the existence of an asset and requires the deferral of incurred costs that would otherwise be charged to expense where it is probable that future revenue will be provided to recover these costs.  The accounting guidance prescribes the method to be used to record the financial transactions of a regulated entity.  The criteria for applying the accounting for regulated operations include the following: (i) rates are set by an independent third party regulator; (ii) regulated rates are designed to recover the specific costs of the regulated products or services; and (iii) it is reasonable to assume that rates are set at levels that recovered costs can be charged to and collected from customers.  Management periodically assesses whether the requirements for application of regulatory accounting treatment as allowed by the Regulated Operations Topic of the FASC are satisfied.

Regulatory assets represent incurred costs that have been deferred because it is probable they will be recovered through future rates collected from customers.  If at any time the incurred costs no longer meet these criteria, these costs are charged to earnings.  Regulatory liabilities generally represent obligations to make refunds to customers for previous collections, except for cost of removal which represents the cost of removing future electric and gas assets.  Management believes the existing regulatory assets are probable of recovery either because the Utilities received prior PUCN approval or due to regulatory precedent set for similar circumstances.  Included in Note 3, Regulatory Actions, are details of other regulatory assets and liabilities, and their current regulatory treatment.

Equity Carrying Charges

In accordance with various regulatory orders, the Utilities record carrying charges as allowed by the Regulated Operations Topic of the FASC.  However, for financial reporting purposes the amounts representing equity carrying charges are not recognized until collected through regulated rates.  As of December 31, 2012 and 2011, NPC and SPPC have accumulated approximately $11.1 million and $0.6 million, and $12.7 million and $0.9 million, respectively, of equity related carrying charges that will be recognized into income when the corresponding regulatory assets primarily related to NPC’s deferred rate increase, the Lenzie Generating Station and the Utilities’ conservation programs are collected through rates.  For further information, see Note 3, Regulatory Actions, Other Regulatory Assets table.

Deferred Energy Accounting

Nevada and California statutes permit regulated utilities to adopt deferred energy accounting procedures.  However, on January 1, 2011, SPPC sold its California Assets, as disclosed in Note 15, Assets Held for Sale. The intent of these procedures is to ease the effect on customers of fluctuations in the cost of purchased gas, fuel and purchased power.

Under deferred energy accounting, to the extent actual fuel and purchased power costs exceed fuel and purchased power costs recoverable through current rates that excess is not recorded as a current expense on the statement of operations but rather is deferred and recorded as an asset on the balance sheet in accordance with the provisions of the Regulated Operations Topic of the FASC.  Conversely, a liability is recorded to the extent fuel and purchased power costs recoverable through current rates exceed actual fuel and purchased power costs.  These excess amounts are reflected in adjustments to rates and recorded as revenue or expense in future time periods, subject to PUCN review.

Nevada law requires the Utilities file annual DEAA applications and provides that the PUCN may not allow the recovery of any costs for purchased fuel or purchased power “that were the result of any practice or transaction that was undertaken, managed or performed imprudently by the electric utility.”  Nevada law also specifies that fuel and purchased power costs include all costs incurred to purchase fuel, to purchase capacity and to purchase energy.  The Utilities also record and are eligible under the statute to recover a carrying charge on such deferred balances.  The Utilities may also file to reset BTERs quarterly, based on the last 12 months fuel and purchased power costs. Additionally, Nevada regulations allow an electric or gas utility that adjusts its BTER on a quarterly basis to request PUCN approval to make quarterly changes to its DEAA rate if the request is in the public interest. The Utilities are still required to file an annual DEAA case to review costs for prudency and reasonableness, and if any costs are disallowed on such grounds, the disallowance will be incorporated into the next subsequent quarterly rate change. See Note 3, Regulatory Actions for details regarding deferred energy balances.

Energy Efficiency Implementation Rate (EEIR) and Energy Efficiency Program Rate (EEPR)

In July 2010, regulations were adopted by the Legislature that authorizes an electric utility to recover lost revenue that is attributable to the measurable and verifiable effects associated with the implementation of efficiency and conservation programs approved by the PUCN. As a result, the Utilities file annually in March, to adjust rates and set a clearing rate or EEIR effective in October of the same year for over or under collected balance, similar to the deferred energy mechanism discussed above. In addition, the regulation approved the transition of the recovery for the implementation costs of energy efficiency programs from general rates (filed every 3 years) to recovery through annual rate filings annually in March, to adjust rates and set a clearing rate or EEPR effective in October of the same year for over or under collected balance, similar to the deferred energy mechanism discussed above. See Note 3, Regulatory Actions for details regarding EEIR and EEPR balances.

Materials, Supplies and Fuel

Generally, materials and supplies include the average cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, at weighted average cost when installed. Fuel inventory includes the average cost of coal, natural gas and oil. Fuel is charged to inventory when purchased and then expensed as used in energy costs and recovered by the Utilities through BTER rates approved by the PUCN.

Utility Plant

The cost of additions, including betterments and replacements of units of property, are charged to utility plant.  When units of property are replaced, renewed or retired, their cost plus removal or disposal costs, less salvage proceeds, are charged to accumulated depreciation.  The cost of current repairs and minor replacements are charged to maintenance expense when incurred, with the exception of long term service agreements.  These agreements may have annual payment amounts for repairs which could vary over the life of the agreement between maintenance expense and amounts to be capitalized.  To ensure consistency in annual expense for rate making purposes, the amounts to be charged to maintenance expense are smoothed over the life of the contract, with an offset to a regulatory asset or liability account.  Amounts prepaid for capital expenditure are recorded in a prepaid asset account.

In addition to direct labor and material costs, certain other direct and indirect costs are capitalized.  The indirect construction overhead costs capitalized are based upon the following cost components: the cost of time spent by administrative and supervision employees in planning and directing construction; property taxes; employee benefits including such costs as pensions, postretirement and post-employment benefits, vacations and payroll taxes; and an AFUDC which includes the cost of debt and equity capital associated with construction activity.

Included in Total Utility Property, net, as Electric and Natural Gas Distribution assets are the net carrying values of the remaining meters subject to early retirement under the NV Energize program for NPC and SPPC. In accordance with a PUCN order, the net carrying values are reclassified to a regulatory asset at the time of retirement. NPC and SPPC expect full recovery of the regulatory assets through the Utilities’ regulatory proceedings.

Utility Property

NVE, NPC and SPPC’s gross utility property and CWIP are divided into the following major classes at December 31 (dollars in millions):

	2012			2011
	NVE	NPC	SPPC	NVE	NPC	SPPC
Electric Generation assets	$4,766	$3,706	$1,060	$4,791	$3,724	$1,067
Electric Transmission assets	1,867	1,189	678	1,853	1,183	670
Electric Distribution assets	4,142	2,886	1,256	4,108	2,874	1,234
Electric General, Intangible plant	685	583	102	659	564	95
Electric CWIP	683	568	115	443	353	90
Natural Gas Distribution assets	341	—	341	312	—	312
Natural Gas General, Intangible plant	13	—	13	3	—	3
Natural Gas CWIP	6	—	6	14	—	14
Common General, Intangible Plant	218	—	218	197	—	197
Common CWIP	18	0	18	31	0	31
Total Utility Property, Gross	$12,739	$8,932	$3,807	$12,411	$8,698	$3,713

AFUDC

AFUDC represents the cost of borrowed funds and, where appropriate, the cost of equity funds used for construction purposes in accordance with rules prescribed by the FERC and the PUCN. AFUDC is capitalized in the same manner as construction labor and material costs, however, with an offsetting credit to “other income” for the portion representing the cost of equity funds; and as a reduction of interest charges for the portion representing borrowed funds. Recognition of this item as a cost of utility plant is in accordance with established regulatory ratemaking practices. Such practices are intended to permit the Utility to earn a fair return on, and recover in rates charged for utility services, all capital costs. This is accomplished by including such costs in the rate base and in the provision for depreciation. NPC’s AFUDC rate used during 2012, 2011 and 2010 were 8.09%, 8.47% and 8.32% respectively. SPPC’s AFUDC rates used during 2012, 2011 and 2010 were 7.86% (Electric), 5.15% (Gas) and 7.59% (Common), 7.86% (Electric) and 5.15% (Gas), and 7.85%, respectively. (In 2012 and 2011, separate rates were calculated for common due to different rates of return allowed by PUCN Docket 10-06002 for electric and gas). As specified by the PUCN, certain projects may be assigned a lower or higher AFUDC rate due to specific interest-rate financings directly associated with those projects.

Depreciation

Substantially all of the Utilities’ plant is subject to the ratemaking jurisdiction of the PUCN or the FERC. Depreciation expense is calculated using the straight-line composite method over the estimated remaining service lives of the related properties, which approximates the anticipated physical lives of these assets in most cases. NPC’s depreciation provision, as authorized by the PUCN and stated as a percentage of the average depreciable property balances for those years, was approximately 3.22%, 3.04% and 2.99% during 2012, 2011 and 2010, respectively. SPPC’s depreciation provision for 2012, 2011 and 2010, as authorized by the PUCN and stated as a percentage of the average cost of depreciable property, was approximately 2.94%, 2.89% and 3.02%, respectively.

The average estimated useful life for each major class of utility property, plant and equipment are as follows:

Estimated Useful Lives
	NPC	SPPC
Electric Generation	25 to 125 years	25 to 125 years
Electric Transmission	45 to 65 years	50 to 70 years
Electric Distribution	20 to 65 years	30 to 65 years
Gas Distribution	N/A	40 to 70 years
General Plant	5 to 65 years	5 to 65 years

Impairment of Long-Lived Assets

NVE, NPC and SPPC evaluate on an ongoing basis the recoverability of its assets for impairments whenever events or changes in circumstance indicate that the carrying amount may not be recoverable as described in the Property, Plant and Equipment Topic of the FASC.

Cash and Cash Equivalents

Cash is comprised of cash on hand and working funds.  Cash equivalents consist of high quality investments in money market funds with maturities of 90 days or less and do not have any withdrawal restrictions.

Allowance for Uncollectible Accounts

The allowance for uncollectible accounts is based on the Utilities' estimate of the collectability of amounts owed by customers.  This estimate is primarily derived from historical write-off trends applied to the previous five months of revenue and accounts receivable balances.  The Utilities' also have the ability to assess deposits on customers who have delayed payments or who are deemed to be a credit risk.  Accounts receivable are shown on the balance sheet net of the allowance for uncollectible accounts.

Federal Income Taxes

NVE and the Utilities file a consolidated federal income tax return. Current income taxes are allocated based on NVE’s and each Utility’s respective taxable income or loss and tax credits as if each Utility filed a separate return.

NVE and the Utilities recognize deferred tax liabilities and assets for the future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are also recorded for deductions incurred and credits earned that have not been utilized in tax returns filed or to be filed for tax years through the date of the financial statements. Management considers estimates of the amount and character of future taxable income by tax jurisdiction in assessing the likelihood of realization of deferred tax assets.  If it is not more likely than not that a deferred tax asset will be realized in its entirety, a valuation allowance is recorded with respect to the portion estimated not likely to be realized.

Tax benefits associated with income tax positions taken, or expected to be taken, in a tax return are recorded only when the more-likely-than-not recognition threshold is satisfied and measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.  NVE and the Utilities classify interest and penalties associated with unrecognized tax benefits as interest and other expense, respectively, within the income statement. No interest expense or penalties associated with unrecognized tax benefits have been recorded.

The Utilities reduce rates to reflect the current tax benefits associated with recognizing certain tax deductions sooner than when the expenses are recognized for financial reporting purposes. A regulatory asset is recorded for these amounts to reflect the future increases in income taxes payable that will be recovered from customers when these temporary differences reverse. The Utilities have been fully normalized since 1987. AFUDC-equity is recorded on an after-tax basis. Accordingly, a regulatory asset is recorded when AFUDC-equity is recognized. This regulatory asset reverses as the related plant is depreciated, resulting in an increase to the tax provision.

The Utilities also record regulatory liabilities for obligations to reduce rates charged customers for deferred taxes recovered from customers in prior years at corporate tax rates higher than the current tax rates. The reduction in rates charged customers will occur as the temporary differences resulting in the excess deferred tax liabilities reverse.

Investment tax credits are deferred and amortized over the estimated service lives of the related properties.

Revenues

Unbilled

Revenues related to the sale of energy are recorded based on meter reads, which occur on a systematic basis throughout a month, rather than when the service is rendered or energy is delivered.  At the end of each month, the energy delivered to the customers from the date of their last meter read to the end of the month is estimated and the corresponding unbilled revenues are calculated.  These estimates of unbilled sales and revenues are based on the ratio of billable days versus unbilled days, amount of energy procured and generated during that month, historical customer class usage patterns, line loss and the Utilities’ current tariffs.  Accounts receivable as of December 31, 2012, included unbilled receivables of $86 million and $50 million for NPC and SPPC, respectively.  Accounts receivable as of December 31, 2011, included unbilled receivables of $93 million and $51 million for NPC and SPPC, respectively.

Asset Retirement Obligations

The Asset Retirement and Environmental Liabilities Topic of the FASC provides accounting requirements for the recognition and measurement of liabilities associated with the retirement of tangible long-lived assets.  Under the accounting guidance, these liabilities are recognized in other deferred credits and liabilities at fair value as incurred and capitalized as part of the cost of the related tangible long-lived assets.  Accretion of the liabilities due to the passage of time is classified as an operating expense.  Retirement obligations associated with long-lived assets included within the scope of the accounting guidance are those for which a legal obligation exists under enacted laws, statutes written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

Management’s methodology to assess its legal obligation included an inventory of assets by company, system and components and a review of rights of way and easements, regulatory orders, leases and federal, state and local environmental laws.  Management identified a legal obligation to retire generation plant assets specified in land leases for NPC’s jointly-owned Navajo Generating Station and the Higgins Generating Station.  Provisions of the lease require the lessees to remove the facilities upon request of the lessors at the expiration of the leases. Additionally, management has determined evaporative ponds, dry ash landfills, fuel storage tanks, asbestos and oils treated with Poly Chlorinated Biphenyl to have met the conditional asset retirement obligations as defined in the Asset Retirement and Environmental Liabilities Topic of the FASC.

The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of asset retirement obligation for the years presented below (dollars in thousands):

	NVE		NPC		SPPC
	2012	2011	2012	2011	2012	2011
ARO balance at January 1	$70,984	$55,204	$61,020	$47,128	$9,964	$8,076
Liabilities incurred in current period	—	3,282	—	3,282	—	—
Liabilities settled in current period	—	(6,996)	—	(6,996)	—	—
Accretion expense	4,064	3,866	3,453	3,348	611	518
Revision in estimated cash flows	145	16,391	(4,002)	15,021	4,147	1,370
Gain/Loss on settlement	—	(763)	—	(763)	—	—
ARO balance at December 31	$75,193	$70,984	$60,471	$61,020	$14,722	$9,964

Cost of Removal

In addition to the legal asset retirement obligations booked under the accounting guidance for asset retirement obligations, the Utilities have accrued for the cost of removing non-legal retirement obligations of other electric and gas assets.  The amounts of such accruals included in regulatory liabilities in 2012 are approximately $252.6 million and $204.4 million for NPC and SPPC, respectively.  In 2011, the amounts were approximately $232.0 million and $189.9 million for NPC and SPPC, respectively.

Derivatives and Hedging Activities

NVE and the Utilities apply the accounting guidance as required by the Derivatives and Hedging Topic of the FASC. The accounting guidance for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, measure those instruments at fair value, and recognize changes in the fair value of the derivative instruments in earnings in the period of change, unless the derivative meets certain defined conditions and qualifies as an effective hedge. The accounting guidance for derivative instruments also provides a scope exception for commodity contracts that meet the normal purchase and sales criteria specified in the standard.  The normal purchases and normal sales exception requires, among other things, physical delivery in quantities expected to be used or sold over a reasonable period in the normal course of business.  Contracts that are designated as normal purchases and normal sales are accounted for under deferred energy accounting and not recorded on the consolidated balance sheets of NVE and the Utilities at fair value.

Commodity Risk

The energy supply function encompasses the reliable and efficient operation of the Utilities' generation, the procurement of all fuels and power and resource optimization (i.e., physical and economic dispatch) and is exposed to risks relating to, but not limited to, changes in commodity prices.  NVE and the Utilities' objective in using derivative instruments is to reduce exposure to energy price risk.  Energy price risks result from activities that include the generation, procurement and sale of power and the procurement and sale of natural gas.  Derivative instruments used to manage energy price risk from time to time may include: forward contracts, which involve physical delivery of an energy commodity; over-the-counter options with financial institutions and other energy companies, which mitigate price risk by providing the right, but not the requirement, to buy or sell energy related commodities at a fixed price; and swaps, which require the Utilities to receive or make payments based on the difference between a specified price and the actual price of the underlying commodity. These contracts may assist the Utilities reduce the risks associated in volatile electricity and natural gas markets. As of December 31, 2012, the Utilities were not parties to such derivative transactions.

Interest Rate Risk

NVE and the Utilities may enter into interest rate swap agreements to manage existing and future fixed rate interest rate exposure in an effort to lower overall borrowing costs.  These transactions are discussed further in Note 6, Long Term Debt, under the respective financing agreements as applicable.

Variable Interest Entities

NVE and the Utilities continually perform an analysis to determine whether their variable interests give them controlling financial interest in a VIE which would require consolidation. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both the following characteristics: a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. To identify potential variable interests, management reviews contracts under leases, long term purchase power contracts, tolling contracts and jointly owned facilities.  The Utilities identified certain long-term purchase power contracts that could be defined as variable interests. However, the Utilities are not the primary beneficiary as defined above, as they primarily lacked the power to direct the activities of the entity, including the ability to operate the generating facilities and make management decisions. The Utilities' maximum exposure to loss is limited to the cost of replacing these purchase power contracts if the providers are unable to deliver power.  However, the Utilities believe their exposure is mitigated as they would likely recover these costs through their deferred energy accounting mechanism.  As of December 31, 2012, the carrying amount of assets and liabilities in the Utilities’ balance sheets that relate to their involvement with VIEs are predominately related to working capital accounts and generally represent the amounts owed by the Utilities for the deliveries associated with the current billing cycle under the contracts.

Franchise Fees and Universal Energy Charges

NPC and SPPC, as agents for some state and local governments collect from customers franchise fees and universal energy charges levied by the state or local governments on our customers.  NPC and SPPC present such fees on a net basis, as such, fees are excluded from revenue and expense.

NOTE 2.    SEGMENT INFORMATION

The Utilities operate three regulated business segments, NPC electric, SPPC electric and SPPC natural gas service, which are reported in accordance with Segment Reporting of the FASC. Electric service is provided to Las Vegas and surrounding Clark County by NPC, and to northern Nevada by SPPC. Natural gas services are provided by SPPC in the Reno-Sparks area of Nevada. Other information includes amounts below the quantitative thresholds for separate disclosure.

Operational information of the different business segments is set forth below based on the nature of products and services offered. NVE evaluates performance based on several factors, of which the primary financial measure is business segment gross margin. Gross margin, which the Utilities calculate as operating revenues less energy and energy efficiency program costs, provides a measure of income available to support the other operating expenses of the Utilities. Energy efficiency program costs are conservation costs being recovered from ratepayers through EEPR revenues which were implemented in July 2011. Costs incurred prior to the implementation of the EEPR are recovered through general rates and amortized to other operating expense. The EEPR mechanism is designed such that conservation costs are equal to revenues collected and any under/over collection is deferred as a regulatory asset/liability until rates are reset. As a result, amounts related to EEPR do not have an effect on gross margin, operating income or net income.

Operating expenses are provided by segment in order to reconcile to operating income as reported in the consolidated financial statements for the years ended December 31 (dollars in thousands):

2012
							SPPC
	NVE	NVE	NPC	SPPC	SPPC	SPPC	Reconciling
	Consolidated	Other	Electric	Total	Electric	Gas	Eliminations(1)
Operating Revenues	$2,979,177	$16	$2,145,241	$833,920	$725,874	$108,046

Energy Costs:
Fuel for power generation	565,381	-	407,687	157,694	157,694	-
Purchased power	603,999	-	472,715	131,284	131,284	-
Gas purchased for resale	74,352	-	-	74,352	-	74,352
Deferred energy	(106,728)	-	(67,976)	(38,752)	(26,369)	(12,383)
Energy efficiency program costs	96,677	-	81,845	14,832	14,832	-
Total Costs	1,233,681	-	894,271	339,410	277,441	61,969

Gross Margin	$1,745,496	$16	$1,250,970	$494,510	$448,433	$46,077

Other operating expenses	412,372	4,960	267,720	139,692
Maintenance	109,725	-	74,364	35,361
Depreciation and amortization	377,640	-	269,721	107,919
Taxes other than income	60,696	438	36,870	23,388

Operating Income	$785,063	$(5,382)	$602,295	$188,150

Assets	$11,984,136	$26,718	$8,641,145	$3,316,273	$2,919,362	$318,901	$78,010

Capital expenditures	$498,893	-	$287,598	$211,295	$190,702	$20,593

2011
							SPPC
	NVE	NVE	NPC	SPPC	SPPC	SPPC	Reconciling
	Consolidated	Other	Electric	Total	Electric	Gas	Eliminations(1)
Operating Revenues	$2,943,307	$15	$2,054,393	$888,899	$716,417	$172,482

Energy Costs:
Fuel for power generation	680,585	-	498,487	182,098	182,098	-
Purchased power	633,874	-	477,226	156,648	156,648	-
Gas purchased for resale	125,155	-		125,155		125,155
Deferred energy	(83,333)	-	(16,300)	(67,033)	(65,445)	(1,588)
Energy efficiency program costs	43,537	-	37,292	6,245	6,245
Total Costs	1,399,818	-	996,705	403,113	279,546	123,567

Gross Margin	$1,543,489	$15	$1,057,688	$485,786	$436,871	$48,915

Other operating expense	411,115	4,289	260,127	146,699
Maintenance	103,307	-	64,320	38,987
Depreciation and amortization	357,937	-	252,191	105,746
Taxes other than income	60,465	290	37,254	22,921

Operating Income	$610,665	$(4,564)	$443,796	$171,433

Assets	$11,667,129	$8,523	$8,442,597	$3,216,009	$2,844,718	$308,272	$63,019

Capital expenditures(2)	$620,516	-	$475,118	$145,398	$132,083	$13,315

2010
							SPPC
	NVE	NVE	NPC	SPPC	SPPC	SPPC	Reconciling
	Consolidated	Other	Electric	Total	Electric	Gas	Eliminations(1)
Operating Revenues	$3,280,222	$23	$2,252,377	$1,027,822	$836,879	$190,943

Energy Costs:
Fuel for power generation	821,484	-	588,419	233,065	233,065	-
Purchased power	648,881	-	505,239	143,642	143,642	-
Gas purchased for resale	137,702	-		137,702		137,702
Deferred energy	113,107	-	94,843	18,264	8,475	9,789
Total Costs	1,721,174	-	1,188,501	532,673	385,182	147,491

Gross Margin	$1,559,048	$23	$1,063,876	$495,149	$451,697	$43,452

Other operating expenses	414,241	3,760	260,535	149,946
Maintenance	104,567	-	71,759	32,808
Depreciation and amortization	333,059	-	226,252	106,807
Taxes other than income	62,746	235	37,918	24,593

Operating Income	$644,435	$(3,972)	$467,412	$180,995

Assets	$11,700,283	$20,822	$8,301,824	$3,377,637	$3,047,184	$296,810	$33,643

Capital expenditures(2)	$629,496	$(13,094)	$499,374	$143,216	$131,579	$11,637

(1)	The reconciliation of segment assets at December 31, 2012, 2011, and 2010 to the consolidated total includes the following unallocated amounts:

		2012	2011	2010
	Other investments	$6,499	$5,901	$5,956
	Cash	60,786	55,195	9,552
	Deferred charges-other	10,725	1,923	18,135
		$78,010	$63,019	$33,643

(2)	The capital expenditures for NVE Other at December 31, 2010 includes $13.1 million proceeds from the sale of assets between SPPC and SPCOM.

NOTE 3.    REGULATORY ACTIONS

The Utilities are subject to the jurisdiction of the PUCN and in the case of SPPC in prior years, the CPUC with respect to rates, standards of service, siting of and necessity for generation and certain transmission facilities, accounting, issuance of securities and other matters with respect to electric distribution and transmission operations.  However, on January 1, 2011, SPPC sold its California Assets, as discussed further in Note 15, Assets Held for Sale, and therefore is no longer subject to the jurisdiction of the CPUC. Under federal law, the Utilities are subject to certain jurisdictional regulation, primarily by the FERC.  The FERC has jurisdiction under the Federal Power Act with respect to rates, service, interconnection, accounting and other matters in connection with the Utilities’ sale of electricity for resale and interstate transmission.

As a result of regulation, the Utilities are required to file annual electric and gas DEAA, EEIR and EEPR cases by March 1, and triennial GRCs.  In addition, the Utilities may also file quarterly DEAA and BTER updates for the Utilities’ electric and gas departments. Reference Note 1, Summary of Significant Accounting Policies for further discussion of the various rate components. Detailed below are Deferred Energy Costs which relate to the DEAA and BTER filings and further below are other regulatory assets and liabilities which primarily relate to the GRCs.  Additionally, significant pending or settled rate cases are discussed below.

The following deferred energy amounts were included in the consolidated balance sheets as of December 31 for the years shown below (dollars in thousands):

	2012
	NVE Total	NPC Electric	SPPC Electric	SPPC Gas
Deferred Energy
Cumulative Balance authorized in 2012 DEAA	$(262,845)	$(177,336)	$(56,422)	$(29,087)
2012 Amortization	293,185	185,339	78,601	29,245
2012 Deferred Energy Over Collections(1)	(182,221)	(109,121)	(54,872)	(18,228)
Deferred Energy Balance at December 31, 2012 - Subtotal	$(151,881)	$(101,118)	$(32,693)	$(18,070)
Reinstatement of deferred energy (effective 6/07, 10 years)	102,088	102,088	-	-
Total Deferred Energy	$(49,793)	$970	$(32,693)	$(18,070)

Deferred Assets
Deferred energy	$87,072	$87,072	$-	$-
Current Liabilities
Deferred energy	(136,865)	(86,102)	(32,693)	(18,070)
Total Net Deferred Energy	$(49,793)	$970	$(32,693)	$(18,070)

(1)	These deferred energy over collections are subject to quarterly rate resets as discussed in Note 1, Summary of Significant Accounting Policies, Deferred Energy Accounting.

	2011
	NVE Total	NPC Electric	SPPC Electric	SPPC Gas
Deferred Energy
Cumulative Balance authorized in 2011 DEAA	$(334,102)	$(189,032)	$(115,955)	$(29,115)
2011 Amortization	247,489	120,340	104,909	22,240
2011 Deferred Energy Over Collections(1)	(173,466)	(106,022)	(45,291)	(22,153)
Deferred Energy Balance at December 31, 2011 - Subtotal	$(260,079)	$(174,714)	$(56,337)	$(29,028)
Reinstatement of deferred energy (effective 6/07, 10 years)	117,440	117,440	-	-
Total Deferred Energy	$(142,639)	$(57,274)	$(56,337)	$(29,028)

Deferred Assets
Deferred energy	$102,525	$102,525	$-	$-
Current Liabilities
Deferred energy	(245,164)	(159,799)	(56,337)	(29,028)
Total Net Deferred Energy	$(142,639)	$(57,274)	$(56,337)	$(29,028)

(1)	Refer to "Settled Regulatory Actions" below for separate discussions regarding NPC and SPPC's 2012 DEAA rate filings.

As discussed in Note 1, Summary of Significant Accounting Policies, regulatory assets represent incurred costs that have been deferred because it is probable they will be recovered through future rates collected from customers.  If at any time the incurred costs no longer meet these criteria, these costs are charged to earnings.  Regulatory liabilities generally represent obligations to make refunds to customers for previous collections, except for cost of removal which represents the cost of removing future electric and gas assets.  Management regularly assesses whether the regulatory assets are probable of future recovery by considering actions of regulators, current laws related to regulation, applicable regulatory environment changes and the status of any current, pending or potential legislation.  Detailed below are Other Regulatory Assets and Liabilities included in the balance sheet of NVE, NPC and SPPC and their current regulatory treatment as of December 31 (dollars in thousands):

	NVE
	OTHER REGULATORY ASSETS AND LIABILITIES
	As of December 31, 2012
	Remaining	Receiving Regulatory Recovery			Pending			As of
DESCRIPTION	Amortization	Earning a		Not Earning	Regulatory		2012	December 31, 2011
	Period	Return	(1)	a Return	Review		Total	Total
Regulatory assets
Loss on reacquired debt	Term of Related Debt	$66,911		$-	$-		$66,911	$72,408
Income taxes	Various	-		269,693	-		269,693	283,315
Merger costs	Various thru 2046	-		257,185	-		257,185	268,668
Lenzie Generating Station	2042	-		65,139	-		65,139	67,351
Mohave Generating Station and deferred costs	2017	6,931		10,545	4,230	(2)	21,706	24,160
Piñon Pine	Various thru 2029	25,805		3,837	-		29,642	34,393
Asset retirement obligations		-		-	66,559	(2)	66,559	67,891
Conservation programs	Various thru 2017	110,246		-	12,310	(3)	122,556	158,447
EEPR	Various thru 2014	4,744		-	-		4,744	30,379
EEIR	Various thru 2014	12,597		-	-		12,597	14,062
Ely Energy Center	2017	-		19,503	34,359	(2)	53,862	57,966
Legacy Meters		-		-	64,112	(2)	64,112	21,777
Renewable energy programs	Various thru 2014	23,703		-	-		23,703	29,592
Peabody coal costs		-		18,305	-		18,305	17,899
Deferred Rate Increase	2013	8,550		-	-		8,550	12,177
Other costs	Various thru 2031	21,451		17,745	8,308	(2)(3)	47,504	57,643
Subtotal		$280,938		$661,952	$189,878		$1,132,768	$1,218,128
Pensions		281,195		-	-		281,195	215,656
Total regulatory assets		$562,133		$661,952	$189,878		$1,413,963	$1,433,784

Regulatory liabilities
Cost of removal	Various	$457,074		$-	$-		$457,074	$422,033
Income taxes	Various	-		15,142	-		15,142	17,433
Gain on property sales	2013	2,222		-	27,300		29,522	37,288
EEPR	2014	34,727	(4)	-	-		34,727	-
EEIR	2014	6,790	(4)	-	-		6,790	-
Renewable energy programs	2014	460	(4)	-	-		460	1,046
Other	Various thru 2043	5,400		-	1,572	(3)	6,972	8,459
Total regulatory liabilities		$506,673		$15,142	$28,872		$550,687	$486,259

	NPC
	OTHER REGULATORY ASSETS AND LIABILITIES
	As of December 31, 2012
	Remaining	Receiving Regulatory Recovery			Pending			As of
DESCRIPTION	Amortization	Earning a		Not Earning	Regulatory		2012	December 31, 2011
	Period	Return	(1)	a Return	Review		Total	Total
Regulatory assets
Loss on reacquired debt	Term of Related Debt	$37,821		$-	$-		$37,821	$39,958
Income taxes	Various	-		169,211	-		169,211	178,060
Merger costs	Various thru 2044	-		161,833	-		161,833	168,212
Lenzie Generating Station	2042	-		65,139	-		65,139	67,351
Mohave Generating Station and deferred costs	Various thru 2017	6,931		10,545	4,230	(2)	21,706	24,160
Asset retirement obligations		-		-	58,368	(2)	58,368	60,797
Conservation programs	Various thru 2017	99,671		-	7,511	(3)	107,182	133,889
EEPR	Various thru 2014	4,174		-	-		4,174	25,250
EEIR	Various thru 2014	9,302		-	-		9,302	12,342
Ely Energy Center	2017	-		19,503	22,815	(2)	42,318	46,373
Legacy Meters		-		-	61,420	(2)	61,420	21,777
Renewable energy programs	Various thru 2014	9,495		-	-		9,495	10,694
Peabody coal costs		-		18,305	-		18,305	17,899
Deferred Rate Increase	2013	8,550		-	-		8,550	12,177
Other costs	2017	9,578		14,319	5,292	(2)(3)	29,189	34,050
Subtotal		$185,522		$458,855	$159,636		$804,013	$852,989
Pensions		136,682		-	-		136,682	108,528
Total regulatory assets		$322,204		$458,855	$159,636		$940,695	$961,517

Regulatory liabilities
Cost of removal	Various	$252,648		$-	$-		$252,648	$232,093
Income taxes	Various	-		4,707	-		4,707	5,798
Gain on property sales		-		-	27,300		27,300	32,844
EEPR	2014	29,808	(4)	-	-		29,808	-
EEIR	2014	6,790	(4)	-	-		6,790	-
Other	Various thru 2018	639		-	1,508	(3)	2,147	4,216
Total regulatory liabilities		$289,885		$4,707	$28,808		$323,400	$274,951

	SPPC
	OTHER REGULATORY ASSETS AND LIABILITIES
	As of December 31, 2012
	Remaining	Receiving Regulatory Recovery			Pending			As of
DESCRIPTION	Amortization	Earning a		Not Earning	Regulatory		2012	December 31, 2011
	Period	Return	(1)	a Return	Review		Total	Total
Regulatory assets
Loss on reacquired debt	Term of Related Debt	$29,090		$-	$-		$29,090	$32,450
Income taxes	Various	-		100,482	-		100,482	105,255
Merger costs	Various thru 2046	-		95,352	-		95,352	100,456
Piñon Pine	Various thru 2029	25,805		3,837	-		29,642	34,393
Asset retirement obligations		-		-	8,191	(2)	8,191	7,094
Conservation programs	Various thru 2013	10,575		-	4,799	(3)	15,374	24,558
EEPR	Various thru 2014	570		-	-		570	5,129
EEIR	Various thru 2014	3,295		-	-		3,295	1,720
Renewable energy programs	Various thru 2014	14,208		-	-		14,208	18,898
Ely Energy Center		-		-	11,544	(2)	11,544	11,593
Legacy Meters		-		-	2,692	(2)	2,692	-
Other costs	Various thru 2031	11,873		3,426	3,016	(2)(3)	18,315	23,593
Subtotal		$95,416		$203,097	$30,242		$328,755	$365,139
Pensions		140,268		-	-		140,268	104,159
Total regulatory assets		$235,684		$203,097	$30,242		$469,023	$469,298

Regulatory liabilities
Cost of removal	Various	$204,426		$-	$-		$204,426	$189,940
Income taxes	Various	-		10,435	-		10,435	11,635
Gain on property sales	2013	2,222		-	-		2,222	4,444
EEPR	2014	4,919	(4)	-	-		4,919	-
Renewable energy programs	2014	460	(4)	-	-		460	-
Other costs	Various thru 2043	4,761		-	64	(3)	4,825	5,289
Total regulatory liabilities		$216,788		$10,435	$64		$227,287	$211,308

(1)	Earning a return includes either a carrying charge on the asset/liability balance, or a return as a component of rate base.

(2)	Pending regulatory treatment includes either amounts which have prior regulatory precedent or have been approved and are subject to prudency review.

(3)	Assets which are allowed to earn a carrying charge until included in rates. Reference Note 1, Summary of Significant Accounting Policies, Equity Carrying Charges.

(4)	Liability balance represents amounts that have been overcollected.

Regulatory Actions

NPC

NPC 2012 DEAA, TRED and REPR, Rate Filings

In March 2012, NPC filed an application for the PUCN to review fuel and purchased power transactions for the 12-month period ending December 31, 2011, to reset the TRED and REPR rate elements and to retire the unamortized balance of NPC’s 2008 GRC deferred rate increase, as discussed below in NPC’s 2010 DEAA. In September 2012, the PUCN issued its final order which resulted in an increase in revenue requirement, as disclosed in the table below, for the 2008 GRC deferred rate increase, REPR and TRED effective October 2012. Included in its September order are immaterial adjustments to deferred fuel and purchase power balances and a requirement to increase the REPR rate to include prospective customer incentives associated primarily with its solar rebate programs.

NPC 2012 EEIR, EEPR Rate Filings

Subsequent to filing NPC’s DEAA, TRED, and REPR rate filings in March 2012, the PUCN issued a final order in NPC’s Annual Demand Side Management Update Report, requiring NPC to revise all lighting-specific calculations used in the EEIR and EEPR rate applications. As a result, the parties agreed to bifurcate the EEIR and EEPR portions of the March filing to allow NPC to amend the EEIR and EEPR rate requests using revised lighting-specific calculations and to hold a separate hearing on these components. In July 2012, NPC filed an amended EEIR and EEPR rate request. In December 2012, the PUCN issued its final order which resulted in an overall decrease in revenue requirement in EEIR and EEPR, as disclosed in the table below.

The PUCN approvals of the 2012 DEAA, TRED, REPR, EEIR and EEPR filings include the following (dollars in millions):

			Authorized		Present	$ Change in
		Effective	Revenue		Revenue	Revenue
		Date	Requirement		Requirement(3)	Requirement
Revenue Requirement Subject To Change:
	2008 GRC Deferred Rate Increase (1)	Oct. 2012	$11.5		$-	$11.5
	REPR (2)	Oct. 2012	37.4		8.5	28.9
	TRED (2)	Oct. 2012	15.3		18.0	(2.7)
	EEPR Base (2)	Jan. 2013	33.1		57.3	(24.2)
	EEPR Amortization (2)	Jan. 2013	8.9		21.2	(12.3)
	EEIR Base	Jan. 2013	11.0		16.8	(5.8)
	EEIR Amortization	Jan. 2013	10.4	(1)	4.8	5.6
	Total Revenue Requirement		$127.6		$126.6	$1.0

(1)	This rate request represents revenues previously recorded as a result of NPC's 2008 GRC. As such, NPC will not record further
	revenue related to this rate component, but will collect such amounts from its customers. Refer to Regulatory Actions, NPC 2012
	DEAA, below for further discussion.
(2)	Represents programs that require the Utilities to collect funds from customers for which the related costs are equal to the
	revenues collected. As a result, such programs have no effect on Operating or Net Income.
(3)	Represents present revenue requirement at the time of filing.

NPC 2011 GRC

In June 2011, NPC filed its statutorily required triennial GRC and updated the filing in August 2011. The filing, as updated requested an ROE of 11.25% and ROR of 8.64% and an increase to general revenues of $249.9 million. The PUCN issued its order in December 2011, which resulted in the following significant items:

•	Increase in general rates of $158.6 million, approximately an 8.3% overall increase effective January 1, 2012;

•	ROE and ROR of 10.0% and 8.09%, respectively;

•	Recovery of approximately $635.9 million, excluding AFUDC, for the 500 MW (nominally rated) expansion at the Harry Allen Generating Station;

•	Recovery of approximately $23.2 million for EEC project development costs;

•	Recovery of approximately $17.7 million for demand side management costs;

•	Recovery of approximately $12.7 million for Mohave Generating Station closure costs;

•	Postpone final regulatory treatment of EWAM Phase 1 of approximately $46.9 million pending project completion and prudency review of NPC’s subsequent GRC filing; and

•
Various other rate case adjustments for the Harry Allen Generating Station, Clark Peaking Units, and the EEC, offset by regulatory asset treatment for operating expenses for a net decrease to NVE’s fourth quarter 2011 consolidated net income of approximately $15.9 million before tax.

NPC 2011 DEAA, TRED, REPR, EEIR, EEPR Rate Filings

In March 2011, NPC filed an application to establish a new DEAA to refund over-collected purchased power and fuel costs and reset or establish several other rate elements (TRED, REPR, EEIR and EEPR). In September 2011, the PUCN accepted stipulations which resulted in an overall decrease in revenue requirement of approximately $78.6 million. The PUCN authorized the refund and recovery of the following amounts (dollars in millions):

			Authorized		Present	$ Change in
		Effective	Revenue		Revenue	Revenue
		Date	Requirement		Requirement(2)	Requirement
Revenue Requirement Subject To Change:
	DEAA	Oct. 2011	$(188.9)		$(101.0)	$(87.9)
	REPR	Oct. 2011	8.6		29.8	(21.2)
	TRED	Oct. 2011	18.1		16.3	1.8
	EEPR Base	Oct. 2011	58.4		58.4	-
	EEPR Amortization	Oct. 2011	21.3		-	21.3
	EEIR Base	Oct. 2011	17.1		14.5	2.6
	EEIR Amortization	Oct. 2011	4.8	(1)	-	4.8
	Total Revenue Requirement		$(60.6)		$18.0	$(78.6)

(1)	In accordance with Alternative Revenue Accounting, NPC recognized approximately $4.8 million in revenues pertaining to 2010.
	Based on the order from the PUCN in May 2011, which clarified the calculation of EEIR revenues, NPC does not expect to record
	further revenue from this rate request; however, NPC does expect to collect approximately $4.8 million from its customers.
(2)	Represents present revenue requirement at the time of filing.

NPC 2010 DEAA

In March 2010, NPC filed an application to create a new DEAA rate. In its application, NPC requested to refund $102 million of deferred fuel and purchased power costs. Separately, NPC filed a petition to offset the NPC DEAA over collection (credit balance) of $102 million against the deferred BTGR debit balance of $95.8 million. The BTGR debit balance of $95.8 million was a result of NPC’s 2008 GRC, which granted NPC approval to defer billings of its rate increase from July 1, 2009 to December 31, 2009 in a regulatory asset for which NPC recognized revenues in 2009. The PUCN consolidated both dockets for hearing purposes.

In September 2010, the PUCN accepted a stipulation for the DEAA and BTGR offset applications, which resulted in an overall revenue decrease of $9.2 million or 0.41% for the period October 1, 2010 through December 31, 2011.

Mohave Generating Station

NPC owns approximately 14% of the Mohave Generating Station. Southern California Edison is the operating partner of the Mohave Generating Station.

When operating, the Mohave Generating Station obtained all of its coal supply from a mine in northeast Arizona on lands of the Navajo Nation and the Hopi Tribe (the Tribes). This coal was delivered from the mine to the Mohave Generating Station by means of a coal slurry pipeline, which requires water that is obtained from groundwater wells located on lands of the Tribes in the mine vicinity.

The Grand Canyon Trust and Sierra Club filed a lawsuit in the U.S. District Court, District of Nevada in February 1998 against the owners (including NPC) of the Mohave Generating Station, alleging violations of the Clean Air Act regarding emissions of sulfur dioxide and particulates. An additional plaintiff, National Parks and Conservation Association, later joined the suit. In 1999, the plant owners and plaintiffs filed a settlement with the court, which resulted in a consent decree, approved by the court in November 1999. The consent decree established emission limits for sulfur dioxide and opacity and required installation of air pollution controls for sulfur dioxide, nitrogen oxides, and particulate matter. Pursuant to the decree, the Mohave Generating Station Units 1 and 2 ceased operations as of January 2006 as the new emission limits were not met. Due to the lack of resolutions regarding continual availability of the coal and water supply with the Tribes, the Owners did not proceed with the consent decree.

In December 2005, the Owners of the Mohave Generating Station suspended operation, pending resolution of these issues. However, in June 2006, majority stake holder Southern California Edison announced it would no longer participate in the efforts to return the plant to service. As a result, NPC decided it is not economically feasible to continue its participation in the project. In September 2006, Salt River’s co-tenancy agreement expired and the operating agreement between the Owners expired in July 2006. The Owners are discussing the negotiation of new agreements that would address the potential disposition of the assets and rights, title, interest and obligations in the Mohave Generating Station.

Included in other regulatory assets is approximately $6.9 million, which has been approved by the PUCN and included in rates. All other costs for Mohave Generating Station, including approximately $14.8 million of decommissioning costs were accumulated in other regulatory assets as incurred of which $10.5 million were approved by the PUCN, see the Other Regulatory Assets/Liabilities table above.

In June 2009, Southern California Edison announced that the Mohave Generating Station will be dismantled and its operating permits terminated following a December 2005 suspension of operations due to pending environmental matters. NPC believes it will continue to recover the costs for the Mohave Generating Station through the regulatory process and does not expect the dismantling of the plant to have a material impact on its financial condition.

SPPC

SPPC 2012 Electric DEAA, TRED and REPR Rate Filings

In March 2012, SPPC filed an application for the PUCN to review fuel and purchased power transactions for the 12-month period ending December 31, 2011 and to reset the TRED and REPR rate elements. In September 2012, the PUCN issued its final order which resulted in an increase in revenue requirement, as outlined in the table below, for the REPR and TRED effective October 2012. Included in its September order are immaterial adjustments to deferred fuel and purchase power balances and a requirement to increase the REPR rate to include prospective customer incentives associated primarily with its solar rebate programs.

SPPC 2012 EEIR, EEPR Rate Filings

Subsequent to filing SPPC’s DEAA, TRED, and REPR rate filings in March 2012, the PUCN issued a final order in SPPC’s Annual Demand Side Management Update Report, requiring SPPC to revise all lighting-specific calculations used in the EEIR and EEPR rate applications. As a result, the parties agreed to bifurcate the EEIR and EEPR portions of the March filing to allow SPPC to amend the EEIR and EEPR rate requests using revised lighting-specific calculations and to hold a separate hearing on these components. In July 2012, SPPC filed an amended EEIR and EEPR rate request. In December 2012, the PUCN issued its final order which resulted in a decrease in revenue requirement for EEIR and EEPR, as outlined in the table below.

The PUCN approvals of the 2012 DEAA, TRED, REPR, EEIR and EEPR filings include the following (dollars in millions):

			Authorized	Present	$ Change in
		Effective	Revenue	Revenue	Revenue
		Date	Requirement	Requirement(2)	Requirement
Revenue Requirement Subject To Change:
	REPR (1)	Oct. 2012	$43.3	$38.5	$4.8
	TRED (1)	Oct. 2012	6.1	9.2	(3.1)
	EEPR Base (1)	Jan. 2013	5.4	9.8	(4.4)
	EEPR Amortization (1)	Jan. 2013	1.7	4.7	(3.0)
	EEIR Base	Jan. 2013	4.9	3.1	1.8
	EEIR Amortization	Jan. 2013	1.9	0.5	1.4
	Total Revenue Requirement		$63.3	$65.8	$(2.5)

(1)	Represents programs that require the Utilities to collect funds from customers for which the related costs are equal to the revenues
	collected. As a result, such programs have no effect on Operating or Net Income.
(2)	Represents present revenue requirement at the time of filing.

SPPC 2012 Nevada Gas DEAA

In March 2012, SPPC filed an application for the PUCN to review the physical gas, transportation and financial gas transactions that were recorded during the 12-month period ending December 31, 2011 and to reset the REPR. In September 2012, the PUCN issued its final order which resulted in an overall increase of $0.2 million that was effective October 1, 2012.

SPPC 2011 Electric DEAA, TRED, REPR, EEIR, EEPR Rate Filings

In March 2011, SPPC filed an application to establish a new DEAA to refund over-collected purchased power and fuel costs and reset or establish several other rate elements (TRED, REPR, EEIR and EEPR). In September 2011, the PUCN accepted stipulations which resulted in an overall decrease in revenue requirement of approximately $8.2 million. The PUCN authorized refund and recovery of the following amounts (dollars in millions):

			Authorized		Present	$ Change in
		Effective	Revenue		Revenue	Revenue
		Date	Requirement		Requirement(2)	Requirement
Revenue Requirement Subject To Change:
	DEAA	Oct. 2011	$(115.9)		$(99.5)	$(16.4)
	REPR	Oct. 2011	38.0		36.6	1.4
	TRED	Oct. 2011	9.1		7.9	1.2
	EEPR Base	Oct. 2011	9.7		9.7	-
	EEPR Amortization	Oct. 2011	4.6		-	4.6
	EEIR Base	Oct. 2011	3.1		2.6	0.5
	EEIR Amortization	Oct. 2011	0.5	(1)	-	0.5
	Total Revenue Requirement		$(50.9)		$(42.7)	$(8.2)

(1)	In accordance with Alternative Revenue Accounting, SPPC recognized approximately $0.5 million in revenues pertaining to 2010.
	Based on the order from the PUCN in May 2011, which clarified the calculation of EEIR revenues, SPPC does not expect to record
	further revenue from this rate request; however, SPPC does expect to collect approximately $0.5 million from its customers.
(2)	Represents present revenue requirement at the time of filing.

SPPC 2011 Nevada Gas DEAA

In March 2011, SPPC filed an application to create a new DEAA rate to refund over-collected gas costs and to establish a new STPR (Solar Thermal Prospective Rate) to recover a legislatively mandated solar thermal program. In September 2011, the PUCN accepted stipulations which resulted in an overall decrease in revenue requirement of $12.1 million that was effective October 1, 2011.

SPPC 2010 Nevada Gas DEAA

In March 2010, SPPC filed an application to create a new DEAA rate. In September, the PUCN accepted a stipulation to decrease rates by $8.3 million, a decrease of 4.69%, while refunding approximately $17 million of deferred gas costs. The new DEAA rate became effective October 1, 2010.

SPPC 2010 Nevada Electric DEAA

In March 2010, SPPC filed an application to create a new DEAA rate. In September, the PUCN accepted a stipulation to decrease rates by $47.0 million, a decrease of 6.31%, while refunding $101 million of deferred fuel and purchased power costs. The new DEAA rate became effective October 1, 2010.

SPPC 2010 Electric GRC

In June 2010, SPPC filed its statutorily required GRC for its Nevada electric operations and further updated the filing in July and August 2010. The filing, as updated, requested an ROE of 10.75% and ROR of 8.14% and an increase to general revenues of $29.3 million.

The PUCN issued its order in December 2010, which resulted in the following significant items:

•	Increase in general rates by $13.1 million, approximately a 1.90% increase effective January 1, 2011;

•	ROE and ROR of 10.10% and 7.86%, respectively;

•	Authorized to recover new electric and common plant additions along with ordinary changes in operating expense, maintenance expense and administrative and general costs; and

•
Ordered to file a separate application concurrent with the filing of NPC’s GRC to determine the reasonableness of the EEC project development costs and propose reclassification of these costs from a deferred debit to a regulatory asset. Reference NPC’s 2011 GRC above for further discussion.

SPPC 2010 Gas GRC

In June 2010, SPPC filed a GRC for its gas operations and further updated the filing in July and August 2010. The filing, as updated, requested an ROE of 10.75% and ROR of 5.48% and an increase to general revenues of $4.3 million.

The PUCN issued its order in December 2010, which resulted in the following significant items:

•	Increase in general rates by $2.7 million, approximately a 1.93% increase effective January 1, 2011;

•	ROE and ROR of 10.00% and 5.15%, respectively; and

•	Authorized to recover new gas and common plant additions along with ordinary changes in operating expense, maintenance expense and administrative and general costs.

NPC and SPPC

Energy Efficiency Implementation Rate (EEIR) and Energy Efficiency Program Rate (EEPR)

EEIR

In 2009, the Legislature passed Senate Bill 358, which required the PUCN to adopt regulations authorizing an electric utility to recover lost revenue that is attributable to the measurable and verifiable effects associated with the implementation of efficiency and conservation programs approved by the PUCN. As a result, the PUCN opened Docket No. 09-07016 to amend and adopt the regulation. The regulation was adopted by the Legislature on July 22, 2010. Accordingly, as of August 1, 2010, the Utilities began recording the amount of additional revenues which are objectively determinable and probable of recovery and are attributable to reduced kWh sales related to energy efficiency programs, prior to their inclusion in rates in accordance with FASC 980-605-25, Alternative Revenue Programs.

In October 2010, the Utilities filed to set 2011 base rates effective mid-2011 to recover approximately $35.1 million and $7.6 million for NPC and SPPC, respectively, for estimated reduced kWh sales related to the Utilities’ energy efficiency programs. Annually, thereafter, the Utilities file in March, to adjust rates and set a clearing rate or EEIR for over or under collected balances, effective in October of the same year. In May 2011, the PUCN issued a final order on the October 2010 filing authorizing increases to the base rates of $14.5 million and $2.6 million for NPC and SPPC, respectively, effective July 1, 2011. As a result of the May order, in June 2011, NPC and SPPC recorded a pre-tax adjustment to earnings for revenue previously recorded of approximately $4.5 million and $4.1 million, respectively. As of December 31, 2011, NPC and SPPC recognized 2011 revenues of approximately $15.5 million and $2.5 million, respectively, of the authorized EEIR base amounts.

In March 2011 and 2012, the Utilities filed applications with their annual DEAA filings to reset the base rates and clear the accumulated regulatory asset accounts between January 1 and December 31, 2010 and 2011, respectively, with rates effective October 2011 and January 2013, respectively. Reference further discussion above at NPC and SPPC DEAA, TRED, REPR, EEIR, EEPR Rate Filings.

EEPR

In addition, the regulation approved the transition of the recovery of energy efficiency program costs from general rates (filed every 3 years) to recovery through independent annual rate filings. Accordingly, in their filing made in October 2010, the Utilities requested to set base rates beginning mid-2011 to recover the 2011 costs of implementing energy efficiency program costs of approximately $71.0 million and $12.1 million for NPC and SPPC, respectively. In May 2011, the PUCN issued a final order authorizing increases to the base rates of $58.4 million and $9.7 million for NPC and SPPC, respectively, effective July 1, 2011. As of December 31, 2011, NPC and SPPC recorded $37.3 million and $6.2 million respectively, of EEPR revenues. Costs accumulated between January 1 and December 31, 2010 and 2011, respectively, were requested for recovery in the March 2011 and 2012 filings with rates effective October 2011 and January 2013, respectively. Reference further discussion above at NPC and SPPC DEAA, TRED, REPR, EEIR, EEPR Rate Filings.

  Ely Energy Center

     In February 2011, NVE and the Utilities cancelled plans to construct the EEC due to increasing environmental and economic uncertainties. In June 2009, the Utilities filed to withdraw the initial construction application under the Utility Environmental Protection Act (UEPA) filed in 2006 due to postponing the construction of the EEC. The PUCN had previously approved the Utilities spending on development costs and farming assets for the EEC up to $130 million, of which the Utilities had spent and recorded as an other deferred asset approximately $58.0 million as of December 31, 2011. In compliance with the SPPC 2010 Electric GRC, SPPC filed a separate application concurrent with the filing of NPC’s GRC filed in June 2011, to determine the reasonableness of the EEC project development costs and farming assets and proposed reclassification of these costs from a deferred debit to a regulatory asset. In December 2011, the PUCN authorized recovery of approximately $23.2 million of the development costs for NPC and reclassification of $23.1 million of farming assets to a regulatory asset for NPC. The PUCN also authorized SPPC to reclassify approximately $11.6 million of development costs and farming assets to regulatory asset accounts. In accordance with NPC’s December 2011 GRC order, farming assets on NPC and SPPC are subject to prudence review in a subsequent filing to the PUCN.

FERC Matters

California Wholesale Spot Market Refunds

NPC and SPPC were participants in a FERC proceeding wherein California parties have been authorized to recalculate, or mitigate, the prices they paid for wholesale spot market power between October 2, 2000 and June 20, 2001.  Both of the Utilities made spot market sales that were eligible for mitigation. NPC and SPPC have negotiated a comprehensive settlement with the California parties and a FERC order on the joint offer of settlement was approved in February 2012.

NPC

At the time of the settlement the CAISO and CALPX owed NPC approximately $19 million (plus interest) for power delivered during the same timeframe, but which was being held pending resolution of the FERC proceedings, and for which NPC had fully reserved in 2001.  As a part of the settlement, NPC released these receivables to the California parties which resulted in reversal of the accounts receivable reserve as of December 31, 2011.

SPPC

At the time of the settlement the CAISO and CALPX owed SPPC approximately $1 million (plus interest) for power delivered during the same timeframe, but which was being held pending resolution of the FERC proceedings, and SPPC had recorded a reserve against the receivable in 2001.  As a part of the settlement, SPPC released these receivables to the California parties which resulted in reversal of the accounts receivable reserve as of December 31, 2011.

In 2009, SPPC recorded an additional $3 million liability for this item.

Settlement

As a result of the February 2012 FERC order, NPC and SPPC released to the California parties, NPC and SPPC’s claims to the receivables held by the CALPX and CAISO, plus interest therein, and, paid an immaterial cash amount.

NPC

NPC 2012 FERC Transmission Rate Case

In October 2012, NPC filed an application with the FERC to reset transmission and ancillary service rates that were last set in 2003. The rate changes requested in this filing would result in an overall annual revenue increase of $11.3 million. In December 2012, FERC issued an order which suspended certain rate increases until June 1, 2013 and accepted two proposed rate decreases effective January 1, 2013. All rates are subject to final approval by FERC in 2013.

SPPC

SPPC 2012 FERC Transmission Rate Case

In October 2012, SPPC filed an application with the FERC to reset transmission and ancillary service rates that were last set in 2007 and 2003, respectively. The rate changes requested in this filing would result in an overall annual revenue increase of $3.2 million. In December 2012, FERC issued an order which suspended certain rate increases until June 1, 2013 and accepted two proposed rate decreases effective January 1, 2013. All rates are subject to final approval by FERC in 2013.

NOTE 4.    INVESTMENTS IN SUBSIDIARIES AND OTHER PROPERTY

Investments in subsidiaries and other property consisted of the following as of December 31 (dollars in thousands):

	2012	2011
NVE
Investments held in Rabbi Trust(1)	$32,519	$29,182
Cash Value-Life Insurance	2,807	2,735
Non-utility property of NEICO	4,898	5,517
Property not designated for Utility use	16,083	19,235
Other non-utility property	353	352
Total investments and other property	$56,660	$57,021

	2012	2011
NPC
Investments held in Rabbi Trust(1)	$26,383	$23,675
Cash Value-Life Insurance	2,807	2,735
Non-utility property of NEICO	4,898	5,517
Property not designated for Utility use	15,720	18,841
Total investments and other property	$49,808	$50,768

	2012	2011
SPPC
Investments held in Rabbi Trust(1)	$6,136	$5,507
Property not designated for Utility use	363	394
Total investments and other property	$6,499	$5,901

(1)
Rabbi Trust assets represent non-qualified deferred compensation and certain defined benefit plans, which consist of actively traded money market and equity funds with quoted prices in active markets which are considered level 1 in the fair value hierarchy. The balance also includes life insurance policies, which are recorded at the cash surrender value of $19.9 million and $13.5 million at December 31, 2012 and 2011, respectively.

NOTE 5.     JOINTLY OWNED FACILITIES

At December 31, 2012 and 2011, NPC and SPPC owned the following undivided interests in jointly owned electric utility facilities (dollars in thousands):

	2012

		Plant in	Accumulated	Net Plant in
	% Owned	Service	Depreciation	Service	CWIP

NPC
Navajo Generating Station	11.3%	$253,711	$149,969	$103,742	$5,601
Reid Gardner Generating Station No. 4	32.2%	184,474	100,277	84,197	9,141
Silverhawk Generating Station	75.0%	247,581	53,235	194,346	2,358
		$685,766	$303,481	$382,285	$17,100
SPPC
Valmy Generating Station	50.0%	$336,038	$214,335	$121,703	$10,808

	2011
		Plant in	Accumulated	Net Plant in
	% Owned	Service	Depreciation	Service	CWIP

NPC
Navajo Generating Station	11.3%	$270,448	$148,582	$121,866	$1,117
Reid Gardner Generating Station No. 4	32.2%	171,485	97,042	74,443	7,600
Silverhawk Generating Station	75.0%	247,342	50,822	196,520	203
		$689,275	$296,446	$392,829	$8,920
SPPC
Valmy Generating Station	50.0%	$331,753	$215,642	$116,111	$6,682

The amounts for Navajo Generating Station include NPC’s share of transmission systems, general plant equipment and NPC’s share of the jointly owned railroad which delivers coal to the plant. Each participant provides its own financing for all these jointly owned facilities. NPC’s share of the operating expenses for these facilities is included in the corresponding operating expenses in its consolidated income statements.

Reid Gardner Generating Station Unit No. 4 is owned by the CDWR (67.8%) and Nevada Power Company (32.2%). Nevada power is operating agent. Contractually, NPC is entitled to receive 25 MW of base load capacity and 232 MW of peaking capacity, subject to certain operating limitations. NPC's share of the operating expenses for this facility is included in the corresponding operating expenses in its consolidated income statements. In June 2013, NPC will be required to pay CDWR a termination payment. After such payment is made, NPC will be 100% owner of Unit No. 4 and assume 100% of all operating and maintenance costs of the Unit.

NPC is the operator of the Silverhawk Generating Station, which is jointly owned with SNWA. NPC’s owns 75% and its share of direct operation and maintenance expenses is included in its accompanying consolidated income statements.

SPPC and Idaho Power Company each own an undivided 50% interest in the Valmy Generating Station, with each company being responsible for financing its share of capital and operating costs. SPPC is the operating agent of the plant for both parties. SPPC’s share of direct operation and maintenance expenses for the Valmy Generating Station are in included in its accompanying consolidated income statements.

NOTE 6.    LONG-TERM DEBT

NVE’s, NPC’s and SPPC’s long-term debt consists of the following as of December 31 (dollars in thousands):

	2012
		NVE				NVE
	Consolidated	Holding Co.	NPC	SPPC	Consolidated	Holding Co.	NPC	SPPC

Long-Term Debt:
Secured Debt
General and Refunding Mortgage
Securities
6.50% NPC Series I due 2012	$—	$—	$—	$—	$130,000	$—	$130,000	$—
5.875% NPC Series L due 2015	250,000	—	250,000	—	250,000	—	250,000	—
5.95% NPC Series M due 2016	210,000	—	210,000	—	210,000	—	210,000	—
6.65% NPC Series N due 2036	370,000	—	370,000	—	370,000	—	370,000	—
6.50% NPC Series O due 2018	325,000	—	325,000	—	325,000	—	325,000	—
6.75% NPC Series R due 2037	350,000	—	350,000	—	350,000	—	350,000	—
6.50% NPC Series S due 2018	500,000	—	500,000	—	500,000	—	500,000	—
7.375% NPC Series U due 2014	125,000	—	125,000	—	125,000	—	125,000	—
7.125% NPC Series V due 2019	500,000	—	500,000	—	500,000	—	500,000	—
5.375% NPC Series X due 2040	250,000	—	250,000	—	250,000	—	250,000	—
5.45% NPC Series Y due 2041	250,000	—	250,000	—	250,000	—	250,000	—
6.00% SPPC Series M due 2016	450,000	—	—	450,000	450,000	—	—	450,000
6.75% SPPC Series P due 2037	251,742	—	—	251,742	251,742	—	—	251,742
5.45% SPPC Series Q due 2013	250,000	—	—	250,000	250,000	—	—	250,000

Variable Rate Debt (Secured by
General and Refunding Mortgage
Securities)
NPC IDRB Series 2000A due 2020	98,100	—	98,100	—	98,100	—	98,100	—
NPC PCRB Series 2006 due 2036	37,700	—	37,700	—	37,700	—	37,700	—
NPC PCRB Series 2006A due 2032	37,975	—	37,975	—	37,975	—	37,975	—
SPPC PCRB Series 2006A due 2031	58,200	—	—	58,200	58,200	—	—	58,200
SPPC PCRB Series 2006B due 2036	75,000	—	—	75,000	75,000	—	—	75,000
SPPC PCRB Series 2006C due 2036	81,475	—	—	81,475	81,475	—	—	81,475

Senior Notes
6.25% NVE Senior Notes due 2020	315,000	315,000	—	—	315,000	315,000	—	—
2.81% NVE Term Loan due 2014	195,000	195,000	—	—	195,000	195,000	—	—

Obligations under capital leases	44,258	—	42,908	1,350	51,270	—	51,270	—
Unamortized bond premium and discount, net	1,631	—	(9,827)	11,458	(12,546)	—	(25,455)	12,909
Current maturities	(356,283)	—	(106,048)	(250,235)	(139,985)	—	(139,985)	—
Total Long-Term Debt	$4,669,798	$510,000	$3,230,808	$928,990	$5,008,931	$510,000	$3,319,605	$1,179,326

Maturities of Long-Term Debt

As of December 31, 2012, NPC’s, SPPC’s and NVE’s aggregate annual amount of maturities for long-term debt (including obligations related to capital leases) for the next five years and thereafter are shown below (dollars in thousands):

	NVE	NVE
	Consolidated	Holding Co.	NPC	SPPC
2013 (1)	$354,848	$-	$104,613	$250,235
2014	324,317	195,000	129,142	175
2015	251,746	-	251,567	179
2016	661,854	-	211,677	450,177
2017	1,934	-	1,753	181
	1,594,699	195,000	698,752	700,947
Thereafter	3,429,751	315,000	2,647,931	466,820
	5,024,450	510,000	3,346,683	1,167,767
Unamortized Premium (Discount) Amount	1,631	-	(9,827)	11,458
Total Debt	$5,026,081	$510,000	$3,336,856	$1,179,225

(1) Amounts may differ from current portion of long-term debt as reported on the consolidated balance sheet due to the timing difference of payments and the change in obligation.

Substantially all utility plant is subject to the liens of NPC’s and SPPC’s indentures under which their respective General and Refunding Mortgage bonds are issued.

Lease Commitments

•
In 1984, NPC entered into a 30-year capital lease for its Pearson Building with (5) five-year renewal options beginning in year 2015.  In February 2010, NPC amended this capital lease agreement to include the lease of the adjoining parking lot and to exercise, three of the five-year renewal options beginning in year 2015.  There remain two additional renewal options which could extend the lease an additional ten years.

•
In 2007, NPC entered into a 20-year lease, with three 10-year renewal options, to occupy land and building for its Beltway Complex, and operations center in southern Nevada.  As required by the Lease Topic of the FASC, NPC accounts for the building portion of the lease as a capital lease and the land portion of the lease as an operating lease.   NPC transferred operations to the facilities in June 2009.

•
The Utilities have Master leasing agreements of which various pieces of equipment qualify as capital leases.  The remaining equipment is treated as operating leases.  Lease terms average seven years under the master lease agreement.

Future cash payments for these capital leases, combined, as of December 31, 2012, were as follows (dollars in thousands):

2013	$10,156
2014	7,685
2015	5,074
2016	5,136
2017	5,164
Thereafter	56,591
Total minimum lease payments	$89,806

Less amounts representing interest	$(45,548)

Present value of net minimum lease payments	$44,258

Financing Transactions

NVE

$195 Million Term Loan Agreement

In October 2011, NVE entered into a $195 million 3-year term loan agreement (Term Loan). The Term Loan is an unsecured, single-draw loan that is due on October 7, 2014. The borrowing under the Term Loan bears interest at the LIBOR rate plus a margin. The current LIBOR margin rate is 2.00%. The margin varies based upon NVE’s long-term unsecured debt credit rating by S&P and Moody’s. However, NVE entered into a floating- for- fixed interest rate swap agreement to lock in an effective interest rate of 2.81% for the length of the Term Loan.

The Term Loan contains conditions of borrowing, events of default, and affirmative and negative covenants. The Term Loan includes (i) a financial covenant to maintain a ratio of total consolidated indebtedness to total consolidated capitalization, determined on the last day of each fiscal quarter, not to exceed 0.70 to 1.00 and (ii) a fixed charge covenant that requires NVE not to permit the fixed charge coverage ratio, determined on the last day of each fiscal quarter, to be less than 1.50 to 1.00.

Redemption of 6.75% Senior Notes

In November 2011, NVE used the proceeds of the Term Loan, plus cash on hand, to redeem its unsecured $191.5 million 6.75% Senior Notes (“Senior Notes”). The notes were redeemed at 102.25% of the stated principal amount plus accrued interest to the date of redemption. With this redemption, NVE and the Utilities are no longer subject to the restrictive covenants contained in the Senior Notes, which were more restrictive then the covenants described above for the Term Loan.

NPC

5.45% General and Refunding Mortgage Notes, Series Y

In May 2011, NPC issued and sold $250 million of its 5.45% General and Refunding Mortgage Notes, Series Y, due May 15, 2041. The approximately $248 million in net proceeds, plus a portion of the proceeds from a draw on NPC’s revolving credit facility, were utilized to pay at maturity NPC’s $350 million aggregate principal amount of 8.25% General and Refunding Mortgage Notes, Series A, which matured on June 1, 2011. In conjunction with this debt issuance, NPC entered into an interest rate swap hedging agreement with a notional principal amount of $250 million and a mandatory termination date of June 1, 2011. The interest rate swap agreement was entered into to effectively lock the interest rate of the U.S. Treasury component of the prospective General and Refunding Note issuance. The swap transaction was settled on May 9, 2011, when NPC launched and priced the Series Y Notes, resulting in a settlement payment amount of $14.9 million, which was recorded as a cost to issue in a deferred debit and will be amortized over the 30 year life of the Series Y Notes in accordance with past accounting precedent for our regulated Utilities.

General and Refunding Mortgage Notes, Series I

In April 2012, NPC used $120 million from its revolving credit facility along with $10 million cash on hand to pay for the maturity of its 6.5% General and Refunding Mortgage Notes, Series I, in an aggregate principal amount of $130 million.

$500 Million Revolving Credit Facility

In March 2012, NPC terminated its $600 million secured revolving credit facility which would have expired in April 2013 and replaced it with a $500 million secured revolving credit facility, for which borrowings mature in 2017. The fees on the $500 million revolving credit facility for the unused portion and on the amounts borrowed have decreased from the prior facility reflecting current market conditions. The Administrative Agent for the facility remains Wells Fargo Bank, N.A., and amounts due under the NPC Credit Agreement are collateralized by NPC’s general and refunding mortgage bonds.

The rate for outstanding loans under the revolving credit facility will be at either an applicable base rate (defined as the highest of the Prime Rate, the Federal Funds Rate plus 0.5% and the LIBOR Base Rate plus 1.0%) plus a margin, or a LIBOR rate plus a margin. The margin varies based upon NPC’s credit rating by S&P and Moody’s. Currently, NPC’s applicable base rate margin is 0.25% and the LIBOR rate margin is 1.25%. The rate for outstanding letters of credit will be at the LIBOR rate margin plus a fee for the issuing bank.

The $500 million revolving credit facility contains a provision which reduces the availability under the credit facility by the negative mark-to-market exposure for hedging transactions with credit facility lenders or their energy trading affiliates. The reduction in availability limits the amount that NPC can borrow or use for letters of credit and would require that NPC prepay any amount in excess of that limitation. The amount of the reduction is calculated by NPC on a monthly basis, and after calculating such reduction, the NPC Credit Agreement provides that the reduction in availability under the revolving credit facility to NPC shall in no event exceed 50% of the total commitments then in effect under the revolving credit facility. Currently, there are no negative mark-to-market exposures that would impact borrowings.

The NPC Credit Agreement contains one financial maintenance covenant that requires NPC to maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. In the event that NPC did not meet the financial maintenance covenant or there is a different event of default, the NPC Credit Agreement would restrict dividends to NVE. Moreover, so long as NPC’s senior secured debt remains rated investment grade by S&P and Moody’s (in each case, with a stable or better outlook), a representation concerning no material adverse change in NPC’s business, assets, property or financial condition would not be a condition to the availability of credit under the facility. In the event that NPC’s senior secured debt rating were rated below investment grade by either S&P or Moody’s, or investment grade by either S&P or Moody’s but with a negative outlook, a representation concerning no material adverse change in NPC’s business, assets, property or financial condition would be a condition to borrowing under the revolving credit facility.

The NPC Credit Agreement provides for an event of default if there is a failure under NPC’s other financing agreements to meet certain payment terms or to observe other covenants that would result in an acceleration of payments due.

The NPC Credit Agreement places certain restrictions on debt incurrence, liens and dividends.  These restrictions are discussed in Note 8, Debt Covenant and Other Restrictions.

SPPC

$250 Million Revolving Credit Facility

In March 2012, SPPC terminated its $250 million secured revolving credit facility which would have expired in April 2013 and replaced it with a $250 million secured revolving credit facility, for which borrowings mature in 2017. The fees on the $250 million revolving credit facility for the unused portion and on the amounts borrowed have decreased from the prior facility reflecting current market conditions. The Administrative Agent for the facility is Wells Fargo, N.A., and amounts due under the SPPC Credit Agreement are collateralized by SPPC’s general and refunding mortgage bonds.

The rate for outstanding loans under the revolving credit facility will be at either an applicable base rate (defined as the highest of the Prime Rate, the Federal Funds Rate plus 0.5% and the LIBOR Base Rate plus 1.0%) plus a margin, or a LIBOR rate plus a margin. The margin varies based upon SPPC’s credit rating by S&P and Moody’s. Currently, SPPC’s applicable base rate margin is 0.25%% and the LIBOR rate margin is 1.25%. The rate for outstanding letters of credit will be at the LIBOR rate margin plus a fee for the issuing bank.

The $250 million revolving credit facility contains a provision which reduces the availability under the credit facility by the negative mark-to-market exposure for hedging transactions with credit facility lenders or their energy trading affiliates. The reduction in availability limits the amount that SPPC can borrow or use for letters of credit and would require that SPPC prepay any amount in excess of that limitation. The amount of the reduction is calculated by SPPC on a monthly basis, and after calculating such reduction, the SPPC Credit Agreement provides that the reduction in availability under the revolving credit facility to SPPC shall in no event exceed 50% of the total commitments then in effect under the revolving credit facility. Currently, there are no negative mark-to-market exposures that would impact borrowings.

The SPPC Credit Agreement contains one financial maintenance covenant that requires SPPC to maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. In the event that SPPC did not meet the financial maintenance covenant or there is a different event of default, the SPPC Credit Agreement would restrict dividends to NVE. Moreover, so long as SPPC’s senior secured debt remains rated investment grade by S&P and Moody’s (in each case, with a stable or better outlook), a representation concerning no material adverse change in SPPC’s business, assets, property or financial condition would not be a condition to the availability of credit under the facility. In the event that SPPC’s senior secured debt rating were rated below investment grade by either S&P or Moody’s, or investment grade by either S&P or Moody’s but with a negative outlook, a representation concerning no material adverse change in SPPC’s business, assets, property or financial condition would be a condition to borrowing under the revolving credit facility.

The SPPC Credit Agreement provides for an event of default if there is a failure under SPPC’s other financing agreements to meet certain payment terms or to observe other covenants that would result in an acceleration of payments due.

The SPPC Credit Agreement places certain restrictions on debt incurrence, liens and dividends.  These limitations are discussed in Note 8, Debt Covenant and Other Restrictions.

NOTE 7.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, current assets, accounts receivable, accounts payable and current liabilities approximate fair value due to the short-term nature of these instruments. As reported in Note 4, Investments in Subsidiaries & Other Property, investments held in Rabbi Trust and cash surrender value of life insurance policies continue to be considered Level 1 and Level 2, respectively, in the fair value hierarchy.

The total fair value of NVE’s consolidated long-term debt at December 31, 2012, is estimated to be $5.9 billion based on quoted market prices for the same or similar issues or on the current rates offered to NVE for debt of the same remaining maturities. The total fair value was estimated to be $6.0 billion as of December 31, 2011.

The total fair value of NPC’s consolidated long-term debt at December 31, 2012, is estimated to be $4.1 billion based on quoted market prices for the same or similar issues or on the current rates offered to NPC for debt of the same remaining maturities. The total fair value was estimated to be $4.1 billion at December 31, 2011.

The total fair value of SPPC’s consolidated long-term debt at December 31, 2012, is estimated to be $1.3 billion based on quoted market prices for the same or similar issues or on the current rates offered to SPPC for debt of the same remaining maturities. The total fair value was estimated to be $1.3 billion as of December 31, 2011.

NOTE 8.    DEBT COVENANT AND OTHER RESTRICTIONS

Dividends from Subsidiaries

Since NVE is a holding company, substantially all of its cash flow is provided by dividends paid to NVE by NPC and SPPC on their common stock, all of which is owned by NVE.  In 2012, NPC and SPPC paid $184.0 million and $20.0 million in dividends, respectively, to NVE.

On February 7, 2013, NPC declared dividends to NVE of $50 million to NVE.

Limits on Restricted Payments

NVE

Dividends are considered periodically by NVE’s BOD and are subject to factors that ordinarily affect dividend policy, such as current and prospective earnings, current and prospective business conditions, regulatory factors, NVE’s financial conditions and other matters within the discretion of the BOD, as well as dividend restrictions set forth in NVE’s debt.  The BOD will continue to review the factors described above on a periodic basis to determine if and when it is prudent to declare a dividend on NVE’s Common Stock.  There is no guarantee that dividends will be paid in the future, or that, if paid; the dividends will be paid at the same amount or with the same frequency as in the past.  In February 2012, NVE declared a cash dividend of $0.13 per share and for each of May, August and November of 2012, NVE declared a cash dividend of $0.17 per share.  In February, 2013, NVE declared a cash dividend of $0.19 per share for common stock holders of record as of March 2013.

Dividend Restrictions Applicable to the Utilities

Since NVE is a holding company, substantially all of its cash flow is provided by dividends paid to NVE by NPC and SPPC on their common stock, all of which is owned by NVE.  Since NPC and SPPC are public utilities, they are subject to regulation by the PUCN, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay.  While the PUCN has in the past imposed a dividend restriction with respect to NPC and SPPC, as of December 31, 2012, there were no dividend restrictions imposed on the Utilities by the PUCN.

 In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid.  As a result of the Utilities’ credit rating on their senior secured debt being rated investment grade by S&P and Moody’s, these restrictions are suspended and no longer in effect so long as such debt remains investment grade by both rating agencies.  In addition to the restrictions imposed by specific agreements, the Federal Power Act prohibits the payment of dividends from “capital accounts.”  Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts.  If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to NVE could be jeopardized.

Ability to Issue Debt

   NVE

Certain debt of NVE contain conditions of borrowing, events of default, and affirmative and negative covenants. The most restrictive of which is the Term Loan, which includes (i) a financial covenant to maintain a ratio of total consolidated indebtedness to total consolidated capitalization, determined on the last day of each fiscal quarter, not to exceed 0.70 to 1.00 and (ii) a fixed charge covenant that requires NVE not to permit the fixed charge coverage ratio, determined on the last day of each fiscal quarter, to be less than 1.50 to 1.00.

 Under these covenant restrictions, as of December 31, 2012, NVE (consolidated) would be allowed to incur up to $3.3 billion of additional indebtedness, which includes the use of the Utilities revolving credit facilities. The amount of additional indebtedness allowed would likely be impacted if there is a change in current market conditions or material change in our financial condition.

NPC

NPC’s ability to issue debt is impacted by certain factors such as financing authority from the PUCN, financial covenants in its financing agreements and revolving credit facility agreements, and the terms of NVE’s Term Loan. As of December 31, 2012, the most restrictive of the factors below is the PUCN authority.  As such, NPC may issue up to $725 million in long-term debt, in addition to the use of its existing credit facilities.  However, depending on NVE’s or SPPC’s issuance of long-term debt or the use of the Utilities’ revolving credit facilities, the PUCN authority may not remain the most restrictive factor.  The factors affecting NPC’s ability to issue debt are further detailed below:

a.
Financing authority from the PUCN - As of December 31, 2012, NPC has financing authority from the PUCN for the period ending December 31, 2013, consisting of authority: (1) to issue additional long-term debt securities of up to $725 million; (2) to refinance up to approximately $322.5 million of long-term debt securities; and (3) ongoing authority to maintain a revolving credit facility of up to $1.3 billion.

b.
Financial covenants within NPC’s financing agreements - Under its $500 million revolving credit facility, NPC must maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. Based on December 31, 2012 financial statements, NPC was in compliance with this covenant and could incur up to $2.9 billion of additional indebtedness.

All other financial covenants contained in NPC’s financing agreements are currently suspended; as NPC’s senior secured debt is rated investment grade. However, if NPC’s senior secured debt ratings fall below investment grade by either Moody’s or S&P, NPC would again be subject to the limitations under these additional covenants; and

c.	Financial covenants within NVE’s Term Loan - As discussed in NVE’s Ability to Issue Debt, NPC is also subject to NVE’s cap on additional consolidated indebtedness of $3.3 billion.

Ability to Issue General and Refunding Mortgage Securities

To the extent that NPC has the ability to issue debt under the most restrictive covenants in its financing agreements and has financing authority to do so from the PUCN, NPC’s ability to issue secured debt is still limited by the amount of bondable property or retired bonds that can be used to issue debt under NPC’s Indenture.

NPC’s Indenture creates a lien on substantially all of NPC’s properties in Nevada.  As of December 31, 2012, $3.8 billion of NPC’s General and Refunding Mortgage Securities were outstanding.  NPC had the capacity to issue $1.6 billion of additional General and Refunding Mortgage Securities as of December 31, 2012.  That amount is determined on the basis of:

1.    70% of net utility property additions; and/or
2.    The principal amount of retired General and Refunding Mortgage Securities.

Property additions include plant-in-service and specific assets in CWIP.  The amount of bond capacity listed above does not include eligible property in CWIP.

NPC also has the ability to release property from the lien of NPC’s Indenture on the basis of net property additions, cash and/or retired bonds.  To the extent NPC releases property from the lien of NPC’s Indenture, it will reduce the amount of securities issuable under the Indenture.

SPPC

SPPC’s ability to issue debt is impacted by certain factors such as financing authority from the PUCN, financial covenants in its financing agreements and its revolving credit facility agreement, and the terms of NVE’s Term Loan. As of December 31, 2012, the most restrictive of the factors below is the PUCN authority. Based on this restriction, SPPC may issue up to $350 million of long-term debt securities, and maintain a credit facility of up to $600 million. However, depending on NVE’s or NPC’s issuance of long-term debt or the use of the Utilities’ revolving credit facilities, the PUCN authority may not remain the most restrictive factor. The factors affecting SPPC’s ability to issue debt are further detailed below:

a.
Financing authority from the PUCN - As of December 31, 2012, SPPC has financing authority from the PUCN for the period ending December 31, 2015, consisting of authority (1) to issue additional long-term debt securities of up to $350 million; (2) to refinance approximately $348 million of long-term debt securities; and (3) ongoing authority to maintain a revolving credit facility of up to $600 million.

b.
Financial covenants within SPPC’s financing agreements - Under SPPC’s $250 million revolving credit facility, the Utility must maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. Based on December 31, 2012 financial statements, SPPC was in compliance with this covenant and could incur up to $1.0 billion of additional indebtedness.

All other financial covenants contained in SPPC’s financing agreements are currently suspended; as SPPC’s senior secured debt is rated investment grade. However, if SPPC’s senior secured debt ratings fall below investment grade by either Moody’s or S&P, SPPC would again be subject to the limitations under these additional covenants.

c.	Financial covenants within NVE’s Term Loan - As discussed in NVE’s Ability to Issue Debt, SPPC is also subject to NVE’s cap on additional consolidated indebtedness of $3.3 billion.

Ability to Issue General and Refunding Mortgage Securities

To the extent that SPPC has the ability to issue debt under the most restrictive covenants in its financing agreements and has financing authority to do so from the PUCN, SPPC’s ability to issue secured debt is still limited by the amount of bondable property or retired bonds that can be used to issue debt under SPPC’s Indenture.

SPPC’s Indenture creates a lien on substantially all of SPPC’s properties in Nevada.  As of December 31, 2012, $1.5 billion of SPPC’s General and Refunding Mortgage Securities were outstanding.  SPPC had the capacity to issue $824 million of additional General and Refunding Mortgage Securities as of December 31, 2012.  That amount is determined on the basis of:

1.    70% of net utility property additions; and/or
2.    The principal amount of retired General and Refunding Mortgage Securities.

Property additions include plant in service and specific assets in CWIP.  The amount of bond capacity listed above does not include eligible property in CWIP.

SPPC also has the ability to release property from the lien of SPPC’s Indenture on the basis of net property additions, cash and/or retired bonds.  To the extent SPPC releases property from the lien of SPPC’s Indenture, it will reduce the amount of securities issuable under the Indenture.

NOTE 9.    INCOME TAXES (BENEFITS)

The following reflects the composition of taxes on income from continuing operations for the years ended December 31 (dollars in millions):

	2012			2011			2010
	NVE	NPC	SPPC	NVE	NPC	SPPC	NVE	NPC	SPPC

Current and other
Federal	$(18.9)	$(12.2)	$(6.8)	$(1.3)	$(1.1)	$(0.1)	$(15.4)	$(0.9)	$1.1
State	(0.4)	-	(0.4)	0.1	-	0.1	1.0	-	0.9
Total current and other	(19.3)	(12.2)	(7.2)	(1.2)	(1.1)	-	(14.4)	(0.9)	2.0
Deferred
Federal	189.3	152.0	49.1	91.7	73.4	33.2	132.7	93.6	42.0
State	-	-	-	(0.1)	(0.3)	0.2	(0.1)	0.7	(0.9)
Total deferred	189.3	152.0	49.1	91.6	73.1	33.4	132.6	94.3	41.1
Amortization of excess deferred taxes	(0.8)	(0.3)	(0.5)	(0.4)	(0.1)	(0.3)	(1.1)	(0.2)	(0.8)
Investment tax credits	(2.6)	(1.4)	(1.2)	(3.1)	(1.2)	(1.9)	(3.3)	(1.4)	(1.9)
Total provision for income taxes	$166.6	$138.1	$40.2	$86.9	$70.7	$31.2	$113.8	$91.8	$40.4
A reconciliation between income tax expense and the expected tax expense at the federal statutory rate for the years ended December 31 are as follows (dollars in millions):

	2012			2011			2010
	NVE	NPC	SPPC	NVE	NPC	SPPC	NVE	NPC	SPPC

Net income	$321.9	$257.7	$84.4	$163.4	$132.6	$59.9	$227.0	$185.9	$72.4
Total income tax expense	166.6	138.1	40.2	86.9	70.7	31.2	113.8	91.8	40.4
Pretax income	488.5	395.8	124.6	250.3	203.3	91.1	340.8	277.7	112.8
Statutory tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Federal income tax expense	171.0	138.5	43.6	87.6	71.2	31.9	119.3	97.2	39.5
Depreciation	2.4	3.5	(1.1)	3.1	2.0	1.1	4.1	1.8	2.3
AFUDC - equity	(3.2)	(2.3)	(0.9)	(3.8)	(2.9)	(0.9)	(9.8)	(8.8)	(1.0)
Investment tax credit amortization	(2.6)	(1.4)	(1.2)	(3.1)	(1.2)	(1.9)	(3.3)	(1.4)	(1.9)
Regulatory asset for goodwill	2.7	1.7	1.0	2.7	1.7	1.0	2.7	1.7	1.0
Research and development credit	(4.2)	(2.8)	(1.4)	(0.2)	(0.1)	(0.1)	(1.0)	(0.8)	(0.2)
Other – net	0.5	0.9	0.2	0.6	-	0.1	1.8	2.1	0.7
Provision for income taxes	$166.6	$138.1	$40.2	$86.9	$70.7	$31.2	$113.8	$91.8	$40.4
Effective tax rate	34.1%	34.9%	32.3%	34.7%	34.8%	34.2%	33.4%	33.1%	35.8%

The net deferred income tax liability consists of deferred income tax liabilities less related deferred income tax assets as of December 31 (dollars in millions):

	2012			2011
	NVE	NPC	SPPC	NVE	NPC	SPPC
Deferred tax assets
Net operating loss and credit carryovers	$384.9	$264.2	$61.1	$470.8	$353.7	$62.5
Employee benefit plans	92.0	35.5	38.5	58.4	21.2	26.5
Customer advances	17.0	10.8	6.2	17.6	10.5	7.1
Gross-ups received on CIAC & customer advances	19.4	13.8	5.6	20.3	15.3	5.0
Deferred revenues	15.2	12.7	2.5	18.5	15.1	3.4
Deferred energy	17.5	(0.3)	17.8	49.9	20.0	29.9
Reserves	15.0	10.5	2.2	13.4	9.6	2.5
Other	7.6	3.2	3.5	17.5	10.5	6.3
Total deferred tax assets	568.6	350.4	137.4	666.4	455.9	143.2
Regulatory deferred tax assets
Excess deferred income taxes	7.8	2.2	5.6	8.7	2.5	6.2
Unamortized investment tax credit	7.3	2.5	4.8	8.7	3.3	5.4
Total regulatory deferred tax assets	15.1	4.7	10.4	17.4	5.8	11.6
Total deferred tax assets before valuation allowance	583.7	355.1	147.8	683.8	461.7	154.8
Valuation allowance	(1.5)	(1.5)	-	(1.2)	(1.2)	-
Total deferred tax assets after valuation allowance	$582.2	$353.6	$147.8	$682.6	$460.5	$154.8

	2012			2011
	NVE	NPC	SPPC	NVE	NPC	SPPC
Deferred tax liabilities
Excess of tax over book depreciation	$1,481.7	$1,071.1	$416.2	$1,380.7	$1,015.1	$371.6
Deferred Conservation Programs	42.4	32.4	10.0	83.2	63.0	20.2
Regulatory assets	168.4	115.0	54.2	137.1	94.1	44.2
Other	30.4	19.1	10.8	32.0	19.4	12.1
Total deferred tax liabilities	1,722.9	1,237.6	491.2	1,633.0	1,191.6	448.1
Regulatory deferred tax liabilities
Tax benefits flowed through to customers - property	137.1	85.9	51.2	147.2	93.0	54.3
Tax benefits flowed through to customers - goodwill	132.6	83.3	49.3	136.0	85.0	50.9
Total regulatory deferred tax liability	269.7	169.2	100.5	283.2	178.0	105.2
Total deferred tax liabilities, including
regulatory deferred tax liabilities	$1,992.6	$1,406.8	$591.7	$1,916.2	$1,369.6	$553.3

Net deferred income tax liability	$1,155.8	$888.7	$353.8	$967.8	$736.9	$304.9
Net regulatory deferred tax liability	254.6	164.5	90.1	265.8	172.2	93.6
Total net deferred tax liability	$1,410.4	$1,053.2	$443.9	$1,233.6	$909.1	$398.5

For balance sheet presentation, the regulatory tax asset is included in regulatory assets and the regulatory tax liability is included in regulatory liabilities.  The regulatory tax asset balance consists of future revenue to be received from customers due to flow-through of the tax benefits of temporary differences and goodwill recognized from the merger of NPC and NVE.  Offset against these amounts are future revenues to be refunded to customers (regulatory tax liabilities).  The regulatory tax liability balance consists of temporary differences for liberalized depreciation at rates in excess of current rates and unamortized investment tax credits.  The regulatory liability for temporary differences related to liberalized depreciation will continue to be amortized using the average rate assumption method required by the Tax Reform Act of 1986.  The regulatory liability for temporary differences caused by the investment tax credit will be amortized ratably similar to the accumulated deferred investment tax credit.

The following tables summarize as of December 31, 2012, the net operating loss and tax credit carryovers and associated carryover periods, and valuation allowance for amounts which NVE and the Utilities have determined that realization is uncertain (dollars in millions):

	Deferred	Valuation	Net Deferred	Expiration
	Tax Asset	Allowance	Tax Asset	Period
NVE

Federal net operating loss	$369.3	$—	$369.3	2028-2032
Research and development credit	13.6	—	13.6	2028-2032
Arizona coal credits	2.0	1.5	0.5	2013-2017

Total net operating loss and tax credits	$384.9	$1.5	$383.4

	Deferred	Valuation	Net Deferred	Expiration
	Tax Asset	Allowance	Tax Asset	Period
NPC

Federal net operating loss	$253.3	$—	$253.3	2028-2032
Research and development credit	8.9	—	8.9	2028-2032
Arizona coal credits	2.0	1.5	0.5	2013-2017

Total net operating loss and tax credits	$264.2	$1.5	$262.7

	Deferred	Valuation	Net Deferred	Expiration
	Tax Asset	Allowance	Tax Asset	Period
SPPC

Federal net operating loss	$56.4	$—	$56.4	2028-2032
Research and development credit	4.7	—	4.7	2028-2032

Total net operating loss and tax credits	$61.1	$—	$61.1

At December 31, 2012, NVE has a gross Federal NOL carryover of $1.1 billion, NPC of $723.7 million and SPPC of $161.1 million.
Considering all positive and negative evidence regarding the utilization of NVE’s and the Utilities’ deferred tax assets, it has been determined that NVE, NPC and SPPC are more-likely-than-not to realize all recorded deferred tax assets, except the Arizona coal credits on NVE and NPC.  As such, these Arizona coal credits represent the only valuation allowance that has been recorded as of December 31, 2012 on NVE and NPC.
Accounting for Uncertainty in Income Taxes
Under Accounting for Uncertainty in Income Taxes, as reflected in the FASC, uncertain tax liabilities are all long-term and are included in the “other deferred credits and liabilities” line item on the balance sheet.

A summary of unrecognized tax benefits as of December 31 are as follows (dollars in millions):

	2012			2011			2010
	NVE	NPC	SPPC	NVE	NPC	SPPC	NVE	NPC	SPPC

Unrecognized tax benefits	$6.6	$3.8	$2.8	$34.1	$24.3	$9.8	$35.7	$25.5	$10.2
Of the total, amounts related to tax
positions that, if recognized, in future years would:
Increase the effective tax rate	$2.4	$1.6	$0.8	$5.6	$3.8	$1.8	$4.8	$3.2	$1.6

A reconciliation of the beginning and ending amount of unrecognized tax benefits as of December 31 are as follows (dollars in millions):

	2012			2011			2010
	NVE	NPC	SPPC	NVE	NPC	SPPC	NVE	NPC	SPPC

Unrecognized tax benefit at January 1	$34.1	$24.3	$9.8	$35.7	$25.5	$10.2	$38.2	$26.6	$10.5
Increase in current period tax positions	1.1	0.8	0.3	0.5	0.4	0.1	0.3	0.1	0.2
Increase in prior period tax positions	1.6	(0.1)	1.7	0.2	0.1	0.1	0.1	0.1	0.1
Decrease in prior period tax positions	(30.2)	(21.2)	(9.0)	(2.3)	(1.7)	(0.6)	(2.9)	(1.3)	(0.6)
Unrecognized tax benefit at December 31	$6.6	$3.8	$2.8	$34.1	$24.3	$9.8	$35.7	$25.5	$10.2

On September 15, 2012, NVE and the Utilities filed a Form 3115, Application for Change in Accounting Method, with the IRS requesting a change in method of accounting for routine repair and maintenance costs deductible under §162 to use the Transmission and Distribution Property Safe Harbor Method of Accounting as required by Rev. Proc. 2011-43.

NVE and the Utilities classify interest and penalties related to income taxes as interest and other expense, respectively.   NVE and the Utilities have not accrued interest or penalties as of December 31, 2012, December 31, 2011 and December 31, 2010.  NVE and the Utilities do not expect unrecognized tax benefits to change within the next twelve months.

NVE and its subsidiaries file a consolidated federal income tax return.  Current income taxes are allocated based on NVE’s and each subsidiaries’ respective taxable income or loss and tax credits as if each subsidiary filed a separate return. The U.S. federal jurisdiction is the only “significant” tax jurisdiction for NVE. In July 2012, the IRS concluded their examination of NVE with respect to its Federal income tax returns for December 31, 2005 through December 31, 2008. The audit is currently under review by the Joint Committee on Taxation. As of December 31, 2012, NVE is no longer subject to examinations by U.S. federal, state, or local tax authorities for years before 2008, with a few exceptions.

NOTE 10.    RETIREMENT PLAN AND POSTRETIREMENT BENEFITS

NVE has a single employer defined benefit pension plan covering substantially all employees of NVE and the Utilities. NVE allocates the unfunded liability and the net periodic benefit costs for its pension benefit and other postretirement benefit plans to NPC and SPPC based upon the current, or in the case of the retirees, previous, employment location. Certain grandfathered and union employees are covered under a benefit formula based on years of service and the employee's highest compensation for a period prior to retirement, while most employees are covered under a cash balance formula with vesting after three years of service. NVE also has other postretirement plans, including a defined contribution plan which provides medical and life insurance benefits for certain retired employees.

Plan Changes

In 2012, NVE offered a voluntary lump sum pension payout to former employees not currently of retirement age but eligible for future benefits and certain retiree participants already receiving benefits under NVE’s pension plan in an effort to reduce NVE’s future pension obligation. The 2012 payouts, as indicated in the benefits obligations table below, increased benefits paid by approximately $28.9 million. Of the offers still outstanding at December 31, 2012, NVE expects to payout an additional lump sum of approximately $15.6 million from the pension assets during 2013.

During 2011, the sale of California Assets, as discussed in detail in Note 15, Assets Held for Sale, resulted in employees being transferred to CalPeco. Certain employees who did not want to transfer, and who could not obtain comparable positions with NVE, had their service periods bridged to retirement age under the terms of the collective bargaining agreement with IBEW 1245. Amounts recorded for this event were not material.

NVE also has a non-qualified Supplemental Executive Retirement Plan and a Restoration Plan for executives. NVE contributed $26.5 million to establish a rabbi trust for these plans in 2009. See Note 4, Investments in Subsidiaries and Other Property, for details regarding the trust assets. NVE’s obligation under these supplemental and restoration plans is included in “Accrued retirement benefits” in NVE’s consolidated balance sheet, and amounted to $36.1 million at December 31, 2012. NVE is not required to make contributions to the plans.

Plan Obligations, Plan Assets and Funded Status

The following tables provide a reconciliation of benefit obligations, plan assets and the funded status of the plans. These reconciliations are based on a December 31 measurement date (dollars in thousands):

				Other Postretirement
	Pension Benefits			Benefits
	2012	2011		2012	2011
Change in Benefit Obligations
Benefit obligation at January 1	$842,045	$806,034		$152,039	$163,423
Service cost	17,627	18,427		2,383	2,611
Interest cost	40,912	40,676		7,620	8,360
Plan participants' contributions	-	-		1,814	2,325
Actuarial loss (gain)	107,936	18,552		13,074	(12,525)
Benefits paid	(73,017)	(42,507)	(1)	(11,187)	(12,255)
Plan amendments	-	577		262	-
Special termination benefits	-	286		-	100
Benefit obligation at December 31	$935,503	$842,045		$166,005	$152,039

Change in Plan Assets
Fair value of plan net assets at January 1	$811,480	$729,940		$93,196	$93,648
Actual return on plan assets	86,073	78,104		11,140	8,615
Employer contributions	16,511	41,286		7,370	863
Plan participants' contributions	-	-		1,814	2,325
Benefits paid	(73,017)	(37,850)	(1)	(11,187)	(12,255)
Fair value of plan net assets at December 31	$841,047	$811,480		$102,333	$93,196
Funded Status at December 31(2)	$(94,456)	$(30,565)		$(63,672)	$(58,843)

(1)
The 2011 difference between benefits paid in the table of changes in pension obligations and the table of changes in plan assets, is due to a difference in benefit payments recognized by the pension actuary from the actual benefit payments made by the trustee bank in order to facilitate timely benefit payments to participants.

(2)	Amounts recognized as non-current liabilities (accrued retirement benefits) in the consolidated balance sheets as of December 31, 2012 and 2011.

The expected long-term rate of return for both the pension and other postretirement benefit plan assets is 6.15% and 6.75%, and 6.15-7.10% and 6.75-7.10%, respectively, in 2012 and 2011, respectively.

The following amounts would have been recognized in Accumulated Other Comprehensive Income, net of taxes, according to the provisions of the Compensation Retirement Benefits Topic of the FASC. Since NVE is able to recover expenses through rates, the amounts noted below will be recorded as Regulatory Assets for pension plans under the provisions of the Regulated Operations Topic of the FASC. Amounts recognized as of December 31, consist of (dollars in thousands):

			Other Postretirement
	Pension Benefits		Benefits
	2012	2011	2012	2011
Net actuarial loss	$(203,942)	$(238,672)	$(19,360)	$(34,501)
Prior service (cost) credit	(60,691)	34,730	(9,474)	15,141
Accumulated other comprehensive loss, pre-tax	(264,633)	(203,942)	(28,834)	(19,360)
Regulatory asset for pension plans	252,114	194,936	28,834	19,360
Accumulated other comprehensive loss, pre-tax, at December 31	$(12,519)	$(9,006)	$—	$—

The estimated amounts that will be amortized from the regulatory assets for pension plans and accumulated other comprehensive income into net periodic cost in 2013 are as follows (dollars in thousands):

		Other
	Pension	Postretirement
	Benefits	Benefits
Actuarial loss	$(19,188)	$(3,561)
Prior service cost	$(2,882)	$(3,809)

As of December 31, 2012 and 2011, the projected benefit obligation, accumulated benefit obligation, and fair value of plan net assets for pension plans with a projected benefit obligation in excess of plan net assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows (dollars in thousands):

	2012	2011
Projected benefit obligation, end of year	$935,503	$842,045
Accumulated benefit obligation, end of year	$896,988	$813,101
Fair value of plan net assets, end of year	$841,047	$811,480

Plan Assets

NVE’s investment strategy is to ensure the safety of the principal of the assets and obtain asset performance to meet the continuing obligations of the plan. NVE contributed a total of $22.1 million and $40.6 million in 2012 and 2011, respectively, towards the qualified pension and other postretirement benefit plans.

NVE strives to maintain a reasonable and prudent amount of risk, and seeks to limit risk through diversification of assets. Also, NVE considers the ability of the plan to pay all benefit and expense obligations when due, and to control the costs of administering and managing the plan.

NVE’s long term strategy for the pension plan assets is to maximize risk adjusted returns while maintaining adequate liquidity to pay plan benefits. NVE is committed to prudent investments with ample diversification in terms of asset types, fund strategies, and investment managers. As such, NVE has elected to include an appropriate mix of indexed and actively managed investments to accomplish its strategy. The allocation for pension plan net assets at December 31, 2012 is 61% fixed income, 26% U.S. equity, 7% international equity and 6% cash. The allocation for pension plan net assets at December 31, 2011 is 61% fixed income, 19% U.S. equity, 14% international equity, 5% cash and 1% other. The long-term target allocation for pension plan net assets is 65% fixed income, 20% U.S. equity, and 15% international equity. The fixed income investments are benchmarked against government and corporate credit bond indices. U.S. equity investments include large cap, mid-cap, and small-cap companies with an emphasis towards small and mid-cap investments relative to the Russell 3000 Index. International equity is currently actively managed and includes investments in both established and emerging markets.

The allocation for the other postretirement benefit plan net assets at December 31, 2012 is 49% equity securities, 48% fixed income and 3% cash. The allocation for other postretirement benefit plan net assets at December 31, 2011 is 51% equity securities, 46% fixed income and 3% cash. The long-term strategy for the other postretirement benefit plan net assets is similar to the pension plan net assets strategy as described above. The target allocation for other postretirement benefit assets is 60% equity and 40% fixed income. The equity is invested in indexed securities that track the S&P 500 Index. The fixed income is indexed and benchmarked against government and corporate credit bond indices.

The fair values of NVE’s pension plan and other postretirement benefits assets at December 31, 2012 and 2011, within the fair value hierarchy as required by the Fair Value Measurements and Disclosures Topic of the FASC, by asset category are as follows (dollars in thousands):

2012 Pension Plan Assets

Asset Category	Level 1	Level 2	Level 3	Total
Cash & Cash equivalents(1)	$376	$49,580	$—	$49,956
Equity:
U.S. Equity Securities(2)	63,538	166,702	—	230,240
International Equity Securities	63,936	—	—	63,936
Fixed Income:
U.S. Preferred Securities	75	—	—	75
International Preferred Securities	1,382	—	—	1,382
U.S. Fixed Income Securities(4)	125,165	372,290	—	497,455
International Fixed Income Securities	4,957	36,669	—	41,626
Other:
U.S. Future Contracts	(47)	—	—	(47)
Administrative Trust Net Liabilities(5)	(43,576)	—	—	(43,576)
Total Pension Plan Assets	$215,806	$625,241	$—	$841,047

2012 Other Postretirement Benefit Assets

Asset Category	Level 1	Level 2	Level 3	Total
Cash & Cash equivalents(1)	$1,978	$1,362	$—	$3,340
Equity:
U.S. Equity Securities(2)	44,296	4,581	—	48,877
International Equity Securities	1,757	—	—	1,757
Fixed Income:
U.S. Preferred Securities	2	—	—	2
International Preferred Securities	38	—	—	38
U.S. Fixed Income Securities(4)	12,152	36,222	—	48,374
International Fixed Income Securities	136	1,008	—	1,144
Other:
U.S. Future Contracts	(1)	—	—	(1)
Administrative Trust Net Liabilities(5)	(1,198)	—	—	(1,198)
Total Other Postretirement Benefit Assets	$59,160	$43,173	$—	$102,333

2011 Pension Plan Assets

Asset Category	Level 1	Level 2	Level 3	Total
Cash & Cash equivalents (1)	$4,795	$39,431	$—	$44,226
Equity:
U.S. Equity Securities (3)	52,204	101,231	—	153,435
International Equity Securities	110,837	—	—	110,837
Fixed Income:
U.S. Preferred Securities	64	—	—	64
International Preferred Securities	842	—	—	842
U.S. Fixed Income Securities (4)	98,311	339,816	—	438,127
International Fixed Income Securities	3,135	51,902	—	55,037
Other:
U.S. Future Contracts	(92)	—	—	(92)
Administrative Trust Net Assets (5)	9,004	—	—	9,004
Total Pension Plan Assets	$279,100	$532,380	$—	$811,480

2011 Other Postretirement Benefit Assets

Asset Category	Level 1	Level 2	Level 3	Total
Cash & Cash equivalents (1)	$105	$2,756	$—	$2,861
Equity:
U.S. Equity Securities (3)	42,848	2,200	—	45,048
International Equity Securities	2,409	—	—	2,409
Fixed Income:
U.S. Preferred Securities	1	—	—	1
International Preferred Securities	18	—	—	18
U.S. Fixed Income Securities (4)	10,168	31,301	—	41,469
International Fixed Income Securities	68	1,128	—	1,196
Other:
U.S. Future Contracts	(2)	—	—	(2)
Administrative Trust Net Assets (5)	196	—	—	196
Total Other Postretirement Benefit Assets	$55,811	$37,385	$—	$93,196

(1)
Cash and cash equivalents consist of investment in commingled funds that are primarily comprised of money market holdings and marketable securities, U.S. Treasury bills and commercial paper valued and redeemable at cost.

(2)	This category includes approximately 27% small and mid-cap and 73% broad market domestic equity investments.

(3)	This category includes approximately 26% small and mid-cap and 74% broad market domestic equity investments.

(4)
Level 1 investments are comprised of fixed income securities that primarily invest in U.S. Treasury bonds. Level 2 investments consist of commingled funds that track the Barclays Capital Long Government and Corporate Credit Index and the Barclays Capital Aggregate US Fixed Income Index.

(5)	The administrative trust net assets/liabilities are primarily comprised of amounts payable to and from brokers for sold and purchased securities.

The actuarial assumptions used to determine December 31 benefit obligations and net periodic benefit costs were as follows:

	Benefit Obligations		Net Periodic Benefit Costs
	2012	2011	2012	2011	2010
Discount rate-pension	4.01%	4.91%	4.91%	5.09%	5.79%
Discount rate-other benefits	4.09%	5.09%	5.09%	5.20%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.50%
Expected long-term return on plan assets-pension	N/A	N/A	6.15%	6.75%	6.75%
Expected long-term return on plan assets-other benefits	N/A	N/A	6.15-7.1%	6.75-7.1%	6.75-7.1%
Initial health care cost trend rate	7.75%	8.00%	8.00%	8.00%	8.00%
Ultimate health care cost trend rate	4.75%	4.75%	4.75%	4.75%	5.00%
Number of years to ultimate trend rate	6	7	7	8	7

The discount rates for 2012 and 2011 related to the benefit obligations were determined by identifying a theoretical settlement portfolio of high quality corporate bonds sufficient to provide for the plans projected benefit payments.

The discount rates for 2012 related to the net periodic benefit costs were determined by identifying a theoretical settlement portfolio of high quality corporate bonds sufficient to provide for the plans projected benefit payments. However, to determine the discount rates for 2011 and 2010 related to the net periodic benefit costs, NVE’s projected benefit payments were matched to the yield curve derived from a portfolio of over 300 high quality Aa bonds with yields within the 10th to 90th percentiles of these bond yields.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on the postretirement benefit obligation	$7,260	$(5,801)
Effect on total of service and interest cost components	$552	$(433)

The expected ROR on plan assets was determined by considering a realistic projection of what assets can earn, given existing capital market conditions, historical equity and bond premiums over inflation, the effect of “normative” economic conditions that may differ from existing conditions, and projected ROR on reinvested assets.

There were no significant transactions between the plan and the employer or related parties during 2012, 2011, or 2010.

Net Periodic Cost

The components of net periodic pension and other postretirement benefit costs for NVE, NPC and SPPC for the years ended December 31, are presented below (dollars in thousands):

NVE
	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010

Service cost	$17,627	$18,427	$18,910	$2,383	$2,611	$2,466
Interest cost	40,912	40,676	42,872	7,620	8,360	8,736
Expected return on plan assets	(49,789)	(48,767)	(44,275)	(6,253)	(6,386)	(6,223)
Amortization of:
Prior service (credit)/cost	(2,897)	(2,952)	(1,794)	(3,947)	(3,947)	(3,890)
Actuarial (gain)/loss	13,891	16,620	15,106	2,924	4,333	4,342
Total net benefit cost	$19,744	$24,004	$30,819	$2,727	$4,971	$5,431

The average percentage of NVE net periodic costs capitalized during 2012, 2011 and 2010 was 34.6%, 33.4% and 34.0%, respectively.

NPC
	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010

Service cost	$9,429	$9,781	$9,567	$1,400	$1,454	$1,413
Interest cost	19,524	19,521	20,092	2,409	2,459	2,474
Expected return on plan assets	(24,948)	(24,677)	(21,447)	(2,366)	(2,360)	(2,270)
Amortization of:
Prior service (credit)/cost	(1,823)	(1,879)	(1,733)	916	916	946
Actuarial (gain)/loss	5,452	6,758	7,056	883	1,208	1,199
Total net benefit cost	$7,634	$9,504	$13,535	$3,242	$3,677	$3,762

The average percentage of NPC net periodic costs capitalized during 2012, 2011 and 2010 was 37.0%, 36.9% and 37.0%, respectively.

SPPC
	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010

Service cost	$6,781	$7,361	$8,016	$910	$1,086	$977
Interest cost	20,173	20,050	21,557	5,131	5,830	6,187
Expected return on plan assets	(23,751)	(22,964)	(21,723)	(3,763)	(3,905)	(3,844)
Amortization of:
Prior service (credit)/cost	(1,108)	(1,108)	(104)	(4,878)	(4,878)	(4,851)
Actuarial (gain)/loss	8,105	9,647	7,876	2,014	3,092	3,109
Total net benefit cost	$10,200	$12,986	$15,622	$(586)	$1,225	$1,578

The average percentage of SPPC net periodic costs capitalized during 2012, 2011 and 2010 was 35.3%, 31.7% and 34.2%, respectively.

The expected cash flows for the plans, including trust accounts, are as follows (dollars in thousands):

		Other	Expected
	Pension Benefit	Postretirement	Federal
	Payments	Benefit Payments	Subsidy

2013	$57,488	$9,497	$-
2014	59,705	9,891	-
2015	58,211	9,974	-
2016	66,837	10,108	-
2017	56,057	10,052	-
2018-2022	311,999	49,872	-

The above benefit payments are obligations of the indicated plan, and reflect payments which do not include employee contributions. The expected benefit payment information that reflects the employee obligation is almost exclusively paid from plan assets. A small portion of the pension benefit obligation is paid from the plan sponsor’s assets.

NOTE 11.     STOCK COMPENSATION PLANS

NVE’s executive long-term incentive plan for key management employees, which was approved by shareholders in May 2004 and amended and restated in 2011, provides for the issuance of up to 7,750,000 of NVE’s shares to key employees through December 31, 2013. The plan permits the following types of grants, separately or in combination: nonqualified and qualified stock options, stock appreciation rights, restricted stock units, performance units, performance shares, and bonus stock. During 2012, NVE granted restricted stock units, performance units and performance shares under the long-term incentive plan. The Company also has an employee stock purchase plan which is available to all employees who meet minimum service requirements. The employees can choose to have amounts deducted from their paychecks which will be used to buy NVE’s common stock at a discount. The plans are discussed in more detail below.

Under the long-term incentive plan and employee stock purchase plan, NVE may settle awards by either new issuances of shares, open market purchases, or issuance of treasury shares. See Note 13, Common Stock and Other Paid-In Capital, for further discussion on treasury stock.

Total stock-based compensation expense for the following years was as follows (dollars in thousands):

	2012
	Total	NVE	NPC	SPPC
Non-Qualified Stock Options	$-	$-	$-	$-
Performance Units and Performance Shares	21,684	277	14,967	6,440
Restricted Stock Units	3,552	74	2,501	977
Employee Stock Purchase Plan	294	9	212	73
Total Stock Compensation Expense	$25,530	$360	$17,680	$7,490

	2011
	Total	NVE	NPC	SPPC
Non-Qualified Stock Options	$-	$-	$-	$-
Performance Units and Performance Shares	16,523	163	10,438	5,922
Restricted Stock Units	2,151	35	1,492	624
Employee Stock Purchase Plan	327	18	215	94
Total Stock Compensation Expense	$19,001	$216	$12,145	$6,640

	2010
	Total	NVE	NPC	SPPC
Non-Qualified Stock Options	$71	$1	$51	$19
Performance Units and Performance Shares	7,145	54	4,966	2,125
Restricted Stock Units	902	10	610	282
Employee Stock Purchase Plan	376	28	134	214
Total Stock Compensation Expense	$8,494	$93	$5,761	$2,640

Non-Qualified Stock Options

Elected officers and key employees specifically designated by a committee of the BOD are eligible to be awarded non-qualified stock options (NQSO’s) based on the guidelines in the plan. These grants are at 100% of the then current fair market value, and vest over different periods as stated in the grant. These options have to be exercised within ten years of award, and no earlier than one year from the date of grant. At the time of grant, rights to dividend equivalents may be awarded; however, historically, dividend equivalents have not been granted. The options may be exercised using either cash or previously acquired shares valued at the current market price, or a combination of both. The Committee also allows cashless exercises, subject to applicable securities law restrictions or other means consistent with the purpose of the plan and the applicable law.

There have been no grants of non-qualified stock options made to employees since 2007.

A summary of the status of NVE’s nonqualified stock option plan as of December 31, 2012, 2011, and 2010, and changes during the year is presented below:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

NQSO’s outstanding at beginning of year	539,450	$16.56	728,688	$15.50	854,717	$15.40
Granted	-	$-	-	$-	-	$-
Exercised	(134,601)	$12.80	(118,175)	$10.26	(44,730)	$8.83
Forfeited	(48,412)	$14.99	(71,063)	$16.64	(81,299)	$18.18
NQSO’s outstanding at end of year	356,437	$17.90	539,450	$16.56	728,688	$15.50

Options exercisable at year-end	$356,437	$17.90	$539,450	$16.56	$728,688	$15.50
Intrinsic value of options exercised	$660,530	$-	$545,695	$-	$146,102	$-

Cash received from options exercised was $1.7 million, $0.8 million and $0.5 million in 2012, 2011 and 2010, respectively. The tax benefit realized for the tax deductions from option exercises was immaterial for all years. The fair value of options vested was zero for all years presented.

The fair value of each nonqualified option has been estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions: Average Dividend Yield, Average Expected Volatility, Average Risk-Free Rate of Return, and Average Expected Life. As of January 1, 2011 all of the nonqualified stock options have been fully vested and expensed.

The following table summarizes information about nonqualified stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
	Weighted-			Weighted-	Number
	Average	Number	Remaining	Average	Vested and
	Exercise	Outstanding at	Contractual	Exercise	Exercisable at
Year of Grant	Price	12/31/12	Life	Price	12/31/12

2005	$10.05	6,599	2.1 years	$10.05	6,599
2006	$13.29	23,233	3.1 years	$13.29	23,233
2007	$18.38	326,605	4.1-4.8 years	$18.38	326,605

Weighted Average Remaining
Contractual Life (years)	4.15			4.15

Intrinsic Value	$166,066			$166,066

Performance Awards
Performance Units
Performance Units vest at the end of a three-year period to the extent that specific stock price related performance targets are met, as determined by the Compensation Committee. If the established objectives are not met, the Performance Units are forfeited. Performance Units are typically paid in shares after vesting. At the time of grant, rights to dividend equivalents may be awarded; however, historically, dividend equivalents have not been granted. These awards do not have any voting rights associated with them. Performance Units granted are measured based on NVE’s TSR relative to the average TSR of companies listed in the S&P Super Composite Electric Utility Index throughout the three-year performance period. The Committee determined that the awards will vest according to the table shown below (a proportionate amount of shares will vest in the case of performance between the percentiles listed below):

Performance	Shares Vested
Below 35th Percentile	0% of grant
35th Percentile	50% of grant
50th Percentile	100% of grant
75th Percentile	150% of grant

Performance Shares
     Performance Shares vest at the end of a three-year period, based on average aggregate Corporate Goal performance under the Short Term Incentive Plan (STIP) and the average STIP payout over those three years. If the established objectives are not met, the Performance Shares are forfeited. Performance Shares are paid in shares, minus applicable taxes, based on the then fair market value of the shares. At the time of grant, rights to dividend equivalents may be awarded; however, historically, dividend equivalents have not been granted. Performance shares do not have any voting rights associated with them.

The following table summarizes Performance Units and Performance Shares activity for the following years:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Value	Shares	Value	Shares	Value
Nonvested performance units and
performance shares at beginning of year	652,184	$13.64	763,386	$11.47	765,143	$11.73
Shares granted	1,380,621	$17.37	890,252	$15.18	753,612	$11.78
Shares vested	(1,126,932)	$15.91	(958,750)	$13.40	(666,856)	$12.08
Shares forfeited	(53,635)	$13.99	(42,704)	$12.51	(88,513)	$11.81
Nonvested performance units and
performance shares at end of year	852,238	$15.90	652,184	$13.64	763,386	$11.47

Weighted average grant date fair value of shares granted	$23,977,660		$13,514,025		$8,877,549
Fair value of shares issued	$16,793,342		$5,441,944		$-
Unrecognized compensation expense at end of year	$15,459,606		$10,663,208		$10,725,573
Weighted average remaining vesting period (years)	1.67		1.63		1.65

There were no performance units or performance shares issued in 2010.
Compensation expense for performance units and performance shares is recognized ratably over the three year vesting period. In the event the conditional criteria are not met, the awards are forfeited and the expense is reversed. Performance units and performance shares are accounted for as liability awards and compensation costs are measured at each balance sheet date using the Company’s closing stock price for that date. The closing trading price of NVE stock on December 31, 2012 was $18.14.

Restricted Stock Units

Elected officers and key employees specifically designated by a committee of the BOD are eligible to be awarded restricted stock units based on the guidelines in the plan. These grants vest over different periods as stated within the terms of each grant. The issuance of these shares is conditional upon the employee retaining employment with NVE throughout the entire vesting period. Of the 169,000 units granted in 2012, 125,000 are eligible for dividend equivalents over the vesting period.

The following table summarizes Restricted Stock Units activity for the following years:

	2012		2011		2010
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Value	Shares	Value	Shares	Value

Nonvested shares at beginning of year	289,210	$13.77	149,779	$11.54	64,667	$11.41
Shares granted	169,000	$17.05	267,750	$14.51	169,000	$11.65
Shares vested	(175,009)	$14.31	(123,413)	$12.76	(75,708)	$11.73
Shares forfeited	(7,500)	$14.32	(4,906)	$11.58	(8,180)	$11.14
Nonvested shares at end of year	275,701	$15.43	289,210	$13.77	149,779	$11.54

Weighted average grant date fair value of shares granted	$2,882,200		$3,885,053		$1,968,850
Fair value of shares issued	$904,135		$671,162		$-
Unrecognized compensation expense at end of year	$5,001,210		$4,728,581		$2,104,393
Weighted average remaining vesting period (years)	1.96		2.55		2.14

There were no restricted stock units issued in 2010.

Compensation expense for restricted stock units is recognized ratably over the vesting period of each grant. If employment is terminated prior to the end of the vesting period, the award is forfeited and the expense is reversed. Restricted stock units are accounted for as liability awards and compensation costs are measured at each balance sheet date using the Company’s closing stock price for that date. The closing trading price of NVE stock on December 31, 2012 was $18.14.

Employee Stock Purchase Plan

The employee stock purchase plan is available to all employees who meet minimum service requirements. In 2010, shareholders approved an additional 1,000,000 shares for distribution under the plan, bringing the total authorized up to an aggregate of 1,900,162 shares of common stock. According to the terms of the plan, employees can choose twice each year to have up to 15% of their base earnings withheld to purchase NVE’s common stock. The option price discount is 15%, and the purchase price is the lesser of 85% of the market value on the offering commencement date, or 85% of the market value on the offering exercise date. Employees can withdraw from the plan at any time prior to the exercise date. Under the plan NVE sold 134,069, 134,266 and 147,457 shares to employees in 2012, 2011 and 2010, respectively.

In accordance with the Stock Compensation Topic of the FASC, NVE recognized compensation expense in 2012, 2011 and 2010 related to the employee stock purchase plan. The expense for 2012 was calculated for the employees’ purchase rights based on the stock price at the exercise date. The expense for 2011 and 2010 was estimated for the employees’ purchase rights on the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used for those years, with an option life of six months:

			Average
	Average	Average	Risk-Free	Weighted-
	Dividend	Expected	Rate of	Average
Year	Yield	Volatility	Return	Fair Value

2011	3.42%	13.99%	0.11%	$2.82
2010	2.79%	20.02%	0.22%	$2.55

NOTE 12.    COMMITMENTS AND CONTINGENCIES

The Utilities enter into several purchase commitments for electric power, coal, natural gas and transportation, as well as, long-term service agreements, capital project commitments and operating leases. Detailed below are estimates of future commitments under these arrangements (dollars in millions):

	NVE
	2013	2014	2015	2016	2017	Thereafter	Total
Purchased Power	$521.9	$508.6	$515.7	$518.9	$522.4	$4,555.8	$7,143.3
Purchased Power - Not Commercially Operable	3.9	90.1	109.4	117.7	118.5	2,836.3	3,275.9
Coal & Natural Gas	472.3	221.8	59.3	43.5	44.4	93.1	934.4
Transportation	139.3	173.7	160.9	142.7	135.1	1,719.3	2,471.0
Long-Term Service Agreements	20.7	20.0	21.4	19.5	18.1	51.1	150.8
Capital Projects	99.7	1.8	0.4	-	-	-	101.9
Operating Leases	17.4	15.8	11.5	6.6	5.3	128.3	184.9
Total Commitments	$1,275.2	$1,031.8	$878.6	$848.9	$843.8	$9,383.9	$14,262.2

	NPC
	2013	2014	2015	2016	2017	Thereafter	Total
Purchased Power	$430.3	$411.4	$416.7	$417.9	$419.7	$3,779.2	$5,875.2
Purchased Power - Not Commercially Operable	3.9	85.7	103.9	112.1	112.9	2,718.0	3,136.5
Coal & Natural Gas	350.9	160.6	45.8	43.5	44.4	93.1	738.3
Transportation	75.8	115.4	127.8	114.1	110.7	1,601.3	2,145.1
Long-Term Service Agreements	15.6	15.2	15.9	15.0	14.0	32.3	108.0
Capital Projects	94.5	1.2	0.3	-	-	-	96.0
Operating Leases	9.4	8.7	6.1	4.7	4.1	95.0	128.0
Total Commitments	$980.4	$798.2	$716.5	$707.3	$705.8	$8,318.9	$12,227.1

	SPPC
	2013	2014	2015	2016	2017	Thereafter	Total
Purchased Power	$124.4	$97.2	$99.0	$101.0	$102.7	$776.6	$1,300.9
Purchased Power - Not Commercially Operable	-	4.4	5.5	5.6	5.6	118.3	139.4
Coal & Natural Gas	121.4	61.2	13.5	-	-	-	196.1
Transportation	63.5	58.3	33.1	28.6	24.4	118.0	325.9
Long-Term Service Agreements	5.1	4.8	5.5	4.5	4.1	18.8	42.8
Capital Projects	5.2	0.6	0.1	-	-	-	5.9
Operating Leases	5.5	4.6	3.0	1.9	1.2	33.3	49.5
Total Commitments	$325.1	$231.1	$159.7	$141.6	$138.0	$1,065.0	$2,060.5

Purchased Power

The Utilities have several contracts for long-term purchase of electric energy; the expiration of these contracts range from 2013 to 2039. While the Utilities are not required to make payment if power is not delivered under these contracts, estimated future payments are included in the tables above. Related party purchase power agreements have been eliminated from the NVE totals for the year 2013.

Purchased Power - Not Commercially Operable

The Utilities entered into several contracts for long-term purchase of electric energy in which the facility remains under development. This represents the estimated payments under renewable energy power purchase contracts, which have been approved by the PUCN and are contingent upon the developers obtaining commercial operation and their ability to deliver power.

Coal & Natural Gas

The Utilities have several long-term contracts for the purchase of coal and natural gas; the expiration of these contracts range from 2013 to 2019.

Transportation

The Utilities have several long-term contracts for the transport of coal and natural gas. Also included in the transportation obligations is the TUA with GBT, of which NPC will be responsible for 95% and SPPC 5%. The TUA remains contingent upon final construction costs, and reaching commercial operation. The expiration of these transportation contracts range from 2013 to 2054.

Long-Term Service Agreements

The Utilities have long term service agreements for the performance of maintenance on generation units. Obligation amounts are based on estimated usage.

Capital Projects

Capital projects at NPC includes NPC’s requirement to purchase the CDWR’s share of the undepreciated cost of capital of Reid Gardner Generating Station Unit No. 4 in 2013 (see Note 5, Jointly Owned Properties), at which time NPC will be required to assume all associated operating and maintenance costs for the Unit. Additionally, the Utilities have obligations regarding the construction of ON Line, of which NPC will be responsible for 95% and SPPC 5%.

Operating Leases

The Utilities have entered into various non-cancelable operating leases primarily for building, land and equipment. Contract expiration dates range from 2013 to 2103. NVE’s rent payments meeting the above described criteria for 2012 and 2011 were $2.4 million and $2.4 million respectively. Prior to 2011, NVE did not have non-cancelable operating leases that were material. NPC’s rent payments meeting the above described criteria for 2012, 2011 and 2010 were $9.6 million, $11.5 million and $13.6 million respectively. SPPC’s rent payments meeting the above described criteria for 2012, 2011 and 2010 were $5.8 million, $7.4 million and $14.0 million respectively.

Environmental

NPC

NEICO

NEICO, a wholly-owned subsidiary of NPC, owns property in Wellington, Utah, which was the site of a coal washing and load-out facility. The site has a reclamation estimate supported by a bond of approximately $5 million with the Utah Division of Oil and Gas Mining, which management believes is sufficient to cover reclamation costs. Management is continuing to evaluate various options for this property going forward, including reclamation or sale to a third party.

Reid Gardner Generating Station

On October 4, 2011, NPC received a request for information from the EPA-Region 9 under Section 114 of the Federal Clean Air Act requesting current and historical operations and capital project information for NPC’s Reid Gardner Generating Station located near Moapa, Nevada. NPC operates the facility and owns Units 1-3. Unit 4 of the facility is co-owned with the California Department of Water Resources. The EPA’s Section 114 information request does not allege any incidents of non-compliance at the plant. NPC completed its responses to EPA during the first quarter of 2012 and will continue to monitor developments relating to this Section 114 request. At this time, NPC cannot predict the impact, if any, associated with this information request.

SPPC

Valmy Generating Station

On June 22, 2009, SPPC received a request for information from the EPA-Region 9 under Section 114 of the federal Clean Air Act requesting current and historical operations and capital project information for SPPC’s Valmy Generating Station located in Valmy, Nevada. SPPC co-owns and operates this coal-fired plant. Idaho Power Company owns the remaining 50%. The EPA’s Section 114 information request does not allege any incidents of non-compliance at the plant, and there have been no other new enforcement-related proceedings that have been initiated by the EPA relating to the plant. SPPC completed its response to the EPA in December 2009 and will continue to monitor developments relating to this Section 114 request. At this time, SPPC cannot predict the impact, if any, associated with this information request.

NPC and SPPC

Regional Haze Rules

In 2005, the EPA finalized amendments to its Regional Haze Rules that require the installation and operation of emission controls, known as best available retrofit technology (BART), for industrial facilities emitting air pollutants that reduce visibility in certain national parks and wilderness areas throughout the U.S. Certain NVE generating facilities are subject to BART requirements. Pursuant to the EPA’s Regional Haze Rules, individual states were required to identify the facilities located in their states that will have to reduce sulfur dioxide (SO2), nitrogen oxide (NOx) and particulate matter emissions under BART and then set emissions limits for those facilities.

In June 2011, the EPA published in the Federal Register its proposal to approve Nevada's State Implementation Plan (SIP) implementing the Regional Haze Rules for affected units in the State of Nevada, which includes units at our Reid Gardner, Tracy and Ft. Churchill Generating Stations. However, in March 2012, the EPA approved Nevada’s SIP as it pertains to all affected units and emissions, except for NOx controls at Units 1-3 at the Reid Gardner Generating Station. The specified compliance date for this action, which includes the affected Tracy and Ft. Churchill Generating Station units, is January 1, 2015. In that same March 2012 Federal Register notice, the EPA stated that it intended to make a BART determination on those Reid Gardner Generating Station Units at a later date. In August 2012, the EPA published its final determination for NOx BART controls for the Reid Gardner Generating Station Units 1-3, approving and rejecting certain components of Nevada’s SIP. For the limited portions of Nevada’s SIP that EPA rejected, it put in place a Federal Implementation Plan (FIP) that will remain enforceable until such time as Nevada submits a revised SIP to address the concerns the EPA noted in its August 2012 Federal Register notice. Within the August 2012 notice, the EPA approved Nevada’s determination in its SIP that the installation of selective non-catalytic reduction technology (SNCR) represented BART for purposes of compliance with the Regional Haze Rule, with a specified compliance date of January 1, 2015. On October 19, 2012, NPC submitted to EPA a Petition for Reconsideration of the August 2012 final rule requesting EPA to reconsider the compliance deadline so that it be set no earlier than June 30, 2016, which would match the modified compliance data put forward by the State of Nevada.  The modified State’s compliance date of 2016 also applies to SPPC. Since filing of the Petition for Reconsideration, NPC has participated in various discussions with EPA regarding the compliance date.  A final decision from EPA on the Petition for Reconsideration remains pending.

NVE continues to work toward finalizing the retrofit designs for the affected BART units. NVE filed and has already received approval from the PUCN to retire Tracy Generating Station Units 1 and 2, and install retrofit controls on Tracy Generating Station Unit 3 and Ft. Churchill Generating Station Units 1 and 2. NVE intends to also file with the PUCN the request to install SNCRs on Reid Gardner Generating Station Units 1, 2 & 3. Compliance with the Regional Haze Rules are estimated to cost approximately $77.1 million, excluding AFUDC, over the next several years; however, these costs are preliminary and subject to change based on final engineering analysis and retirement of generating station units. NVE expects that costs incurred to comply with the Regional Haze Rules would be capitalized and recovered through the Utilities’ regulatory proceedings similar to other environmental compliance requirements.

Environmental groups have challenged both of the EPA’s final determinations with respect to Nevada’s regional haze SIP submittal. In May 2012, WildEarth Guardians petitioned the Ninth Circuit to review the EPA’s March 2012 approval of Nevada’s SIP for all affected units and emissions except NOx controls at the Reid Gardner Generating Station, alleging that the EPA’s approval did not conform to the requirements set forth in the Regional Haze Rule. NVE has intervened in that lawsuit. In October 2012, Earthjustice, on behalf of the Moapa Band of Paiute Indians, Sierra Club, and the National Parks Conservation Association, petitioned the Ninth Circuit to review the EPA’s August 2012 final determinations pertaining to NOx controls at the Reid Gardner Generating Station. NVE has intervened in this lawsuit. At this time management is unable to determine the likelihood of success by petitioners in these litigation matters. An adverse decision in either lawsuit could impact our compliance strategy for the Tracy, Ft. Churchill and Reid Gardner Generating Stations, and could result in the requirement to install more stringent emissions controls, or the retirement of certain units earlier than currently planned.

The Navajo Generating Station is also an affected unit under EPA’s Regional Haze Rules. On January 17, 2013, the EPA announced a proposed FIP addressing BART and an “Alternative to BART” for the Navajo Generating Station that includes a flexible timeline for reducing NOx emissions. NVE, along with the other owners of the facility, are reviewing the EPA proposal to determine its impact on the viability of the plant’s future operations. The land lease for the Navajo Generating Station is up for renewal in 2019. Renewal of this lease will require completion of an Environmental Impact Statement as well as a renewal of the fuels supply agreement, among other considerations. It is believed that the EPA BART proposal will require an investment of up to $1.1 billion in additional emission controls at the plant of which NPC’s ownership share is 11.3%. Given that the lease must be renegotiated by 2019, the timeline for BART installation is unclear, and EPA’s overall proposal will be subject to significant input from a variety of affected parties before it is finalized, NVE cannot predict at this time the ultimate financial impact to the Navajo Generating Station operations or what other alternative actions the ownership may decide to take at this time.

Mercury and Air Toxics Standards (MATS)

In December 2011, the EPA signed for publication in the Federal Register a final rule regulating hazardous air pollutant (HAP) emissions from coal- and oil-fired electric utility steam generating units. The rule, referred to as the MATS rule requires coal- and oil-fired electric utility steam generating units to meet HAP emission standards reflecting the application of the maximum achievable control technology (MACT). The final MATS rule (previously referred to as the Utility MACT Rule) was published in the Federal Register on February 16, 2012. The final rule establishes emission limits for hazardous air pollutants from new and existing coal-fired and oil-fired steam electric generating units. The rule requires sources to comply with the emission limits by April 16, 2015, with a potential one year compliance extension available for sources that are unable to complete the installation of emission controls before the compliance deadline. Numerous petitions for review of the final MATS rule have been filed with the United States Court of Appeals for the District of Columbia. The court has established a schedule for the litigation that has final briefs being filed as soon as in April, 2013.

The final rule does not specifically list control technologies that are required to achieve the MATS emission standards. Coal- and oil-fired electric generating units are required to meet the applicable HAP emission limits using whatever control technology, or combination of technologies, they deem appropriate for their specific situation. In general, control technology requirements will be a function of the fuel being fired and the performance of existing air pollution control systems. Based on a review of emissions data available from NVE’s generating units, as well as emissions data available from EPA for similar sources, the Utilities anticipate that SO2 and/or acid gas reduction will be required at SPPC’s Valmy Generating Station, Unit 1 to achieve compliance with the MATS standards. At the present time, SPPC believes a dry sorbent injection system will be selected as the final control option for Unit 1, at an estimated capital cost for SPPC’s 50% ownership interest of approximately $6.4 million, excluding AFUDC. Note that the actual cost will be dependent upon final engineering design.

Currently, all four of the units at the Reid Gardner Generating Station, as well as Unit 2 at the Valmy Generating Station are compliant with the MATS emission standards, based on the current fuel blend. However, NVE and the Utilities will continue to monitor the chemical coal composition utilized in these units to ensure continued compliance.

Other Environmental Matters

NVE and the Utilities are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Due to the age and/or historical usage of past and present operating properties, the Utilities may be responsible for various levels of environmental remediation at contaminated sites. This can include properties that are part of ongoing Utility operations, sites formerly owned or used by NVE or the Utilities, and/or sites owned by third parties. The responsibility to remediate typically involves management of contaminated soils and may involve groundwater remediation. Managed in conjunction with relevant federal, state and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, NVE, the Utilities or their respective affiliates could potentially be held responsible for contamination caused by other parties. In some instances, NVE or the Utilities may share liability associated with contamination with other parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs. These types of sites/situations are generally managed in the normal course of business operations.

In 2008, NPC signed an Administrative Order of Consent (AOC) as owner and operator of Reid Gardner Generating Station Unit Nos. 1, 2 and 3 and as co-owner and operating agent of Unit No. 4. Based on the AOC, in 2008, NPC recorded estimated ARO and capital remediation costs. However, actual costs of work under the AOC may vary significantly once the scope of work is defined and additional site characterization has been completed.

NVE and the Utilities seek to continually comply with environmental regulations; however, given the uncertainties involved in the federal, state and local regulatory environment, future costs to comply may be material.

Litigation Contingencies

NPC

Peabody Western Coal Company - Royalty Claim

NPC owns an 11% interest in the Navajo Generating Station, which is located in northern Arizona and operated by Salt River Project (SRP). Other participants in the Navajo Generating Station are Arizona Public Service Company, Los Angeles Department of Water and Power and Tucson Electric Power Company (together with SRP and NPC, the “Navajo Joint Owners”). NPC also owns a 14% interest in the Mohave Generating Station which is located in Laughlin, Nevada and was operated by Southern California Edison (SCE) prior to the time it became non-operational on December 31, 2005.

In June 1999, the Navajo Nation filed suit against SRP, several Peabody Coal Company entities (collectively referred to as “Peabody”) and SCE in the U.S. District Court for the District of Columbia (the “DC Lawsuit”). NPC was not a party to the DC Lawsuit although, as noted above, it is a participant in both the Navajo Generating Station and the Mohave Generating Station. The DC Lawsuit asserted claims relating to the renegotiation of coal royalty and lease agreements and alleged, among other things, that the defendants obtained a favorable coal royalty rate for leases under which Peabody mined coal for both the Navajo Generating Station and Mohave Generating Station by improperly influencing the outcome of a federal administrative process. The DC Lawsuit sought $600 million in damages and punitive damages of not less than $1.0 billion.

In 2004, Peabody brought suit against the Navajo Joint Owners in state court in St. Louis, Missouri, seeking a declaration that the Navajo Joint Owners are obligated to reimburse Peabody for any royalty, tax or other obligations arising out of the DC Lawsuit. In July 2008, the court dismissed all counts against NPC, two without prejudice to their possible re-filing.

In August 2011, all claims in the DC Lawsuit were dismissed pursuant to a settlement agreement among the Navajo Nation, Peabody, SRP and SCE. At the request of SRP, NPC contributed an immaterial amount toward the settlement of the DC Lawsuit based on its 11% ownership stake in the Navajo Generating Station.

SCE also has asked that the Mohave Joint Owners, including NPC, contribute toward the settlement based upon their ownership stakes in the Mohave Generating Station. NPC has not agreed to contribute to SCE’s portion of the DC Lawsuit settlement. Management has discussed the matters with SCE, but does not believe the impact of any claim by, or settlement with, SCE will be material to NPC.

SPPC

Farad Dam

In June 2001, SPPC sold four hydro generating units (10.3 MW total capacity) located in Nevada and California to TMWA for $8.0 million. One of the units, the Farad Hydro (2.8 MW), has been out of service since the summer of 1996 due to a collapsed flume. Under the terms of the contract with TMWA, SPPC is not entitled to receive the proceeds of sale relating to Farad unless and until it has reconstructed the Farad facility in a manner reasonably acceptable to TMWA or, alternatively, SPPC assigns its casualty loss claim to TMWA and TMWA is reasonably satisfied regarding its rights with respect to such claim. The current estimate to rebuild the diversion dam, if management decides to rebuild, is approximately $20 million.

SPPC filed a claim with the Farad Dam’s insurers, Hartford Steam Boiler Inspection and Insurance Company and Zurich-American Insurance Company, and in 2003 initiated federal court litigation against the insurers. The insurers contested the extent and amount of insurance coverage. Coverage was established through this litigation, but until July 2012 the matter remained in litigation to determine the amount of coverage.

In July 2012, the U.S. Court of Appeals for the Ninth Circuit entered its order reversing the valuation holding of the U.S. District Court and setting the value of Farad Dam at $19.8 million dollars (as was argued by SPPC), with some deduction for depreciation to be determined on remand. The court also affirmed SPPC’s right to recover $4.0 million dollars in permitting and design costs, but held that if SPPC accepts the money, rather than rebuild, the $4.0 million is part of the $19.8 million replacement cost. In addition, the court held that SPPC is entitled to recover full replacement cost in the event of a rebuild, and that the District Court is free, on remand, to extend the three year time to rebuild to start at the conclusion of all litigation.

It is not known at this time when the District Court will set hearings for the issues remanded by the Ninth Circuit. Management cannot assess or predict the outcome or the impact of the District Court decisions at this time, but they are not expected to be material to SPPC.

Other Legal Matters

NVE and its subsidiaries, through the course of their normal business operations, are currently involved in a number of other legal actions, none of which, in the opinion of management, is expected to have a significant impact on their financial positions, results of operations or cash flows.

Other Commitments

NPC and SPPC

ON Line TUA

During the second quarter of 2011, NVE began to construct Phase 1 of ON Line, which is a joint project between the Utilities and GBT-South. Construction of Phase 1 consists of the initial 500 kV interconnection between the Robinson Summit substation on the SPPC system and the Harry Allen substation on the NPC system. ON Line has an expected in-service date of no later than December 31, 2013. The Utilities will own a 25% interest in Phase 1 and have entered into a TUA with GBT-South for its 75% interest in Phase 1. Under the terms of the TUA, NVE’s future lease payments are adjusted for construction costs, including cost overruns; for which the Utilities expect to get regulatory recovery of. For accounting purposes NVE is treated as the owner of the construction project in accordance with Lease Accounting, The Effect of Lessee Involvement in Asset Construction of the FASC. As a result, as of December 31, 2012, capitalized construction costs associated with GBT’s 75% interest were $264.9 and $14.2 million at NPC and SPPC, respectively, in CWIP with a corresponding credit to other deferred liabilities. NVE expects to recover future lease payments including cost overruns through the Utilities’ regulatory proceedings.

NOTE 13.      COMMON STOCK AND OTHER PAID-IN CAPITAL

Policy on Shareholder Rights Plans

NVE’s policy is to seek shareholder approval prior to the adoption of a shareholder rights plan, unless the BOD, in the exercise of its fiduciary duties and with the concurrence of a majority of its independent members, determines that, under the circumstances existing at the time, it is in the best interest of NVE’s shareholders to adopt a shareholder rights plan without first obtaining shareholder approval.  If a shareholder rights plan is adopted without prior shareholder approval, the plan must provide that it shall expire, unless ratified by shareholders, within one year of adoption.

Stock Ownership Plans

As of December 31, 2012, 14,050,162 shares of common stock have been made available for the CSIP, ESPP, LTIP and NEDSP.

The LTIP allows awards to be granted to officers and key employees through December 2013.  The LTIP permits the following types of grants, separately or in combination: nonqualified and qualified stock options; incentive stock options; stock appreciation rights; dividend equivalent rights; restricted stock; restricted stock units; performance units; performance shares; and other equity based awards in cash. Awards may be paid out in shares of common stock.

The ESPP is available to all employees meeting minimum service requirements.  Employees can choose twice each year to have up to 15% of their base earnings withheld to purchase NVE common stock.  The purchase price of the stock is 85% of the market value on the offering date or the exercise date, whichever is less.

NEDSP

The annual retainer for non-employee directors is $135,000, and the minimum amount to be paid in NVE stock is $75,000 per director. The director may elect to take the remainder in cash or in stock, and a stock award may be deferred until such time as the director is no longer a director of NVE, provided such elections are made sufficiently in advance pursuant to applicable plan provisions. Stock to fulfill the common stock portions of the annual BOD and BOD chair retainers is issued under the NEDSP. Under the NEDSP, the number of shares awarded in compensation is based on the closing price of the common stock listed on The New York Stock Exchange (“NYSE”) on the date of the annual meeting of stockholders (or on the preceding trading day if the meeting is held on a date when the NYSE is closed). Under the NEDSP, NVE granted the following total shares and related compensation to directors during 2012, 2011 and 2010, respectively: 43,808, 49,002, and 65,933 shares, and $748,248, $745,879, $829,074.

CSIP

NVE offers the CSIP for the purpose of promoting long-term ownership by providing a convenient method to purchase shares of our common stock.  New investors can purchase common stock directly from the company for as little as $250 for the first purchase.  Existing shareholders can purchase additional shares up to once per month for as little as $50.   Shareholders can also choose to reinvest all or a portion (specified in increments of 10%) of cash dividends to purchase additional shares of common stock. Shares are purchased on the first business day of each month with the exception of months in which a dividend is paid in which case purchases are scheduled to be made on the date of the dividend payment.

Dividends

	Dividends declared per share
	2012	2011
First Quarter	$0.13	$0.12
Second Quarter	$0.17	$0.12
Third Quarter	$0.17	$0.12
Fourth Quarter	$0.17	$0.13

On February 7, 2013, NVE’s BOD declared a quarterly cash dividend of $0.19 per share payable on March 20, 2013, to common shareholders of record on March 5, 2013.

During 2012 and 2011, NPC paid dividends to NVE of $184.0 million and $99.0 million, respectively. During 2012 and 2011, SPPC paid dividends to NVE of $20.0 million and $114.0 million, respectively. On February 7, 2013, NPC declared a $50 million dividend payable to NVE.

Treasury Stock

NVE periodically repurchases common stock on the open market for the purpose of meeting the requirements of its stock compensation plans; such purchases were not made pursuant to a publicly announced stock repurchase plan or program.  All shares repurchased are held as treasury stock and may be reissued upon exercise or settlement of the stock compensation award.  Treasury stock is accounted for using the cost method. For the year ended December 31, 2012, NVE repurchased approximately 1.1 million shares of common stock for approximately $19.9 million.

NOTE 14.        EARNINGS PER SHARE (NVE)

The difference between basic EPS and diluted EPS is due to potentially dilutive common shares resulting from NEDSP, the ESPP and the LTIP.

The following table outlines the calculation for earnings per share (EPS):

	Year Ended December 31,
	2012	2011	2010
Basic EPS
Numerator ($000)
Net income	$321,946	$163,432	$226,984

Denominator
Weighted-average number of common shares outstanding	235,840,558	235,847,596	235,048,347

Per Share Amounts
Net income per share – basic	$1.37	$0.69	$0.97

Diluted EPS
Numerator ($000)
Net income	$321,946	$163,432	$226,984

Denominator(1)
Weighted-average number of shares outstanding before dilution	235,840,558	235,847,596	235,048,347
Stock options	31,443	36,189	34,590
Non-Employee Director stock plan	163,543	143,791	141,577
Employee stock purchase plan	5,671	4,111	5,909
Restricted Shares	545,750	395,813	78,920
Performance Shares	1,296,916	1,339,571	985,469
Diluted Weighted Average Number of Shares	237,883,881	237,767,071	236,294,812

Per Share Amounts
Net income per share - diluted	$1.35	$0.69	$0.96

(1)	The denominator does not include stock equivalents for options issued under the non-qualified stock option plan due to conversion prices
	being higher than market prices for all periods. Under this plan, an additional 297,803, 390,095 and 563,624 shares for 2012, 2011
	and 2010, respectively, would be included in each of these periods if the conditions for conversion were met.

NOTE 15.         ASSETS HELD FOR SALE

NPC

Sale of NPC’s Telecommunication Towers

In August 2011, NPC completed the sale of 37 telecommunication towers to Global Tower Partners, LLC. Cash proceeds from the sale were approximately $32 million with the gain on sale deferred subject to the final accounting approval by the PUCN.

In March 2012, NPC filed a petition with the PUCN to obtain a declaratory order and the accounting guidance necessary to establish a regulatory account for the gain on sale of NPC’s telecommunication towers to Global Tower Partners, LLC. In July 2012, the PUCN approved a stipulation between NPC, the Bureau of Consumer Protection, and PUCN staff that provides for an allocation of $27.3 million of the approximate $32.0 million gain on sale to the ratepayers. The amortization of the gain will coincide with the rate effective date of NPC’s next GRC, which is mandated in 2015. NPC recorded approximately $5.5 million, including an adjustment to previously recorded carrying charges to other income for the remaining balance of the gain on sale for the year ended December 31, 2012.

SPPC

Sale of California Electric Distribution and Generation Assets

On January 1, 2011, SPPC sold its California electric distribution and generation assets to CalPeco, d/b/a Liberty Energy-CalPeco. Cash proceeds from the sale were approximately $132 million, plus additional closing adjustments resulting in an immaterial after tax gain, for which the final accounting was approved by the FERC in September 2011.  In connection with the sale of the assets, SPPC entered into a separate five year purchase power agreement to sell energy to CalPeco.

In accordance with FASB presentation accounting guidance for discontinued operations, ASC 205-10-20, the California asset sale met the “assets held for sale” criteria, but, did not meet the “component-of-an-entity” criteria.  The California electric distribution and generation assets held for sale did not have cash flows that could be clearly distinguished operationally from the rest of the entity because they did not operate individually, but rather as a part of SPPC’s whole operating system, which included all of the electric distribution and generation assets owned by SPPC.

Sale of Independence Lake

In May 2010, SPPC sold a lake and surrounding property located in the State of California, known as Independence Lake, for approximately $15 million. The gain on sale was approximately $14.7 million before taxes; however, approximately $7.1 million of the gain has been deferred as a regulatory liability and will be paid to SPPC’s ratepayers over approximately three years.

NOTE 16.         QUARTERLY FINANCIAL DATA (UNAUDITED)

The following figures are unaudited and include all adjustments necessary in the opinion of management for a fair presentation of the results of interim periods.  Dollars are presented in thousands except per share amounts.

NVE

	2012 Quarter Ended
	March	June	September	December

Operating Revenues	$611,420	$740,698	$1,026,488	$600,571
Operating Income	$96,468	$180,836	$411,240	$96,519
Net Income	$12,173	$69,439	$223,170	$17,164

Net Income per Share
Basic(1)	$0.05	$0.29	$0.95	$0.07
Diluted	$0.05	$0.29	$0.94	$0.07

(1)	Total Net Income per Share per the Consolidated Statement of Comprehensive Income may differ slightly due to rounding.

	2011 Quarter Ended
	March	June	September	December

Operating Revenues	$640,983	$674,931	$1,017,796	$609,597
Operating Income	$73,866	$106,919	$353,196	$76,684
Net Income (Loss)	$2,330	$12,888	$173,462	$(25,248)

Net Income (Loss) per Share
Basic -	$0.01	$0.05	$0.74	$(0.11)
Diluted(1)	$0.01	$0.05	$0.73	$(0.11)

(1)	Total Net Income per Share per the Consolidated Statement of Comprehensive Income may differ slightly due to rounding.

NPC		2012 Quarter Ended
		March	June	September	December

	Operating Revenues	$395,688	$553,143	$802,334	$394,076
	Operating Income	$52,684	$146,991	$346,225	$56,395
	Net Income (Loss)	$(1,316)	$62,297	$195,170	$1,587

	2011 Quarter Ended
	March	June	September	December

Operating Revenues	$390,068	$473,898	$798,914	$391,513
Operating Income	$31,533	$82,177	$296,327	$33,759
Net Income (Loss)	$(9,020)	$16,063	$154,608	$(29,065)

SPPC
		2012 Quarter Ended
		March	June	September	December

	Operating Revenues	$215,728	$187,551	$224,150	$206,491
	Operating Income	$44,679	$34,953	$65,664	$42,854
	Net Income	$18,644	$12,679	$34,427	$18,604

	2011 Quarter Ended
	March	June	September	December

Operating Revenues	$250,911	$201,030	$218,878	$218,080
Operating Income	$43,149	$25,703	$57,574	$45,007
Net Income	$16,576	$3,512	$25,336	$14,462

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in Thousands, Except Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

OPERATING REVENUES	$1,013,151	$1,026,488	$2,329,011	$2,378,606

OPERATING EXPENSES:
Fuel for power generation	217,954	171,316	554,181	400,936
Purchased power	205,970	205,686	498,141	486,894
Gas purchased for resale	7,383	5,382	62,277	46,491
Deferred energy	(55,270)	(29,036)	(221,022)	(30,285)
Energy efficiency program costs	16,042	32,584	38,486	76,609
Regulatory disallowance	17,335	—	17,335	—
Merger-related costs (Note 2)	7,857	—	21,409	—
Other operating expenses	106,068	100,108	317,538	307,080
Maintenance	17,176	19,014	66,128	76,190
Depreciation and amortization	96,801	94,512	291,687	281,690
Taxes other than income	14,214	15,682	46,536	44,457
Total Operating Expenses	651,530	615,248	1,692,696	1,690,062
OPERATING INCOME	361,621	411,240	636,315	688,544

OTHER INCOME (EXPENSE):
Interest expense
(net of AFUDC-debt: $1,957 , $1,976 , $5,770 and $5,479)	(74,438)	(73,667)	(221,305)	(226,162)
Interest expense on regulatory items	(281)	(2,024)	(1,124)	(6,203)
AFUDC-equity	2,591	2,415	7,730	6,666
Other income	3,239	8,827	10,872	19,312
Other expense	(3,829)	(4,209)	(12,116)	(11,909)
Total Other Income (Expense)	(72,718)	(68,658)	(215,943)	(218,296)
Income Before Income Tax Expense	288,903	342,582	420,372	470,248

Income tax expense	101,669	119,412	148,430	165,466

NET INCOME	187,234	223,170	271,942	304,782

Other comprehensive income (loss)
Change in compensation retirement benefits liability and amortization
(Net of taxes $(133), $(74), $(398) and $(246))	246	155	738	464
Change in market value of risk management assets and liabilities
(Net of taxes $(154), $91, $(261) and $355)	(11)	(193)	485	(668)
Unrealized net gain/(loss) on investment
(Net of taxes $(49), $0, $(18) and $0)	98	—	33	—

OTHER COMPREHENSIVE INCOME(LOSS)	333	(38)	1,256	(204)

COMPREHENSIVE INCOME	$187,567	$223,132	$273,198	$304,578

Amount per share basic and diluted (Note 9)
Net income per share - basic	$0.79	$0.95	$1.16	$1.29
Net income per share - diluted	$0.79	$0.94	$1.15	$1.28

Weighted Average Shares of Common Stock Outstanding - basic	235,578,310	235,961,402	235,421,933	235,986,874
Weighted Average Shares of Common Stock Outstanding - diluted	237,605,514	238,121,732	237,339,039	237,850,530
Dividends Declared Per Share of Common Stock	$0.19	$0.17	$0.57	$0.47

The accompanying notes are an integral part of the financial statements.

NV ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share Amounts)
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$373,026	$298,271
Accounts receivable less allowance for uncollectible accounts:
2013 - $9,643; 2012 - $8,748	483,178	373,099
Materials, supplies and fuel, at average cost	121,699	138,337
Deferred energy costs (Note 4)	82,235	—
Deferred income taxes	120,186	60,592
Other current assets	49,041	40,750
Total Current Assets	1,229,365	911,049

Utility Property:
Plant in service	12,195,312	12,031,053
Construction work-in-progress	821,430	708,109
Total	13,016,742	12,739,162
Less accumulated provision for depreciation	3,526,824	3,313,188
Total Utility Property, Net	9,489,918	9,425,974

Investments and other property, net	65,354	56,660

Deferred Charges and Other Assets:
Deferred energy (Note 4)	85,055	87,072
Regulatory assets	1,048,204	1,132,768
Regulatory asset for pension plans	270,565	281,195
Other deferred charges and assets	76,705	89,418
Total Deferred Charges and Other Assets	1,480,529	1,590,453

TOTAL ASSETS	$12,265,166	$11,984,136

	(Continued)

NV ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share Amounts)
(Unaudited)

	September 30,	December 31,
	2013	2012
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current maturities of long-term debt (Note 5)	$129,457	$356,283
Accounts payable	316,681	332,245
Accrued expenses	104,781	127,693
Deferred energy (Note 4)	—	136,865
Other current liabilities	88,299	66,221
Total Current Liabilities	639,218	1,019,307

Long-term debt (Note 5)	4,791,809	4,669,798

Commitments and Contingencies (Note 8)

Deferred Credits and Other Liabilities:
Deferred income taxes	1,680,896	1,470,973
Deferred investment tax credit	11,623	13,538
Accrued retirement benefits	144,696	162,260
Regulatory liabilities	631,368	550,687
Other deferred credits and liabilities	656,963	540,202
Total Deferred Credits and Other Liabilities	3,125,546	2,737,660

Shareholders' Equity:
Common stock, $1.00 par value; 350 million shares authorized; 235,999,750 issued
for 2013 and 2012; 235,581,074 and 235,079,156 outstanding for 2013 and 2012, respectively	236,000	236,000
Treasury stock at cost, 418,675 shares and 920,594 shares for 2013 and 2012, respectively	(7,898)	(16,804)
Other paid-in capital	2,716,311	2,712,943
Retained earnings	772,995	635,303
Accumulated other comprehensive loss	(8,815)	(10,071)
Total Shareholders' Equity	3,708,593	3,557,371

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,265,166	$11,984,136

The accompanying notes are an integral part of the financial statements.

(Concluded)

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:
Net Income	$271,942	$304,782
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	291,687	281,690
Deferred taxes and deferred investment tax credit	152,280	187,229
AFUDC-equity	(7,730)	(6,666)
Deferred energy	(218,156)	(18,702)
Regulatory disallowance	17,335	—
Amortization of other regulatory assets	134,846	114,626
Deferred rate increase	9,241	2,252
Other, net	3,649	(50,012)
Changes in certain assets and liabilities:
Accounts receivable	(101,079)	(151,420)
Materials, supplies and fuel	16,909	(18,034)
Other current assets	(8,292)	(10,390)
Accounts payable	7,042	22,646
Accrued retirement benefits	(17,563)	(12,946)
Other current liabilities	(594)	(23,643)
Other deferred assets	(3,634)	(3,572)
Other regulatory assets	(3,276)	34,420
Other deferred liabilities	9,099	(8,066)
Net Cash from Operating Activities	553,706	644,194

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:
Additions to utility plant (excluding AFUDC-equity)	(267,798)	(387,790)
Customer advances for construction	921	(1,508)
Contributions in aid of construction	38,714	63,864
Investments and other property - net	(5,144)	217
Net Cash used by Investing Activities	(233,307)	(325,217)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of costs	247,245	130,764
Retirement of long-term debt	(354,443)	(272,353)
Sale of common stock	2,133	—
Common stock repurchased	(6,329)	(4,509)
Dividends paid	(134,250)	(110,920)
Net Cash used by Financing Activities	(245,644)	(257,018)

Net Increase in Cash and Cash Equivalents	74,755	61,959
Beginning Balance in Cash and Cash Equivalents	298,271	145,944
Ending Balance in Cash and Cash Equivalents	$373,026	$207,903

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for:
Interest	$233,502	$237,262
Income taxes	$2	$151
Significant non-cash transactions:
Accrued construction expenses as of September 30,	$141,214	$132,112
Issuance of treasury stock	$13,102	$—

	The accompanying notes are an integral part of the financial statements.

NV ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in Thousands, Except Share Amounts)
(Unaudited)

	Common Stock Shares	Common Stock Amount	Treasury Stock Shares	Treasury Stock Amount	Other Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
December 31, 2011	235,999,750	$236,000	—	$—	$2,713,736	$464,277	$(7,934)	$3,406,079
Net Income						304,782		304,782
Change in compensation retirement benefits liability and amortization (net of taxes $(246))							464	464
Change in market value of risk management assets and liabilities (net of taxes $355)							(668)	(668)
Common stock repurchased			(252,000)	(4,509)				(4,509)
Dividends Declared						(110,920)		(110,920)
September 30, 2012	235,999,750	$236,000	(252,000)	$(4,509)	$2,713,736	$658,139	$(8,138)	$3,595,228

December 31, 2012	235,999,750	$236,000	(920,594)	$(16,804)	$2,712,943	$635,303	$(10,071)	$3,557,371
Net Income						271,942		271,942
Employee Benefits			827,097	15,235	3,368			18,603
Change in compensation retirement benefits liability and amortization (net of taxes $(398))							738	738
Change in market value of risk management assets and liabilities (net of taxes $(261))							485	485
Unrealized net gain/(loss) on investment (net of taxes $(18))							33	33
Common stock repurchased			(325,178)	(6,329)				(6,329)
Dividends Declared						(134,250)		(134,250)
September 30, 2013	235,999,750	$236,000	(418,675)	$(7,898)	$2,716,311	$772,995	$(8,815)	$3,708,593

The accompanying notes are an integral part of the financial statements.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies for both utility and non-utility operations are as follows:

Basis of Presentation

The consolidated financial statements include the accounts of NV Energy, Inc. and its wholly-owned subsidiaries, NPC, SPPC, Sierra Pacific Communications, Lands of Sierra, Inc., NVE Insurance Company, Inc. and Sierra Gas Holding Company.  All intercompany balances and transactions have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities.  These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period.  Actual results could differ from these estimates.

In the opinion of the management of NVE, NPC and SPPC, the accompanying unaudited interim consolidated financial statements contain normal and recurring adjustments necessary to present fairly the consolidated financial position, results of operations and cash flows for the periods shown.  These consolidated financial statements do not contain the complete detail concerning accounting policies and other matters, which are included in full year financial statements; therefore, they should be read in conjunction with the audited financial statements included in the 2012 Form 10-K.

The results of operations and cash flows of NVE, NPC and SPPC for the nine months ended September 30, 2013, are not necessarily indicative of the results to be expected for the full year.

Accounting Policies

      Consolidations of VIEs

To identify potential variable interests, management reviewed contracts under leases, long-term purchase power contracts, tolling contracts and jointly owned facilities.  The Utilities identified certain long-term purchase power contracts that could be defined as variable interests.  However, the Utilities are not the primary beneficiary as they primarily lacked the power to direct the activities of the entity, including the ability to operate the generating facilities and make management decisions.  The Utilities' maximum exposure to loss is limited to the cost of replacing these purchase power contracts if the providers are unable to deliver power.  However, the Utilities believe their exposure is mitigated as they would likely recover these costs through their deferred energy accounting mechanism.  As of September 30, 2013, the carrying amount of assets and liabilities in the Utilities’ balance sheets that relate to their involvement with VIEs are predominately related to working capital accounts and generally represent the amounts owed by the Utilities for the deliveries associated with the current billing cycle under the contracts.

Recent Accounting Standards Update

      Derivatives and Hedging (ASC 815)

In July 2013, the FASB amended its existing guidance related to hedge accounting.  The amendment permits the Fed Funds Effective Swap Rate (OIS) to be used as a U.S benchmark interest rate for hedge accounting purposes under ASC 815, in addition, to the current approved U.S. rates which include interest rates on direct Treasury obligations of the U.S. government (UST) and LIBOR.  The amendment is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.    The adoption of this guidance did not have an impact on the presentation of the consolidated financial statements or disclosure requirements for NVE and the Utilities.

      Income Taxes (ASC 740)

In July 2013, the FASB amended its existing guidance related to the presentation of an unrecognized tax benefit on the financial statements.  ASC 740, Income Taxes, does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a NOL carryforward, a similar tax loss, or a tax credit carryforward exists.  As a result, there is diversity in practice in the presentation of unrecognized tax benefits.  The objective of the amendment is to eliminate the diversity in practice, requiring the unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a NOL carryforward, a similar tax loss, or a tax credit carryforward with certain exceptions.  The amendment can be applied prospectively or retrospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 for public entities.  NVE and the Utilities have elected to early adopt this amendment prospectively as of September 30, 2013, presenting their unrecognized tax benefit as a reduction to their NOL deferred tax asset. The adoption of this guidance did not have a material impact on the presentation of the financial statements for NVE and the Utilities.

Federal Income Tax Regulations

In September 2013, the Internal Revenue Service and the U.S. Treasury Department released final tax regulations on the deduction and capitalization of expenditures related to tangible property. These regulations apply to tax years beginning on or after January 1, 2014.  NVE and the Utilities continue to evaluate the effects of the tangible property regulations as well as the generation guidance in Revenue Procedure 2013-24, but do not believe that these tax regulations will have a material impact on the presentation of the financial statements for NVE and the Utilities.

Other Comprehensive Income (ASC 220)

In December 2011, the FASB deferred the effective date of a portion of the June 2011 amendment related to the presentation of reclassification adjustments out of accumulated other comprehensive income.  In February 2013, the FASB reinstated certain portions of the deferred amendment.  The reinstated amendment is applied prospectively and is effective for NVE and the Utilities as of January 1, 2013.  The adoption of this guidance did not have an impact on the presentation of the financial statements for NVE and the Utilities.

Balance Sheet Offsetting Disclosures (ASC 210)

In November 2011, the FASB amended the Balance Sheet Topic as reflected in the FASB Accounting Standards Codification to enhance current disclosures regarding offsetting (netting) of assets and liabilities on the face of the financial statements.  The amendment requires an entity to disclose information about offsetting and related arrangements to enable users of the financial statements to understand the effect of those arrangements on its financial position.  The scope of this amendment includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements.  The amendment is applied retrospectively to all periods presented and is effective for NVE and the Utilities as of January 1, 2013.  The adoption of this guidance did not have an impact on the disclosure requirements for NVE and the Utilities.

NOTE 2.      MERGER-RELATED ACTIVITIES

MidAmerican Merger

On May 29, 2013, NVE entered into the MidAmerican Merger Agreement.  The MidAmerican Merger Agreement provides for the merger of Silver Merger Sub, Inc. with and into NVE, with NVE continuing as the surviving corporation.  Once merged, NVE will become an indirect wholly owned subsidiary of MEHC.  The closing is expected to occur in late 2013 or the first quarter of 2014.

Pursuant to the MidAmerican Merger Agreement, at the effective time of the MidAmerican Merger, each share of common stock of NVE issued and outstanding immediately prior to the closing will be converted into the right to receive cash in the amount of $23.75 per share, without interest and subject to applicable withholding taxes.

The MidAmerican Merger Agreement has been approved by the BOD of both NVE and MEHC, but the consummation of the MidAmerican Merger is subject to the satisfaction or waiver of specified closing conditions, including:

•
the approval of the MidAmerican Merger Agreement by the holders of a majority of the outstanding shares of NVE common stock. On September 25, 2013, NVE’s stockholders approved the MidAmerican Merger Agreement. Consequently, this closing condition has been satisfied;

•
the receipt of regulatory approvals and other consents required to consummate the MidAmerican Merger, including, among others, approvals from the PUCN and the FERC on terms and conditions specified in the MidAmerican Merger Agreement (in July 2013, filings were made with the PUCN and FERC. See Note 4, Regulatory Actions, for further details of these filings);

•
the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On July 22, 2013, NVE was advised that the Department of Justice and the U.S. Federal Trade Commission had terminated the applicable waiting period under the Hart-Scott-Rodino Act.  Consequently, the closing condition with respect to the Hart-Scott-Rodino Act has been satisfied;

•	the absence of the occurrence of a company material adverse effect (as defined in the MidAmerican Merger Agreement) after the date of the MidAmerican Merger Agreement; and

•	other customary closing conditions.

The MidAmerican Merger Agreement contains customary representations, warranties and covenants for both NVE and MEHC. These covenants include an obligation for us, subject to certain exceptions, to conduct our business in a manner substantially consistent with our current practice. In addition, the covenants contain several restrictions that apply unless MEHC’s consent is received, including limitations on making certain business acquisitions, limitations on our total capital spending, limitations on the extent to which we may obtain financing through long-term debt or equity issuances and limitations on increasing our common stock dividend payout.

The MidAmerican Merger Agreement contains certain termination rights and fees for both NVE and MEHC. In the event of termination of the MidAmerican Merger under certain circumstances, NVE may be obligated to pay MEHC a termination fee of up to $169.7 million.

During the three and nine month periods ending September 30, 2013, NVE incurred $7.9 million (pre-tax) and $21.4 million (pre-tax) of merger-related fees and stock compensation costs related to the MidAmerican Merger which have been expensed and presented on the Statement of Comprehensive Income as Merger-Related Costs.  Stock compensation costs increased primarily due to the increase in the average price per share of NVE common stock used to value the liability for stock compensation, upon announcement of the MidAmerican Merger.  NVE expects to incur additional merger fees relating to the MidAmerican Merger upon consummation of the MidAmerican Merger.

As a result of the pending MidAmerican Merger, NVE, its directors, Silver Merger Sub, Inc. and, in some cases, MEHC, have been named as defendants in certain lawsuits brought by alleged NVE shareholders seeking, among other things, to enjoin the proposed MidAmerican Merger; see Note 8, Commitments and Contingencies for further details.  In addition, NVE has ceased the repurchase of any common stock for NVE stock compensation plans; see Note 10, Common Stock and Other Paid-In Capital.

The MidAmerican Merger will accelerate the vesting and settlement of equity compensation awards to executives and employees which will be cashed out upon consummation of the MidAmerican Merger. Certain executives are also entitled to additional change of control payments in the event of an occurrence of a qualified termination.  The consummation of the MidAmerican Merger will also trigger mandatory redemption requirements under financing agreements of NVE and the Utilities.  As a result, NVE, NPC and SPPC will be required to offer to purchase approximately $315.0 million, $3.1 billion, and $951.7 million, respectively, of debt at 101% of par within 10 days after the MidAmerican Merger closing.  At this time, NVE and the Utilities are unable to determine the extent to which holders of these debt securities will accept such tender offers.  The average interest rate under these debt securities is approximately 6.25%, 6.42% and 5.51% for NVE, NPC and SPPC, respectively.  To the extent that debt securities are tendered pursuant to the required tender offers, NVE and the Utilities intend to fund the purchases using a combination of internal funds, the Utilities’ revolving credit facilities or the issuance of long-term debt. Furthermore, NVE and the Utilities were required to obtain consents from lenders under the terms of the Utilities’ revolving credit facilities and NVE’s Term Loan before consummating the MidAmerican Merger. In November 2013, NVE amended its Term Loan and NPC and SPPC amended their revolving credit facilities, in each case to permit the MidAmerican Merger.

 One Company Merger between NPC and SPPC

                As detailed further in Note 4, Regulatory Actions, NPC and SPPC filed a joint application with the PUCN to merge SPPC into NPC (“One Company Merger”) and to call the surviving entity NVEOC.   The One Company Merger is subject to approval by the PUCN and FERC.

NOTE 3.            SEGMENT INFORMATION

The Utilities operate three regulated business segments, NPC electric, SPPC electric and SPPC natural gas service, which are reported in accordance with Segment Reporting of the FASC.  Electric service is provided to Las Vegas and surrounding Clark County by NPC, and to northern Nevada by SPPC.  Natural gas services are provided by SPPC in the Reno-Sparks area of Nevada.  Other information includes amounts below the quantitative thresholds for separate disclosure.

Operational information of the different business segments is set forth below based on the nature of products and services offered.  NVE evaluates performance based on several factors, of which the primary financial measure is business segment gross margin.  Gross margin, which the Utilities calculate as operating revenues less energy costs, energy efficiency program costs and regulatory disallowances provides a measure of income available to support the other operating expenses of the Utilities.  See Note 1, Summary of Significant Accounting Policies, of the Notes to Financial Statements in the 2012 Form 10-K for further information regarding energy efficiency program costs.

Operating expenses are provided by segment in order to reconcile to operating income as reported in the consolidated financial statements (dollars in thousands):

Three Months Ended
September 30, 2013
	NVE Consolidated	NVE Other	NPC Electric	SPPC Total	SPPC Electric	SPPC Gas
Operating Revenues	$1,013,151	$3	$786,142	$227,006	$213,463	$13,543

Energy Costs:
Fuel for power generation	217,954	—	163,127	54,827	54,827	—
Purchased power	205,970	—	172,582	33,388	33,388	—
Gas purchased for resale	7,383	—	—	7,383	—	7,383
Deferred energy	(55,270)	—	(45,381)	(9,889)	(7,925)	(1,964)
Energy efficiency program costs	16,042	—	13,998	2,044	2,044	—
Regulatory disallowance	17,335	—	11,866	5,469	5,469	—
Total Costs	$409,414	$—	$316,192	$93,222	$87,803	$5,419

Gross Margin	$603,737	$3	$469,950	$133,784	$125,660	$8,124

Merger-related costs	7,857	229	5,620	2,008
Other operating expenses	106,068	830	70,844	34,394
Maintenance	17,176	—	11,208	5,968
Depreciation and amortization	96,801	—	68,849	27,952
Taxes other than income	14,214	57	8,213	5,944
Operating Income (Loss)	$361,621	$(1,113)	$305,216	$57,518

Nine Months Ended
September 30, 2013
	NVE Consolidated	NVE Other	NPC Electric	SPPC Total	SPPC Electric	SPPC Gas
Operating Revenues	$2,329,011	$10	$1,695,129	$633,872	$560,392	$73,480

Energy Costs:
Fuel for power generation	554,181	—	412,904	141,277	141,277	—
Purchased power	498,141	—	383,386	114,755	114,755	—
Gas purchased for resale	62,277	—	—	62,277	—	62,277
Deferred energy	(221,022)	—	(154,484)	(66,538)	(44,223)	(22,315)
Energy efficiency program costs	38,486	—	32,807	5,679	5,679	—
Regulatory disallowance	17,335	—	11,866	5,469	5,469	—
Total Costs	$949,398	$—	$686,479	$262,919	$222,957	$39,962

Gross Margin	$1,379,613	$10	$1,008,650	$370,953	$337,435	$33,518

Merger-related costs	21,409	1,394	14,487	5,528
Other operating expenses	317,538	2,747	208,336	106,455
Maintenance	66,128	—	45,172	20,956
Depreciation and amortization	291,687	—	207,915	83,772
Taxes other than income	46,536	318	27,804	18,414
Operating Income (Loss)	$636,315	$(4,449)	$504,936	$135,828

Three Months Ended
September 30, 2012
	NVE Consolidated	NVE Other	NPC Electric	SPPC Total	SPPC Electric	SPPC Gas
Operating Revenues	$1,026,488	$4	$802,334	$224,150	$212,073	$12,077

Energy Costs:
Fuel for power generation	171,316	—	123,992	47,324	47,324	—
Purchased power	205,686	—	171,687	33,999	33,999	—
Gas purchased for resale	5,382	—	—	5,382	—	5,382
Deferred energy	(29,036)	—	(22,685)	(6,351)	(5,498)	(853)
Energy efficiency program costs	32,584	—	28,492	4,092	4,092	—
Total Costs	$385,932	$—	$301,486	$84,446	$79,917	$4,529

Gross Margin	$640,556	$4	$500,848	$139,704	$132,156	$7,548

Other operating expenses	100,108	608	65,372	34,128
Maintenance	19,014	—	12,533	6,481
Depreciation and amortization	94,512	—	66,975	27,537
Taxes other than income	15,682	45	9,743	5,894
Operating Income (Loss)	$411,240	$(649)	$346,225	$65,664

Nine Months Ended
September 30, 2012
	NVE Consolidated	NVE Other	NPC Electric	SPPC Total	SPPC Electric	SPPC Gas
Operating Revenues	$2,378,606	$12	$1,751,165	$627,429	$549,886	$77,543

Energy Costs:
Fuel for power generation	400,936	—	285,799	115,137	115,137	—
Purchased power	486,894	—	388,494	98,400	98,400	—
Gas purchased for resale	46,491	—	—	46,491	—	46,491
Deferred Energy	(30,285)	—	(15,461)	(14,824)	(13,854)	(970)
Energy efficiency program costs	76,609	—	65,466	11,143	11,143	—
Total Costs	$980,645	$—	$724,298	$256,347	$210,826	$45,521

Gross Margin	$1,397,961	$12	$1,026,867	$371,082	$339,060	$32,022

Other operating expenses	307,080	2,382	200,484	104,214
Maintenance	76,190	—	52,594	23,596
Depreciation and amortization	281,690	—	201,096	80,594
Taxes other than income	44,457	282	26,793	17,382
Operating Income (Loss)	$688,544	$(2,652)	$545,900	$145,296

NOTE 4.    REGULATORY ACTIONS

NPC and SPPC follow deferred energy accounting.  See Note 3, Regulatory Actions, of the Notes to Financial Statements in the 2012 Form 10-K for additional information regarding deferred energy accounting by the Utilities.

The following deferred energy amounts were included in the consolidated balance sheets as of September 30, 2013 (dollars in thousands):

	September 30, 2013
	NVE Total	NPC Electric	SPPC Electric	SPPC Gas
Deferred Energy
Cumulative Deferred Balance authorized in 2013 DEAA	$(152,990)	$(102,227)	$(32,693)	$(18,070)
2013 Amortization	111,977	69,288	23,695	18,994
2013 Deferred Energy Under Collections (1)	118,397	95,465	19,697	3,235
Deferred Energy Balance at September 30, 2013 - Subtotal	$77,384	$62,526	$10,699	$4,159
Reinstatement of deferred energy (effective 6/07, 10 years)	89,906	89,906	—	—
Total Deferred Energy	$167,290	$152,432	$10,699	$4,159

Current Assets
Deferred energy	$82,235	$68,391	$10,322	$3,522
Non-current Assets
Deferred energy	85,055	84,041	377	637
Total Net Deferred Energy	$167,290	$152,432	$10,699	$4,159

(1)
These deferred energy under collections are subject to quarterly rate resets as discussed in Note 1, Summary of Significant Accounting Policies, Deferred Energy Accounting, of the Notes to the Financial Statements in the 2012 Form 10-K.

Pending Regulatory Actions

   Nevada Power Company and Sierra Pacific Power Company

      Joint Application for the merger between NVE and MEHC (MidAmerican Merger)

In July 2013, NVE and MEHC filed a joint application with the PUCN seeking the authorization of the MidAmerican Merger. Under Nevada law, the PUCN may not authorize the MidAmerican Merger unless it finds, among other things, that the transaction is “in the public interest”.  If the PUCN does not issue a final order regarding the MidAmerican Merger within 180 days of the application filing date, the transaction will be deemed to be authorized.  Based on the date of filing, the expected authorization date for the joint application between NVE and MEHC is January 2014.  Hearings are scheduled for November 2013.

Joint Application of NPC and SPPC (One Company Merger Filing)

                In May 2013, NPC and SPPC filed a joint application with the PUCN to consolidate the Utilities into a single jurisdictional utility.  The joint application with the PUCN requested the following:

•
Authority to modify the legal and regulatory structures of NPC and SPPC by merging SPPC into NPC, effectively transferring all of SPPC’s assets and obligations to NPC, and renaming the surviving utility NVEOC;

•	Authority to transfer SPPC’s certificates of public convenience and necessity (CPCN) to NPC, and to modify the transferred CPCNs and NPC’s CPCN to reflect the name of the surviving utility, NVEOC; and

•	Authority to transfer all SPPC’s electric and gas utility assets, including electric generation assets, to NPC.

The PUCN may not authorize the One Company Merger unless it finds, among other things, that the proposed transaction is “in the public interest.”  The PUCN is not bound by any statutory deadlines with respect to this application. Hearings were expected to begin in February 2014, but the Utilities are seeking to delay the proceedings to the second half of 2014.

Financing Application

                Concurrent with the One Company Merger filing, NPC and SPPC filed a joint financing application with the PUCN.  The application requested the PUCN to restate and review the Utilities’ existing unused authority and to assign and consolidate the unused authority under NVEOC.  In addition, the application requests new authority of $705.0 million.  The consolidated authority would give NVEOC authority to issue new debt of $1.1 billion and authority to refinance or redeem debt of $1.5 billion. The application does not seek a change to NPC’s and SPPC’s existing revolving credit facility authority of $1.3 billion and $600 million, respectively.   The Utilities have requested that the financing application be consolidated with the One Company Merger filing.  However, as the One Company Merger will not be approved prior to the December 31, 2013 expiration of NPC’s current financing authority, NPC requested that its current authority be extended, as well as additional authority to refinance debt of $255 million.  In September 2013, the PUCN accepted a stipulation extending NPC’s existing financing authority until an order is issued in the One Company Merger filing.

Nevada Power Company

NPC 2013 DEAA, REPR, TRED, EEIR and EEPR Rate Filings

In March 2013, NPC filed an application for the PUCN to review fuel and purchased power transactions for the 12-month period ended December 31, 2012, and to reset the REPR, TRED, EEIR and EEPR rate elements.  In September 2013, the PUCN issued an order disallowing approximately $1.1 million (pre-tax) in deferred energy costs, which NPC expensed as a regulatory disallowance for the three and nine month periods ended September 30, 2013 and correspondingly adjusted the deferred energy balance as reflected in the table above. In addition, the PUCN indicated in their order that EEIR revenue should not contribute to the Utilities earning more than their authorized ROR. As NPC earned in excess of its authorized ROR in 2012, the PUCN disallowed approximately $10.8 million in pre-tax EEIR revenues (including carrying charges) which was expensed as a regulatory disallowance for the three and nine month periods ended September 30, 2013. Furthermore, as a result of this order and NPC’s estimated 2013 ROR calculated to be in excess of its authorized ROR, NPC has recorded a provision for refund of $11.2 million pre-tax against operating revenues, representing all EEIR revenues recorded during the nine months ended September 30, 2013. The September PUCN order includes the following changes in revenue requirement (dollars in millions):

	Effective Date	Authorized Revenue Requirement	Present Revenue Requirement	$ Change in Revenue Requirement
Revenue Requirement Subject To Change:
REPR (1)	Oct. 2013	$28.4	$38.7	$(10.3)
TRED (1)	Oct. 2013	15.7	15.9	(0.2)
EEPR Base (1)	Oct. 2013	45.9	32.6	13.3
EEPR Amortization (1)	Oct. 2013	(29.9)	9.0	(38.9)
EEIR Base (2)	Oct. 2013	15.1	10.6	4.5
EEIR Amortization (3)	Oct. 2013	(17.2)	10.7	(27.9)
Total Revenue Requirement		$58.0	$117.5	$(59.5)

(1)
Represents programs that require the Utilities to collect funds from customers for which the related costs are equal to the revenues collected. As a result, such programs have no effect on Operating or Net Income.

(2)
The authorized revenue requirement for EEIR Base may be subject to refund based on the PUCN order discussed above if NPC earns in excess of its authorized ROR. In future periods, NPC may record a provision against revenues to the extent its estimated ROR exceeds its authorized ROR.

(3)
Amounts related to the EEIR revenue disallowance, discussed above, are required to be refunded back to ratepayers through negative EEIR amortization; however, while these amounts will affect cash flow, they will not have a future impact on revenues, as the disallowance was recognized as of September 30, 2013.

Sierra Pacific Power Company

  SPPC Electric General Rate Case

In June 2013, SPPC filed its statutorily required GRC for its Nevada electric operations and updated the filing in August 2013.  In the updated filing, SPPC is requesting the following:

•	Decrease in general rates by $4.7 million, approximately a 0.7% decrease; and

•	ROE and ROR of 10.4% and 7.74%, respectively.

Hearings are scheduled for October 2013 and, if approved, the new rates would be effective January 1, 2014.

SPPC Gas General Rate Case

In June 2013, SPPC filed a GRC for its gas operations and updated the filing in August 2013.  In the updated filing, SPPC is requesting the following:

•	Increase in general rates by $6.0 million, approximately a 6.1% increase; and

•	ROE and ROR of 10.35% and 7.72%, respectively.

Hearings are scheduled for October 2013 and, if approved, the new rates would be effective January 1, 2014.

SPPC 2013 Electric DEAA, REPR, TRED, EEIR and EEPR Rate Filings

In March 2013, SPPC filed an application for the PUCN to review fuel and purchased power transactions for the 12-month period ended December 31, 2012, and to reset the REPR, TRED, EEPR and EEIR rate elements. In September 2013, the PUCN issued an order disallowing approximately $0.1 million (pre-tax) in deferred energy costs, which SPPC expensed as a regulatory disallowance for the three and nine month periods ended September 30, 2013 and correspondingly adjusted the deferred energy balance as reflected in the table above. In addition, with respect to the EEIR disallowance discussed above under NPC, the PUCN disallowed $5.5 million (pre-tax) of SPPC's 2012 EEIR revenues, (including carrying charges) as a result of earning in excess of its authorized ROR. As a result $5.5 million was expensed as a regulatory disallowance for the three and nine months ended September 30, 2013. Also, similar to NPC, SPPC’s estimated 2013 ROR is calculated to be in excess of its authorized ROR, as such, SPPC has recorded a provision for refund of $4.0 million pre-tax against operating revenues, representing all EEIR revenues recorded during the nine months ended September 30, 2013. The September PUCN order includes the following changes in revenue requirement (dollars in millions):

	Effective Date	Authorized Revenue Requirement	Present Revenue Requirement	$ Change in Revenue Requirement
Revenue Requirement Subject To Change:
REPR (1)	Oct. 2013	$42.3	$44.4	$(2.1)
TRED (1)	Oct. 2013	7.4	6.3	1.1
EEPR Base (1)	Oct. 2013	6.0	5.6	0.4
EEPR Amortization (1)	Oct. 2013	(2.1)	1.8	(3.9)
EEIR Base (2)	Oct. 2013	5.5	4.7	0.8
EEIR Amortization (3)	Oct. 2013	(3.7)	1.9	(5.6)
Total Revenue Requirement		$55.4	$64.7	$(9.3)

(1)
Represents programs that require the Utilities to collect funds from customers for which the related costs are equal to the revenues collected. As a result, such programs have no effect on Operating or Net Income.

(2)
The authorized revenue requirement for EEIR Base may be subject to refund based on the PUCN order discussed above if SPPC earns in excess of its authorized ROR. In future periods, SPPC may record a provision against revenues to the extent its estimated ROR exceeds its authorized ROR.

(3)
Amounts related to the EEIR revenue disallowance, discussed above, are required to be refunded back to ratepayers through negative EEIR amortization; however, while these amounts will affect cash flow, they will not have a future impact on revenues, as the disallowance was recognized as of September 30, 2013.

         SPPC 2013 Nevada Gas DEAA and REPR Rate Filings

In March 2013, SPPC filed an application for the PUCN to review the physical gas, transportation and financial gas transactions that were recorded during the 12-month period ended December 31, 2012 and to reset the REPR.  DEAA amounts subject to prudency review for cumulative balances as of December 31, 2012 are included in the deferred energy table above.  In September 2013, the PUCN issued an order resulting in an overall decrease in revenue requirement of $0.2 million.

FERC Matters

NPC

      NPC 2012 FERC Transmission Rate Case

In October 2012, NPC filed an application with the FERC to reset transmission and ancillary service rates that were last set in 2003.  In December 2012, FERC issued an order which suspended the proposed rate increases until June 1, 2013.  Furthermore, as requested in the filing, the FERC accepted two proposed rate decreases effective January 1, 2013.  All rates are currently subject to refund and final approval by the FERC.  However, at this time management is unable to determine the final revenue impact of the case.

SPPC

SPPC 2012 FERC Transmission Rate Case

In October 2012, SPPC filed an application with the FERC to reset transmission and ancillary service rates that were last set in 2007 and 2003, respectively.  In December 2012, FERC issued an order which suspended certain rate increases until June 1, 2013.  Furthermore, as requested in the filing, the FERC accepted two proposed rate decreases effective January 1, 2013. On June 17, 2013, SPPC filed an unopposed settlement agreement resolving all issues with the FERC, for approval for rates effective June 1, 2013.    FERC approved the settlement on August 29, 2013. The rate changes under the terms of the settlement agreement are expected to result in an overall annual revenue increase of $1.5 million.

   NVE, NPC and SPPC

     2013 FERC Transmission Rate Case

In May 2013, NPC and SPPC filed an application with the FERC to reset transmission and ancillary service rates effective on the later of January 1, 2014, or the ON Line in-service date.  The rate changes reflect the addition of the ON Line in the transmission revenue requirement.  Various intervenors filed protests and NPC and SPPC filed a response to those protests on July 16, 2013.  On August 5, 2013, FERC issued an order which suspended the rate changes until January 1, 2014 or the in-service date for ON Line, subject to refund. On August 12, 2013 the FERC designated a Settlement Judge and the matter is now in settlement proceedings.  At this time, management is unable to determine the final revenue impact of the case.

      FERC One Company Merger Request

In May 2013, NVE, NPC and SPPC filed an application with the FERC under Section 203 of the Federal Power Act for Approval of Internal Reorganization.  In their request, NPC and SPPC requested FERC authorization for an internal corporate reorganization under which SPPC will merge into NPC and the surviving entity will be renamed NVEOC.  On October 21, 2013, NVE, NPC and SPPC submitted an informational filing with FERC indicating that given the status of an application pending before the PUCN, the applicants did not object to FERC deferring its consideration of the application. The application remains pending before FERC for consideration.

      FERC MidAmerican Merger Request

On July 12, 2013, an application was filed with the FERC under Section 203 of the Federal Power Act, to approve the MidAmerican Merger.  The MidAmerican Merger is discussed in more detail in Note 2, Merger-Related Activities.   Under Section 203 of the Federal Power Act, the FERC may not authorize the MidAmerican Merger unless it finds, among other things, that the transaction is “consistent with the public interest”.  If the FERC does not grant or deny the application within 180 days after the application was filed, the application is deemed granted unless the FERC finds that further consideration, for a period not to exceed an additional 180 days, is required to determine whether the transaction meets the specified standards.  The application requests authorization of the proposed transaction by December 19, 2013; however, NVE is unable to determine the timing of a decision in the filing.

NOTE 5.    LONG-TERM DEBT
NVE’s, NPC’s and SPPC’s long-term debt consists of the following (dollars in thousands):

			September 30,				December 31,
			2013				2012
Long-Term Debt:	Stated Rate	Maturity Date	Consolidated	NVE Holding Co.	NPC	SPPC	Consolidated	NVE Holding Co.	NPC	SPPC
Secured Debt
General and Refunding Mortgage Securities
NPC Series L	5.875%	2015	$250,000	$—	$250,000	$—	$250,000	$—	$250,000	$—
NPC Series M	5.950%	2016	210,000	—	210,000	—	210,000	—	210,000	—
NPC Series N	6.650%	2036	370,000	—	370,000	—	370,000	—	370,000	—
NPC Series O	6.500%	2018	325,000	—	325,000	—	325,000	—	325,000	—
NPC Series R	6.750%	2037	350,000	—	350,000	—	350,000	—	350,000	—
NPC Series S	6.500%	2018	500,000	—	500,000	—	500,000	—	500,000	—
NPC Series U	7.375%	2014	125,000	—	125,000	—	125,000	—	125,000	—
NPC Series V	7.125%	2019	500,000	—	500,000	—	500,000	—	500,000	—
NPC Series X	5.375%	2040	250,000	—	250,000	—	250,000	—	250,000	—
NPC Series Y	5.450%	2041	250,000	—	250,000	—	250,000	—	250,000	—
SPPC Series M	6.000%	2016	450,000	—	—	450,000	450,000	—	—	450,000
SPPC Series P	6.750%	2037	251,742	—	—	251,742	251,742	—	—	251,742
SPPC Series Q	5.450%	2013	—	—	—	—	250,000	—	—	250,000
SPPC Series T	3.375%	2023	250,000	—	—	250,000	—	—	—	—

Variable Rate Debt (Secured by General and Refunding Mortgage Securities)
NPC IDRB Series 2000A		2020	—	—	—	—	98,100	—	98,100	—
NPC PCRB Series 2006		2036	37,700	—	37,700	—	37,700	—	37,700	—
NPC PCRB Series 2006A		2032	37,975	—	37,975	—	37,975	—	37,975	—
SPPC PCRB Series 2006A		2031	58,200	—	—	58,200	58,200	—	—	58,200
SPPC PCRB Series 2006B		2036	75,000	—	—	75,000	75,000	—	—	75,000
SPPC PCRB Series 2006C		2036	81,475	—	—	81,475	81,475	—	—	81,475

Senior Notes
NVE Senior Notes	6.250%	2020	315,000	315,000	—	—	315,000	315,000	—	—
NVE Term Loan	2.560%	2014	195,000	195,000	—	—	195,000	195,000	—	—

Obligations under capital leases			38,415	—	36,571	1,844	44,258	—	42,908	1,350
Unamortized bond premium and discount (net)			759	—	(9,080)	9,839	1,631	—	(9,827)	11,458
Current maturities			(129,457)	—	(129,186)	(271)	(356,283)	—	(106,048)	(250,235)
Total Long-Term Debt			$4,791,809	$510,000	$3,103,980	$1,177,829	$4,669,798	$510,000	$3,230,808	$928,990

Substantially all utility plant is subject to the liens of the NPC Indenture and the SPPC Indenture under which their respective General and Refunding Mortgage Securities are issued.

Financing Transactions

Nevada Power Company

 In July 2013, NPC issued a notice of redemption to the bondholders for its $100 million Clark County Industrial Development Refunding Revenue Bonds, Series 2000A.  In August 2013, NPC redeemed the aggregate principal amount outstanding of $98.1 million at 100% of the principal amount plus accrued interest with the use of cash on hand.

Sierra Pacific Power Company

In August 2013, SPPC issued and sold $250 million of its 3.375% General and Refunding Notes, Series T due 2023. The approximately $247.9 million in net proceeds was used, together with cash on hand, to pay at maturity the $250 million principal amount of its 5.45% General and Refunding Notes, Series Q, which matured in September 2013.

NOTE 6.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The September 30, 2013 carrying amount of cash and cash equivalents, current assets, accounts receivable, accounts payable and current liabilities approximate fair value due to the short-term nature of these instruments. As reported in Note 4, Investments in Subsidiaries & Other Property, of the Notes to Financial Statements in the 2012 Form 10-K, investments held in Rabbi Trust continues to be considered Level 1 in the fair value hierarchy.

The total fair value of NVE’s consolidated long-term debt at September 30, 2013, is estimated to be $5.6 billion based on quoted market prices for the same or similar issues or on the current rates offered to NVE for debt of the same remaining maturities. The total fair value was estimated to be $5.9 billion as of December 31, 2012.

The total fair value of NPC’s consolidated long-term debt at September 30, 2013, is estimated to be $3.7 billion based on quoted market prices for the same or similar issues or on the current rates offered to NPC for debt of the same remaining maturities. The total fair value was estimated to be $4.1 billion at December 31, 2012.

The total fair value of SPPC’s consolidated long-term debt at September 30, 2013, is estimated to be $1.3 billion based on quoted market prices for the same or similar issues or on the current rates offered to SPPC for debt of the same remaining maturities. The total fair value was estimated to be $1.3 billion as of December 31, 2012.

NOTE 7.    RETIREMENT PLAN AND POST-RETIREMENT BENEFITS

NVE has a single employer defined benefit pension plan covering substantially all employees of NVE and the Utilities. NVE allocates the unfunded liability and the net periodic benefit costs for its pension benefit and other post-retirement benefit plans to NPC and SPPC based upon the current, or in the case of the retirees, previous, employment location. Certain grandfathered and union employees are covered under a benefit formula based on years of service and the employee's highest compensation for a period prior to retirement, while most employees are covered under a cash balance formula with vesting after three years of service. NVE also has other post-retirement plans, including a defined contribution plan which provides medical and life insurance benefits for certain retired employees. A summary of the components of net periodic pension and other post-retirement costs for the three and nine months ended September 30 follows. This summary is based on a December 31, measurement date (dollars in thousands):

NVE
	Pension Benefits		Other Post-Retirement Benefits
	For the Three Months Ended September 30		For the Three Months Ended September 30
	2013	2012	2013	2012
Service cost	$5,132	$4,406	$660	$595
Interest cost	9,303	10,228	1,677	1,905
Expected return on plan assets	(12,708)	(12,447)	(1,687)	(1,563)
Amortization of prior service cost	(720)	(724)	(952)	(987)
Amortization of net loss	4,797	3,473	890	731
Net periodic benefit cost	$5,804	$4,936	$588	$681

	Pension Benefits		Other Post-Retirement Benefits
	For the Nine Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Service cost	$15,396	$13,220	$1,980	$1,787
Interest cost	27,911	30,684	5,030	5,715
Expected return on plan assets	(38,124)	(37,341)	(5,060)	(4,690)
Amortization of prior service cost	(2,162)	(2,173)	(2,857)	(2,961)
Amortization of net loss	14,391	10,418	2,671	2,193
Net periodic benefit cost	$17,412	$14,808	$1,764	$2,044

The average percentage of NVE net periodic costs capitalized during 2013 and 2012 was 34.5% and 35.0% respectively.

NPC
	Pension Benefits		Other Post-Retirement Benefits
	For the Three Months Ended September 30		For the Three Months Ended September 30
	2013	2012	2013	2012
Service cost	$2,761	$2,358	$389	$350
Interest cost	4,453	4,881	556	602
Expected return on plan assets	(6,270)	(6,237)	(631)	(592)
Amortization of prior service cost	(453)	(456)	(23)	229
Amortization of net loss	2,117	1,363	289	221
Net periodic benefit cost	$2,608	$1,909	$580	$810

	Pension Benefits		Other Post-Retirement Benefits
	For the Nine Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Service cost	$8,283	$7,072	$1,167	$1,050
Interest cost	13,358	14,643	1,667	1,807
Expected return on plan assets	(18,810)	(18,711)	(1,892)	(1,775)
Amortization of prior service cost	(1,358)	(1,367)	(69)	687
Amortization of net loss	6,351	4,089	867	662
Net periodic benefit cost	$7,824	$5,726	$1,740	$2,431

The average percentage of NPC net periodic costs capitalized during 2013 and 2012 was 35.9% and 36.9% respectively.

SPPC
	Pension Benefits		Other Post-Retirement Benefits
	For the Three Months Ended September 30		For the Three Months Ended September 30
	2013	2012	2013	2012
Service cost	$1,926	$1,695	$251	$227
Interest cost	4,558	5,043	1,104	1,283
Expected return on plan assets	(6,162)	(5,937)	(1,022)	(941)
Amortization of prior service cost	(277)	(277)	(933)	(1,220)
Amortization of net loss	2,501	2,026	592	504
Net periodic benefit cost	$2,546	$2,550	$(8)	$(147)

	Pension Benefits		Other Post-Retirement Benefits
	For the Nine Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Service cost	$5,778	$5,086	$752	$682
Interest cost	13,676	15,130	3,310	3,848
Expected return on plan assets	(18,486)	(17,813)	(3,065)	(2,823)
Amortization of prior service cost	(831)	(831)	(2,798)	(3,658)
Amortization of net loss	7,502	6,078	1,777	1,511
Net periodic benefit cost	$7,639	$7,650	$(24)	$(440)

The average percentage of SPPC net periodic costs capitalized during 2013 and 2012 and was 35.6% and 35.1%, respectively.

As discussed in Note 10, Retirement Plan and Post-Retirement Benefits, of the Notes to Financial Statements in the 2012 Form 10-K, NVE offered a voluntary lump sum pension pay out to former employees not currently of retirement age but eligible for future benefits and certain retiree participants already receiving benefits under NVE’s pension plan in an effort to reduce NVE’s future pension obligation. During the nine months ended September 30, 2013, NVE paid $21.5 million in lump sum pension pay outs from the pension assets. The company does not expect any further material amounts to be paid in 2013.

During the nine months ended September 30, 2013 and 2012, the company made contributions to the pension plan in the amount of $20.0 million and $15.0 million, respectively and $5.0 million and $7.1 million, respectively in contributions to the other post-retirement benefits plan. At the present time, it is not anticipated that additional funding will be required for either plan in 2013 in order to meet the minimum funding level requirements defined by the Pension Protection Act of 2006. However, NVE and the Utilities have included in their 2013 assumptions funding levels similar to the 2012 funding. The amounts to be contributed in 2013 may change subject to market conditions.

NOTE 8.             COMMITMENTS AND CONTINGENCIES

Environmental

   NPC

NEICO

NEICO, a wholly-owned subsidiary of NPC, owns property in Wellington, Utah, which was the site of a coal washing and load-out facility.  The site has a reclamation estimate supported by a bond of approximately $4 million with the Utah Division of Oil and Gas Mining, which management believes is sufficient to cover reclamation costs.  The site is under contract for sale to a third party and the sale is expected to close in the fourth quarter of 2013.   The sale will not be material to NPC.

Reid Gardner Generating Station

On October 4, 2011, NPC received a request for information from the EPA-Region 9 under Section 114 of the Federal Clean Air Act requesting current and historical operations and capital project information for NPC’s Reid Gardner Generating Station located near Moapa, Nevada.  NPC operates the facility and owns Units 1-4, with the interest of CDWR in Unit 4 having been terminated in October 2013.  The EPA’s Section 114 information request does not allege any incidents of non-compliance at the plant.  NPC completed its responses to EPA during the first quarter of 2012 and will continue to monitor developments relating to this Section 114 request.  At this time, NPC cannot predict the impact, if any, associated with this information request.

   SPPC

Valmy Generating Station

On June 22, 2009, SPPC received a request for information from the EPA-Region 9 under Section 114 of the Federal Clean Air Act requesting current and historical operations and capital project information for SPPC’s Valmy Generating Station located in Valmy, Nevada.  SPPC co-owns and operates this coal-fired plant.  Idaho Power Company owns the remaining 50%.  The EPA’s Section 114 information request does not allege any incidents of non-compliance at the plant, and there have been no other new enforcement-related proceedings that have been initiated by the EPA relating to the plant.  SPPC completed its response to the EPA in December 2009 and will continue to monitor developments relating to this Section 114 request.  At this time, SPPC cannot predict the impact, if any, associated with this information request.

    NPC and SPPC

      NVision and SB 123

NVision is a comprehensive plan of NVE for the reduction of emissions from coal-fired generation plants through the accelerated retirement of certain coal-fired plants, the replacement of the generation capacity of such plants with increased capacity from renewable energy facilities and other electric generating plants.  NVision includes the following significant details:

•	Accelerating the plan to retire 800 MWs of coal plants, starting as soon as December 31, 2014;

•	Replacement of such coal plants with the procurement of 300 MWs from renewable facilities;

•	Construction or acquisition and ownership of 50 MWs of electric generating capacity from renewable facilities;

•	Construction or acquisition and ownership of 550 MWs of electric generating capacity from other electric generating plants; and

•	Assuring regulatory procedures that protect reliability and supply and address financial impacts on customer and utility.

In June 2013, the Nevada State Legislature passed SB 123, which was supported by NVE as part of its NVision initiative and includes the requirements as outlined in the bullets above.  The Utilities, along with other interested parties, are currently working with the PUCN to finalize the rulemaking associated with this bill and expect to file an emissions reduction plan in 2014 to specifically address the plan details as outlined above.

      Greenhouse Gas/Carbon Regulations

In conjunction with the release of President Obama’s Climate Action Plan on June 25, 2013, the President issued a memorandum directing the EPA to take several actions on carbon emissions standards for power plants.  As discussed above, NVision and the passage of SB 123, will yield substantial reductions in carbon as NVE and the Utilities retire their existing coal-fired generating facilities on an accelerated schedule. While the Utilities currently cannot predict the financial impact or final mandates by President Obama’s Climate Action Plan or the EPA’s final rules, NVE and the Utilities remain committed to taking progressive steps over time to limit the carbon emissions from its generation fleet by retiring older fossil units and replacing them with new, lower emissions and/or zero emission sources.

Regional Haze Rules

In 2005, the EPA finalized amendments to its Regional Haze Rules that require the installation and operation of emission controls, known as best available retrofit technology (BART), for industrial facilities emitting air pollutants that reduce visibility in certain national parks and wilderness areas throughout the U.S. Certain NVE generating facilities are subject to BART requirements. Pursuant to the EPA’s Regional Haze Rules, individual states were required to identify the facilities located in their states that will have to reduce sulfur dioxide (SO2), nitrogen oxide (NOx) and particulate matter emissions under BART and then set emissions limits for those facilities.

In June 2011, the EPA published in the Federal Register its proposal to approve Nevada's State Implementation Plan (SIP) implementing the Regional Haze Rules for affected units in the State of Nevada, which includes units at our Reid Gardner, Tracy and Ft. Churchill Generating Stations.  In March 2012, the EPA approved Nevada’s SIP as it pertains to all affected units and emissions, except for NOx controls at Units 1-3 at the Reid Gardner Generating Station.  The specified compliance date for this action, which includes the affected Tracy and Ft. Churchill Generating Station units, is January 1, 2015.  In that same March 2012 Federal Register notice, the EPA stated that it intended to make a BART determination on those Reid Gardner Generating Station units at a later date.  In August 2012, the EPA published its final determination for NOx BART controls for the Reid Gardner Generating Station Units 1-3, approving and rejecting certain components of Nevada’s SIP.  For the limited portions of Nevada’s SIP that EPA rejected, it put in place a Federal Implementation Plan (FIP) that will remain enforceable until such time as Nevada submits a revised SIP to address the concerns the EPA noted in its August 2012 Federal Register notice.  Within the August 2012 notice, the EPA approved Nevada’s determination in its SIP that the installation of selective non-catalytic reduction technology (SNCR) represented BART for purposes of compliance with the Regional Haze Rule, with a specified compliance date of January 1, 2015. On October 19, 2012, NPC submitted to EPA a Petition for Reconsideration of the August 2012 final rule requesting EPA to reconsider the compliance deadline for the Reid Gardner Generating Station retrofits so that it be set no earlier than June 30, 2016, which would match the modified compliance data put forward by the State of Nevada.  On March 26, 2013, the EPA granted reconsideration of the compliance date for the BART retrofits for Units 1, 2 and 3 at Reid Gardner Generating Station, proposing to extend the compliance date by 18 months, from January 1, 2015 to June 30, 2016. The EPA held a public hearing on April 29, 2013, to accept written and oral comments on this proposed action and t he comment period for this action closed on May 30, 2013. In August 2013, the EPA announced it was taking final action to extend the date by which Units 1, 2, and 3 at Reid Gardner Generating Station must meet the BART limits to reduce emissions of nitrogen oxides. The final date is now affirmed as June 30, 2016.

NVE continues to work toward finalizing the retrofit designs for the affected BART units.  NVE has received approval from the PUCN to retire Tracy Generating Station Units 1 and 2, and install retrofit controls on Tracy Generating Station Unit 3 and Ft. Churchill Generating Station Units 1 and 2.  As previously disclosed, NVE and the Utilities intend to file with the PUCN their emissions reduction plan in 2014 detailing how they will address the phased retirement of coal fired assets as required under SB 123.  While the BART requirements specify the installation of SNCR’s on Reid Gardner Generating Station Units 1, 2 and 3, the passage of SB 123 could result in the early retirement of those units prior to the required BART installation deadline, pending the final approval of the PUCN.  Therefore, in 2014, NVE and the Utilities will file an emissions reduction plan. NVE and the Utilities would need to obtain either the PUCN approval to retire those units as soon as the end of 2014 or seek approval for the BART retrofit installation with an alternate retirement date.  Compliance with the Regional Haze Rules are estimated to cost approximately $77.1 million, including Reid Gardner Generating Station Units 1, 2 and 3, but excluding AFUDC, over the next several years; however, these costs are preliminary and subject to change based on final engineering analysis and retirement of generating station units.  NVE expects that costs incurred to comply with the Regional Haze Rules would be capitalized and recovered through the Utilities’ regulatory proceedings similar to other environmental compliance requirements.

Environmental groups have challenged both of the EPA’s final determinations with respect to Nevada’s regional haze SIP submittal.  In May 2012, WildEarth Guardians petitioned the Ninth Circuit to review the EPA’s March 2012 approval of Nevada’s SIP for all affected units and emissions except NOx controls at the Reid Gardner Generating Station, alleging that the EPA’s approval did not conform to the requirements set forth in the Regional Haze Rule.  NVE has intervened in that lawsuit.  In October 2012, Earthjustice, on behalf of the Moapa Band of Paiute Indians, Sierra Club and the National Parks Conservation Association, petitioned the Ninth Circuit to review the EPA’s August 2012 final determinations pertaining to NOx controls at the Reid Gardner Generating Station.  NVE has intervened in this lawsuit.  At this time management is unable to determine the likelihood of success by petitioners in these litigation matters.  An adverse decision in either lawsuit could impact our compliance strategy for the Tracy, Ft. Churchill and Reid Gardner Generating Stations, and could result in the requirement to install more stringent emissions controls, or the retirement of certain units earlier than currently planned.

The Navajo Generating Station is also an affected unit under EPA’s Regional Haze Rules. On January 17, 2013, the EPA announced a proposed FIP addressing BART and an “Alternative to BART” for the Navajo Generating Station that includes a flexible timeline for reducing NOx emissions. NVE, along with the other owners of the facility, have been reviewing the EPA proposal to determine its impact on the viability of the plant’s future operations. The land lease for the Navajo Generating Station is up for renewal in 2019.  Renewal of this lease will require completion of an Environmental Impact Statement as well as a renewal of the fuels supply agreement, among other considerations.  It is believed that the EPA BART proposal will require an investment of up to $1.1 billion in additional emission controls at the plant of which NPC’s ownership share is 11.3%.
The original comment period on the EPA BART proposal expired on May 6, 2013, but Navajo Generating Station operator Salt River requested and was granted several extensions, citing the complexity of the plan and the need to consult with multiple tribes and the other plant co-owners.
On September 25, 2013, the EPA issued a supplemental proposal which included a BART alternative called the Technical Work Group (“TWG”) Alternative. The TWG Alternative is based upon the proposal submitted to the EPA in July 2013 by a group of Navajo Generating Station stakeholders called the TWG. At this time, the EPA is concurrently accepting comments on the BART determination and the EPA Alternative which were proposed in February 2013, as well the TWG Alternative proposed in the supplemental proposal. Comments are now due by January 6, 2014.

Given the uncertainties that remain regarding the various lease and agreement renewal terms, the timeline for BART installation, and the fact that the EPA’s overall proposal will be subject to significant input from a variety of affected parties before it is finalized, NVE cannot predict at this time the ultimate financial impact to the Navajo Generating Station operations or what other alternative actions the ownership may decide to take. As a result of the passage of NVision and these uncertainties, NPC expects to file in 2014 an emissions reduction plan to specifically address its ownership participation in the Navajo Generating Station.

Mercury and Air Toxics Standards (MATS)

In December 2011, the EPA signed for publication in the Federal Register a final rule regulating hazardous air pollutant (HAP) emissions from coal- and oil-fired electric utility steam generating units.  The rule, referred to as the MATS rule, requires coal- and oil-fired electric utility steam generating units to meet HAP emission standards reflecting the application of the Maximum Achievable Control Technology (MACT). The final MATS rule (previously referred to as the Utility MACT Rule) was published in the Federal Register on February 16, 2012. The final rule establishes emission limits for hazardous air pollutants from new and existing coal-fired and oil-fired steam electric generating units. The rule requires sources to comply with the emission limits by April 16, 2015, with a potential one year compliance extension available for sources that are unable to complete the installation of emission controls before the compliance deadline. Numerous petitions for review of the final MATS rule have been filed with the United States Court of Appeals for the District of Columbia.  The Court has established a schedule for the litigation; however, the Utilities cannot predict the outcome at this time.

The final rule does not specifically list control technologies that are required to achieve the MATS emission standards.  Coal- and oil-fired electric generating units are required to meet the applicable HAP emission limits using whatever control technology, or combination of technologies, they deem appropriate for their specific situation. In general, control technology requirements will be a function of the fuel being fired and the performance of existing air pollution control systems. Based on a review of emissions data available from NVE’s generating units, as well as emissions data available from EPA for similar sources, the Utilities anticipate that SO2 and/or acid gas reduction will be required at SPPC’s Valmy Generating Station, Unit 1 to achieve compliance with the MATS standards.  At the present time, SPPC believes a dry sorbent injection system will be selected as the final control option for Unit 1, at an estimated capital cost for SPPC’s 50% ownership interest of approximately $6.4 million, excluding AFUDC.  Note that the actual cost will be dependent upon final engineering design.

The three units at the Navajo Generating Station are also subject to MATS. The plant operator intends to file a one year extension request associated with the compliance date in order to allow for additional testing of various mercury control strategies.  Due to the uncertainty of what control equipment will be ultimately required to control mercury from the Navajo Generating Station units, a cost estimate is unable to be determined at this time.

Currently, all four of the units at the Reid Gardner Generating Station, as well as Unit 2 at the Valmy Generating Station are compliant with the MATS emission standards, based on the current fuel blend.  However, NVE and the Utilities will continue to monitor the chemical coal composition utilized in these units to ensure continued compliance.

   Other Environmental Matters

NVE and the Utilities are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.  In addition, NVE and the Utilities may also be subject to future state or federal regulations.  Due to the age and/or historical usage of past and present operating properties, the Utilities may be responsible for various levels of environmental remediation at contaminated sites.  This can include properties that are part of ongoing Utility operations, sites formerly owned or used by NVE or the Utilities, and/or sites owned by third parties.  The responsibility to remediate typically involves management of contaminated soils and may involve groundwater remediation.  Managed in conjunction with relevant federal, state and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility, which may be accelerated by any decision to retire a generating station or other facility.  If remediation activities involve statutory joint and several liability provisions, strict liability or cost recovery of contribution actions, NVE, the Utilities or their respective affiliates could potentially be held responsible for contamination caused by other parties.  In some instances, NVE or the Utilities may share liability associated with contamination with other parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs.  These types of sites/situations are generally managed in the normal course of business operations.

In 2008, NPC signed an Administrative Order of Consent (AOC) as owner and operator of Reid Gardner Generating Station Units 1, 2 and 3 and as co-owner and operating agent of Unit 4.  In October 2013, NPC purchased Unit 4 from CDWR. Based on the AOC, in 2008, NPC recorded estimated ARO and capital remediation costs.  However, actual costs of work under the AOC may vary significantly once the scope of work is defined and additional site characterization has been completed.

NVE and the Utilities seek to continually comply with environmental regulations; however, given the uncertainties involved in the federal, state and local regulatory environment, future costs to comply may be material.

Litigation Contingencies

NVE

      Litigation Related to the MidAmerican Merger

Following the announcement of the proposed acquisition of NVE by MEHC through its subsidiary Silver Merger Sub, Inc. on May 29, 2013, several complaints were filed by alleged NVE shareholders in the Eighth Judicial District Court in Clark County, Nevada, challenging the MidAmerican Merger.

On June 6, 2013, a complaint was filed on behalf of a putative class of NVE public shareholders, naming NVE, its BOD, and Silver Merger Sub, Inc., as defendants. This complaint was amended on July 16, 2013.  The amended complaint generally alleges that the individual defendants breached their fiduciary duties in connection with the proposed MidAmerican Merger, including by approving the transaction on allegedly unfair terms, at an allegedly unfair price and pursuant to an allegedly inadequate process; allegedly acting with conflicts and in their own personal interests rather than those of shareholders; and making inadequate disclosures in connection with requested shareholder approval of the proposed MidAmerican Merger.  The amended complaint also alleges that Silver Merger Sub. Inc., NVE and MEHC aided and abetted the individual defendants in breaching their fiduciary duties.

Four additional complaints were filed in the Eighth Judicial District Court in Clark County, Nevada on June 7, 2013, June 10, 2013, July 12, 2013 and August 16, 2013.  These complaints contain claims and allegations similar to the amended July 16, 2013 complaint and seek similar relief on behalf of the same putative class. One complaint was voluntarily dismissed. The remaining cases were consolidated in Department XI of the Eighth Judicial District Court in Clark County, Nevada.

An agreement-in-principle has been reached between the parties to these lawsuits, which was memorialized in a memorandum of understanding executed on September 4, 2013.  The memorandum of understanding called for NVE to supplement the proxy statement for the special meeting of stockholders related to the MidAmerican Merger, and the supplemental information was in fact provided via NVE’s Form 8-K dated September 9, 2013. The parties currently are preparing a final stipulation of settlement which will be submitted to the court for approval. It is not known at this time when the court will set hearings and/or issue a final order, but NVE does not expect the outcome of this litigation or settlement to delay the closing of the MidAmerican Merger or otherwise have a material impact on NVE.

   NPC

Peabody Western Coal Company - Royalty Claim

NPC owns an 11% interest in the Navajo Generating Station, which is located in northern Arizona and operated by Salt River. Other participants in the Navajo Generating Station are Arizona Public Service Company, Los Angeles Department of Water and Power and Tucson Electric Power Company (together with Salt River and NPC, the “Navajo Joint Owners”). NPC also owns a 14% interest in the Mohave Generating Station which is located in Laughlin, Nevada and was operated by Southern California Edison (SCE) prior to the time it became non-operational on December 31, 2005.

In June 1999, the Navajo Nation filed suit against Salt River, several Peabody Coal Company entities (collectively referred to as “Peabody”) and SCE in the U.S. District Court for the District of Columbia (the “DC Lawsuit”).  NPC was not a party to the DC Lawsuit although, as noted above, it is a participant in both the Navajo Generating Station and the Mohave Generating Station. The DC Lawsuit asserted claims relating to the renegotiation of coal royalty and lease agreements and alleged, among other things, that the defendants obtained a favorable coal royalty rate for leases under which Peabody mined coal for both the Navajo Generating Station and Mohave Generating Station by improperly influencing the outcome of a federal administrative process.  The DC Lawsuit sought $600 million in damages and punitive damages of not less than $1.0 billion.

In 2004, Peabody brought suit against the Navajo Joint Owners in state court in St. Louis, Missouri, seeking a declaration that the Navajo Joint Owners are obligated to reimburse Peabody for any royalty, tax or other obligations arising out of the DC Lawsuit.  In July 2008, the court dismissed all counts against NPC, two without prejudice to their possible re-filing.

In August 2011, all claims in the DC Lawsuit were dismissed pursuant to a settlement agreement among the Navajo Nation, Peabody, Salt River and SCE.  At the request of Salt River, NPC contributed an immaterial amount toward the settlement of the DC Lawsuit based on its 11% ownership stake in the Navajo Generating Station.

SCE also has asked that the Mohave Joint Owners, including NPC, contribute toward the settlement based upon their ownership stakes in the Mohave Generating Station.  In October 2013, NPC settled with SCE on this matter.  The terms of the settlement are not material to NPC.

November 2005 Land Investors

In 2006, November 2005 Land Investors, LLC (“NLI”) purchased from the U.S. through the Bureau of Land Management (“BLM”) 2,675 acres of land located in North Las Vegas, Nevada. A small portion of the land was and is traversed by a 500kV transmission line owned by NPC and sited pursuant to a pre-existing right-of-way grant (“Grant”) from the BLM. Subsequent to NLI’s purchase, a dispute arose as to whether NPC owed rent and, if it did, the amount owed to NLI under the Grant. NLI eventually “terminated” the Grant and brought claims against NPC for breach of contract, inverse condemnation and trespass. NPC counterclaimed for express condemnation of a perpetual easement over the right-of-way corridor. The matter proceeded to trial in the Eighth Judicial District Court, Clark County, Nevada. In September 2013, the court awarded NLI approximately $1.0 million for unpaid rent and $5.1 million for inverse condemnation, plus interest and attorneys’ fees. The court also found NPC was entitled to judgment in its favor on its counterclaim for condemnation of the right-of-way corridor.

NPC has appealed to the Nevada Supreme Court, which has yet to establish a schedule for the appeal. Management cannot assess or predict the outcome of the case at this time, but it is not expected to be material to NPC.

SPPC

Farad Dam

In June 2001, SPPC sold four hydro generating units (10.3 MW total capacity) located in Nevada and California to TMWA for $8.0 million.  One of the units, the Farad Hydro (2.8 MW), has been out of service since the summer of 1996 due to a collapsed flume.  Under the terms of the contract with TMWA, SPPC is not entitled to receive the proceeds of sale relating to Farad unless and until it has reconstructed the Farad facility in a manner reasonably  acceptable to TMWA or, alternatively, SPPC assigns its casualty loss claim to TMWA and TMWA is reasonably satisfied regarding its rights with respect to such claim.  The current estimate to rebuild the diversion dam, if management decides to rebuild, is approximately $20 million.

SPPC filed a claim with the Farad Dam’s insurers, Hartford Steam Boiler Inspection and Insurance Company and Zurich-American Insurance Company, and in 2003 initiated federal court litigation against the insurers.  The insurers contested the extent and amount of insurance coverage.  Coverage was established through this litigation, but until July 2012 the matter remained in litigation to determine the amount of coverage.

In July 2012, the Ninth Circuit entered its order reversing the valuation holding of the U.S. District Court and setting the value of Farad Dam at $19.8 million (as was argued by SPPC), with some deduction for depreciation to be determined on remand. The court also affirmed SPPC’s right to recover $4.0 million dollars in permitting and design costs, but held that if SPPC accepts the money, rather than rebuild, the $4.0 million is part of the $19.8 million replacement cost.  In addition, the court held that SPPC is entitled to recover full replacement cost in the event of a rebuild, and that the District Court is free, on remand, to extend the three years time to rebuild to start at the conclusion of all litigation.

The District Court has now set the briefing schedule for the issues remanded by the Ninth Circuit. Management cannot assess or predict the outcome or the impact of the District Court decisions at this time, but they are not expected to be material to SPPC.

Other Legal Matters

NVE and its subsidiaries, through the course of their normal business operations, are currently involved in a number of other legal actions, none of which, in the opinion of management, is expected to have a significant impact on their financial positions, results of operations or cash flows.

Other Commitments

NPC and SPPC

ON Line TUA

During the second quarter of 2011, NVE began to construct Phase 1 of ON Line, which is a joint project between the Utilities and GBT-South. Construction of Phase 1 consists of the initial 500 kV interconnection between the Robinson Summit substation on the SPPC system and the Harry Allen substation on the NPC system. ON Line has an expected in-service date of no later than December 31, 2013. The Utilities will own a 25% interest in Phase 1 and have entered into a TUA with GBT-South for its 75% interest in Phase 1. Under the terms of the TUA, NVE’s future lease payments are adjusted for final capital costs, for which the Utilities expect to get regulatory recovery. For accounting purposes, NVE is treated as the owner of the construction project in accordance with Lease Accounting, The Effect of Lessee Involvement in Asset Construction of the FASC. As a result, as of September 30, 2013, capitalized construction costs associated with GBT’s 75% interest of $370.8 million and $19.4 million were included in CWIP with a corresponding credit to other deferred liabilities at NPC and SPPC, respectively.

NOTE 9.     EARNINGS PER SHARE (NVE)

The difference, if any, between basic EPS and diluted EPS is due to potentially dilutive common shares resulting from stock options, the employee stock purchase plan, performance and restricted stock plans, and the non-employee director stock plan.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Basic EPS
Numerator ($000)
Net Income	$187,234	$223,170	$271,942	$304,782

Denominator
Weighted average number of common shares outstanding	235,578,310	235,961,402	235,421,933	235,986,874

Per Share Amounts
Net Income per share - basic	$0.79	$0.95	$1.16	$1.29

Diluted EPS
Numerator ($000)
Net Income	$187,234	$223,170	$271,942	$304,782

Denominator(1)
Weighted average number of shares outstanding before dilution	235,578,310	235,961,402	235,421,933	235,986,874
Stock options	61,927	39,256	46,537	37,592
Non-Employee Director stock plan	190,705	166,829	185,337	160,257
Employee stock purchase plan	4,149	6,742	5,831	6,785
Restricted Shares	412,000	584,750	487,667	533,750
Performance Shares	1,358,423	1,362,753	1,191,734	1,125,272
Diluted Weighted Average Number of Shares	237,605,514	238,121,732	237,339,039	237,850,530

Per Share Amounts
Net income per share - diluted	$0.79	$0.94	$1.15	$1.28

(1)
The denominator does not include stock equivalents for options issued under the non-qualified stock option plan due to conversion prices being higher than market prices for the periods ending September 30, 2012.  If the conditions for conversion were met under this plan, 327,503 and 329,382 shares, would be included for the three and nine months ended September 30, 2012, respectively.

NOTE 10.  COMMON STOCK AND OTHER PAID-IN CAPITAL

Dividends

The following dividend declarations were made by the BOD of NVE:

Declaration Date	Amount	Payable Date	Shareholders of Record Date
February 7, 2013	$0.19	March 20, 2013	March 5, 2013
May 8, 2013	$0.19	June 19, 2013	June 4, 2013
August 1, 2013	$0.19	September 18, 2013	September 3, 2013
November 6, 2013	$0.19	December 18, 2013	December 3, 2013

On November 6, 2013, NPC and SPPC declared dividends payable to NVE of $73.0 million and $37.0 million, respectively. For the nine months ended September 30, 2013, NPC and SPPC paid dividends to NVE of $105.0 million and $40.0 million, respectively.

Treasury Stock

NVE periodically repurchases common stock on the open market for the purpose of meeting the requirements of its stock compensation plans; such purchases were not made pursuant to a publicly announced stock repurchase plan or program.  All shares repurchased are held as treasury stock and may be reissued upon exercise or settlement of the stock compensation award.  Treasury stock is accounted for using the cost method. During the nine months ended September 30, 2013, NVE repurchased 325,178 shares of common stock for approximately $6.3 million.  During the nine months ended September 30, 2013, NVE re-issued 827,097 treasury shares to satisfy employee benefit plans.  In May 2013, NVE ceased the repurchase of common stock as a result of the proposed MidAmerican Merger.